  As filed with the Securities and Exchange Commission on November 7, 1996
                                                       Registration No. 333-8625
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                        Pre-Effective Amendment No. 2 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------
                              CENTURY BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

            North Carolina                               6036                                 56-1981518
     (State or other jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
   of incorporation or organization)         Classification Code Number)                Identification Number)

                                22 Winston Street
                               Post Office Box 989
                     Thomasville, North Carolina 27361-0989
                                 (910) 475-4663
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                             ----------------------
                         JAMES G. HUDSON, JR., President
                              Century Bancorp, Inc.
                                22 Winston Street
                               Post Office Box 989
                     Thomasville, North Carolina 27361-0989
                                 (910) 475-4663
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
                              EDWARD C. WINSLOW III
                              RANDALL A. UNDERWOOD
              Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                             2000 Renaissance Plaza
                             Post Office Box 26000
                        Greensboro, North Carolina 27420

                              --------------------
     Approximate date of commencement of the proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

                                               -----------------------
                                           CALCULATION OF REGISTRATION FEE
=========================================================================================================================
        Title of Each Class                               Proposed Maximum         Proposed Maximum         Amount of
        of Securities to be             Amount to          Offering Price              Aggregate           Registration
            Registered                be Registered           Per Share             Offering Price             Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.........     407,330(1)             $50.00                 $20,366,500           $7,022.93
=========================================================================================================================

(1) The estimated maximum number of shares to be registered is based upon the maximum of the valuation range of Home Savings, SSB and the Registrant, as established by an independent appraisal, divided by the proposed offering price per share.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.
================================================================================

                              CENTURY BANCORP, INC.
                              CROSS-REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K

      Item                                                                       Caption or Location
     Number                                                                         in Prospectus
     ------                                                                      -------------------
        1          Forepart of the Registration Statement and            Front Cover Page
                   Outside Front Cover Page of Prospectus

        2          Inside Front and Outside Back Cover Pages of          Inside Front Cover Page; Table of Contents;
                   Prospectus                                            Outside Back Cover Page


        3          Summary Information, Risk Factors and Ratio of        Summary; Selected Financial and Other
                   Earnings to Fixed Charges                             Data of Home Savings; Risk Factors


        4          Use of Proceeds                                       Summary; Use of Proceeds

        5          Determination of Offering Price                       Summary; The Conversion

        6          Dilution                                              Not Applicable

        7          Selling Security Holders                              Not Applicable

        8          Plan of Distribution                                  Summary; Use of Proceeds; The Conversion

        9          Description of Securities to be Registered            Dividend Policy; Description of Capital
                                                                         Stock; Anti-Takeover Provisions Affecting
                                                                         The Holding Company and Home Savings

       10          Interests of Named Experts and Counsel                Not Applicable

       11          Information with Respect to the Registrant            Summary; Selected Financial and Other
                                                                         Data of Home Savings; Century Bancorp,
                                                                         Inc.; Home Savings, SSB; Dividend Policy;
                                                                         Market for Common Stock; Management's
                                                                         Discussion and Analysis of Financial
                                                                         Condition and Results of Operation;
                                                                         Business of the Holding Company; Business
                                                                         of Home Savings; Management of the
                                                                         Holding Company; Management of Home
                                                                         Savings; Financial Statements
       12          Disclosure of Commission Position on
                   Indemnification for Securities Act Liabilities        Not Applicable

PROSPECTUS

                              CENTURY BANCORP, INC.
                (Proposed Holding Company for Home Savings, SSB)

                      Up to 407,330 Shares of Common Stock

         Century Bancorp, Inc., a North Carolina corporation (the "Holding Company"), is offering up to 407,330 shares of its common stock, no par value (the "Common Stock"), in connection with the conversion of Home Savings, SSB ("Home Savings") from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"). The purchase price for the Common Stock is $50.00 per share. The minimum number of shares that any subscriber may purchase is 10, for an aggregate minimum purchase price of $500.00. As part of the Conversion, the Holding Company will become the sole stockholder and parent holding company of Home Savings. See "THE
                                                  (cover continued on next page)
                              --------------------
         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
   BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE _____.

                              --------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE ADMINISTRATOR, SAVINGS INSTITUTIONS DIVISION, NORTH CAROLINA DEPARTMENT OF COMMERCE (THE "ADMINISTRATOR"), ANY STATE SECURITIES COMMISSION, OR THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"); NOR HAS THE SEC, THE ADMINISTRATOR, ANY SUCH STATE COMMISSION, OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS (THE "PROSPECTUS"). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

========================================================================================================================

                                                                     Estimated Underwriting,
                                                                  Marketing and Other Fees and  Estimated Net Conversion
                                                Purchase Price            Expenses/(3)/              Proceeds/(4)/

------------------------------------------------------------------------------------------------------------------------
Per Share at Minimum.......................         $50.00                    $2.73                    $47.27
Per Share at Midpoint......................         $50.00                    $2.54                    $47.46
Per Share at Maximum.......................         $50.00                    $2.39                    $47.61
Per Share at Maximum, as adjusted..........         $50.00                    $2.26                    $47.74
Total at Minimum/(1)/ .....................       $13,090,000                $715,000                $12,375,000
Total at Midpoint/(1)/ ....................       $15,400,000                $781,000                $14,619,000
Total at Maximum/(1)/ .....................       $17,710,000                $847,000                $16,863,000
Total at Maximum, as adjusted/(2)/.........       $20,366,500                $922,000                $19,445,500
========================================================================================================================

(1) Determined in accordance with an independent appraisal prepared by JMP Financial, Inc. ("JMP Financial") dated October 22, 1996, which states that the estimated aggregate pro forma market value of the Holding Company and Home Savings ranged from $13,090,000 to $17,710,000 ("Valuation Range") or between 261,800 to 354,200 shares of Common Stock at the purchase price of $50.00 per share, which is the amount to be paid for each share of Common Stock purchased in the Offerings (as hereinafter defined). See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."
(2) As adjusted to give effect to an increase in the number of shares that could be sold in the Conversion due to an increase of up to 15% above the maximum of the Valuation Range and the related increase of up to 15% above the maximum number of shares which may be offered in the Conversion at such maximum, without the resolicitation of subscribers or any right to cancel or modify subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering (as hereinafter defined).

(3) Consists of the estimated costs to Home Savings and the Holding Company arising from the Conversion, including estimated fixed expenses of approximately $368,000 (including reimbursable out-of-pocket expenses to be paid to Trident Securities, Inc.) and management and marketing fees and commissions to be paid to Trident Securities, Inc. Total fees and commissions to be paid to Trident Securities, Inc. are estimated to be between $347,000 and $554,000 at the minimum and maximum, as adjusted, of the Valuation Range, respectively. See "PRO FORMA DATA" for the assumptions used to arrive at these estimates. Trident Securities, Inc. may be deemed to be an underwriter, and such fees may be deemed to be underwriting fees. Home Savings and the Holding
         Company have agreed to indemnify Trident Securities, Inc. against certain claims or liabilities, including claims under the Securities Act of 1933, as amended. See "THE CONVERSION -- Marketing Arrangements."
(4) Includes estimated net proceeds from the sale of 8% of the shares to be issued which are expected to be purchased by Home Savings' Employee Stock Ownership Plan (the "ESOP") with funds loaned to the ESOP by the Holding Company. Actual net proceeds may vary substantially from the estimated amount, depending upon the number of shares sold respectively in the Subscription Offering and any Community Offering and in any Syndicated Community Offering (as hereinafter defined), actual expenses and other factors. See "USE OF PROCEEDS," "CAPITALIZATION," "PRO FORMA DATA" and "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."
                            TRIDENT SECURITIES, INC.
             The date of this Prospectus is ________________, 1996.

CONVERSION." Rights ("Subscription Rights") to subscribe for shares of Common Stock of the Holding Company in a subscription offering (the "Subscription Offering") have been granted to certain depositors and borrowers of Home Savings, Home Savings' Employee Stock Ownership Plan (the "ESOP") and certain others in accordance with Home Savings' Plan of Holding Company Conversion (the "Plan of Conversion"). The Subscription Offering will expire at 12:00 Noon, Eastern Time, on __________________, 1996, unless extended by Home Savings and the Holding Company with the approval of the Administrator (the "Expiration Time"). See "THE CONVERSION -- Subscription Offering." Subscription Rights are not transferable; persons who attempt to transfer Subscription Rights may lose their right to purchase Common Stock and may be subject to other sanctions. See "The Conversion -- Certain Restrictions on Transfer of Subscription Rights; False or Misleading Order Forms."

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a community offering (the "Community Offering") to members of the general public with priority being given to natural persons or trusts of natural persons residing in Davidson County, North Carolina (the "Local Community"), including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. The Community Offering, if one is held, may begin at any time after the beginning of the Subscription Offering and may terminate at the Expiration Time or at any time thereafter, but not later than ____________________, 1996, unless further extended with the consent of the Administrator. See "THE CONVERSION -- Community Offering."

         It is anticipated that any shares of Common Stock not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public on a best efforts basis through a selected dealers arrangement (the "Syndicated Community Offering"). The Subscription, Community and Syndicated Community Offerings are referred to collectively as the "Offerings." Home Savings and the Holding Company have engaged Trident Securities, Inc. ("Trident Securities") as financial advisor and to assist in the sale of shares of Common Stock, on a best efforts basis, in the Offerings. Trident Securities is under no obligation to purchase any shares of Common Stock in any of the Offerings. See "THE CONVERSION -- Marketing Arrangements."

         The Boards of Directors and management of Home Savings and the Holding Company make no recommendation concerning whether any person or entity should purchase shares of Common Stock. Subscribers are urged to consult with their own financial advisors with respect to suitability of an investment in the Common Stock. Trident Securities has not prepared any fairness opinion with respect to the terms of the Offerings or any opinion with respect to the price at which shares of Common Stock may trade. See "RISK FACTORS -- Best Efforts Offering."

         The sale of the Common Stock in the Subscription and Community Offerings, and in the Syndicated Community Offering, if necessary, must be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be resolicited. Subject to the foregoing, an executed Stock Order Form, once received by Home Savings, is irrevocable and may not be modified, amended or rescinded without the consent of Home Savings. See "THE CONVERSION -- Exercise of Subscription Rights and Purchases in the Community Offering."

         The Conversion and the acceptance of subscriptions are, among other things, contingent upon approval of the Conversion by Home Savings' members at a special meeting scheduled to be held on ________________, 1996 (the "Special Meeting") and upon the sale of shares of Common Stock for an aggregate purchase price of not less than $13,090,000 nor more than $20,366,500. See "THE CONVERSION -- Offering of Common Stock."

         Neither the Holding Company nor Home Savings has ever issued stock before and, due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop. Upon the consummation of the Conversion, the Holding Company will review the eligibility of the Common Stock for quotation on the Nasdaq SmallCap Market. In the event that the Common Stock is eligible for quotation on the Nasdaq SmallCap Market, the Holding Company will apply to have the Common Stock quoted on the Nasdaq SmallCap Market. There can be no assurance, however, that any such application will be approved or that the Common Stock will be quoted on the Nasdaq SmallCap Market. If the Common Stock is quoted on the Nasdaq SmallCap Market, Trident Securities intends to act as a market maker and to encourage at least one other market maker to make a market in the Common Stock. In the event the Common Stock does not qualify for quotation on the Nasdaq SmallCap Market, the Holding Company intends to list the Common Stock over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc., and the Holding Company intends to request that Trident Securities undertake to match offers to buy and offers to sell the Common Stock. There can be no assurance that timely or accurate quotations will be available in the "Pink Sheets." In addition, the existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. Due to the small number of shares of Common Stock being offered in the Conversion and the concentration of ownership, it is unlikely that an active or liquid trading market for the Common Stock will develop and be maintained. Further, the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price of the Common Stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby. See "MARKET FOR COMMON STOCK."

         A Stock Information Center has been established at Home Savings' headquarters office at 22 Winston Street, Thomasville, North Carolina, in an area separate from Home Savings' banking operations. The telephone number of the Stock Information Center is (910) _____________.

                                Home Savings, SSB
                           Thomasville, North Carolina

                           [MAP OF NORTH CAROLINA WITH
                          DAVIDSON COUNTY HIGHLIGHTED]

                                     SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere herein. Certain terms used in this summary are defined elsewhere herein.

Century Bancorp, Inc.               The Holding Company is a North Carolina
                                    corporation recently organized by the Board of Directors of Home Savings to acquire all of the capital stock that Home Savings will issue upon its conversion from the mutual to stock form of ownership. The conversion of Home Savings to stock form, the issuance of Home Savings' capital stock to the Holding
                                    Company, and the offer and sale of the
                                    Common Stock of the Holding Company are
                                    referred to in this Prospectus as the
                                    "Conversion." The Holding Company has not as yet engaged in any business. Upon completion of the Conversion, its business will initially consist solely of owning Home
                                    Savings, investing the proceeds of the
                                    Conversion that are retained by the Holding
                                    Company and holding the indebtedness to be outstanding from the ESOP. The Holding
                                    Company has received the approval of the Administrator and the Board of Governors of the Federal Reserve System (the "Federal
                                    Reserve") to acquire Home Savings.

                                    The executive office of the Holding Company is located at 22 Winston Street, Thomasville, North Carolina, and its telephone number is (910) 475-4663.

Home Savings, SSB                   Home Savings is a North Carolina-chartered
                                    mutual savings bank headquartered in
                                    Thomasville, North Carolina and has been in operation since 1915. Home Savings has been a member of the Federal Home Loan Bank
                                    ("FHLB") system, and its deposits have been federally insured since the late 1950's.
                                    Home Savings' deposits are now insured by the Savings Association Insurance Fund (the
                                    "SAIF") of the FDIC to the maximum amount permitted by law.

                                    Home Savings conducts business through one full service office in Thomasville, North Carolina. Home Savings' primary market area consists of the communities within a 10-mile radius of its office, which includes portions of Davidson, Randolph and Guilford counties in North Carolina. At June 30, 1996, Home Savings had total assets of $81.3 million, net loans of $55.2 million, deposits of $69.7 million and retained earnings of $11.2 million.

                                    Home Savings is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in Home Savings' primary market area. Home Savings also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans, loans secured by deposit accounts, and various types of consumer loans. Home Savings is a portfolio lender in that it does not originate its fixed or adjustable rate loans for sale in the secondary market. See "BUSINESS OF HOME SAVINGS." Home Savings has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

                                    Highlights of Home Savings' operations
                                    include:

                                    .      Profitability. For the fiscal years
                                           ended June 30, 1996, 1995 and 1994,
                                           Home Savings had net income of
                                           $677,000, $921,000, and $1.2 million,
                                           respectively, and a return on average
                                           assets of 0.86%, 1.25%, and 1.59%,
                                            respectively. Future profitability
                                            of Home Savings will be affected by
                                            changes in market interest rates and
                                            other factors. See "RISK FACTORS."

                                   .        Capital Position. As of June 30,
                                            1996, Home Savings' ratios of Tier I
                                            capital to total assets and total
                                            capital to risk-weighted assets were
                                            13.79% and 27.73%, respectively,
                                            which substantially exceeded the
                                            FDIC's requirements. On such date,
                                            Home Savings' ratio of net worth to
                                            total assets, calculated under the
                                            Administrator's regulations, was
                                            14.44%, which substantially exceeded
                                            the North Carolina requirement. See
                                            "SUPERVISION AND REGULATION--
                                            Regulation of Home Savings--Capital
                                            Requirements Applicable to Home
                                            Savings."

                                    .       Emphasis on One- to Four-Family
                                            Residential Lending. Historically,
                                            Home Savings has been predominantly
                                            a one-to-four family residential
                                            lender. As of June 30, 1996, 75.4%
                                            of Home Savings' loan portfolio,
                                            before net items, was composed of
                                            permanent one-to-four family
                                            residential loans and 8.0% of its
                                            loan portfolio, before net items,
                                            was composed of construction and
                                            home equity loans.

                                    .       Asset Quality. On June 30, 1996 and
                                            June 30, 1995, Home Savings' ratio
                                            of nonperforming assets to total
                                            assets was 0.76% and 1.21%,
                                            respectively. See "BUSINESS OF HOME
                                            SAVINGS -- Lending Activities--
                                            Nonperforming Assets and Asset
                                            Classification."

                                    .       Control of General and
                                            Administrative Expenses. Home
                                            Savings strives to control its non-
                                            interest expenses. For the years
                                            ended June 30, 1996 and June 30,
                                            1995, Home Savings' ratio of non-
                                            interest expense to average total
                                            assets was 1.49% and 1.33%,
                                            respectively.

                                   . Interest Rate Risk. Home Savings has a significant amount of interest rate risk; however, management believes its interest rate risk is at an acceptable level given Home Savings' capital position and historical results of operations. As of June 30, 1996, Home Savings' one-year interest sensitivity gap was a negative 48.86% of total interest-earning assets, and its three year cumulative interest sensitivity gap was a negative 49.45%. Other modeling used by Home Savings indicates that, as of June 30, 1996, its net portfolio value (present values of cash flows from assets, liabilities and off-balance sheet items) would decrease by 27% in the event of an instantaneous and permanent 200 basis point increase in market interest rates and would increase by 25% in the event of a 200 basis point decrease in market interest rates. Such modeling also indicates that, as of June 30, 1996, such a 200 basis point increase in market interest rates would result in a 17% decrease in net interest income and that a 200 basis point decrease in such rates would result in a 17% increase in net interest income. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS --
                                            Asset/Liability Management."

                                    .       Low Loan Growth. At June 30, 1996,
                                            1995 and 1994, Home Savings' net
                                            loans receivable were $55.2 million,
                                            $54.0 million and $53.8 million.
                                            During recent periods, Home Savings
                                            loan growth has been lower than the
                                            average for comparable thrift
                                            institutions and has not matched its
                                            growth in deposits.

                                   .        Unpredictability of Earnings. The
                                            earnings of financial institutions
                                            are significantly impacted by
                                            changes in noninterest income and by
                                            the interest sensitivity of its
                                            assets and liabilities. As is
                                            described above, Home Savings'
                                            asset/liability structure presents a
                                            significant amount of interest rate
                                            risk, and Home Savings' earnings
                                            have been reduced during periods of
                                            increasing interest rates and are
                                            likely to continue to be
                                            significantly and negatively
                                            impacted if interest rates increase.
                                            Home Savings has not established a
                                            consistent source of noninterest
                                            income to stabilize its net income.
                                            As a result, Home Savings earnings
                                            are significantly tied to market
                                            interest rates and are, therefore,
                                            not highly predictable.

                                   . Effect of Recent SAIF Assessment. As part of a comprehensive continuing appropriations bill passed by the United States Congress and signed by the President on September 30, 1996, SAIF-insured financial institutions such as Home Savings will be required to pay a special one-time assessment to recapitalize the SAIF. The assessment, estimated to equal
                                            65.7 cents per each $100 of insured
                                            deposits, is payable prior to
                                            December 1996. The assessment to be
                                            paid by Home Savings, estimated at
                                            $409,000, was accrued as an expense
                                            during the quarter ended September
                                            30, 1996. As a result of this
                                            expense, Home Savings experienced a
                                            net loss during that quarter. See
                                            "RECENT DEVELOPMENTS," MANAGEMENT'S
                                            DISCUSSION AND ANALYSIS OF RECENT
                                            DEVELOPMENTS" and "RISK FACTORS --
                                            Recapitalization of SAIF, its Impact
                                            on SAIF Premiums and One-Time
                                            Recapitalization Fee."

The Conversion                      Home Savings was organized and has operated
                                    as a traditional savings institution. It recognizes that the banking and financial services industries are in the process of fundamental changes, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years Home Savings has been studying the environment in which it operates and its strategic options.

                                    As a result of its study of its strategic options, Home Savings adopted the Plan of Conversion, which provides for conversion of the bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. Home Savings believes that converting the bank from the mutual to stock form and organizing the Holding Company will provide increased flexibility for Home Savings and the Holding Company to react to changes in their operating environment.

                                    Consummation of the Conversion is contingent upon receipt of the approvals of the Administrator and the Federal Reserve which are necessary for the Holding Company to acquire Home Savings and the approvals of the FDIC and the Administrator which are necessary for Home Savings to convert from mutual to stock form. The Administrator has conditionally approved the Conversion and the Holding Company's acquisition application, subject to approval by Home Savings' members and satisfaction of certain other conditions. The Federal Reserve has conditionally approved the Holding Company's acquisition application, subject to the satisfaction of certain conditions. The FDIC has issued a notice of non-objection with respect to the Conversion, subject to certain conditions. See "THE CONVERSION -- General."


                                    If the Conversion is not approved by the members at the Special Meeting or an adjournment thereof, no Common Stock will be issued, Home Savings will remain a North Carolina-chartered mutual savings bank, all subscription funds will be returned promptly plus interest at Home Savings' passbook rate, and all deposit withdrawal authorizations will be cancelled without any action on the part of subscribers or purchasers.

                                    The existing management of Home Savings and the Holding Company believes that it will be in the best interests of Home Savings, the Holding Company and the stockholders of the Holding Company for the Holding Company to remain an independent financial institution. Assuming the consummation of the Conversion, the Holding Company and Home Savings intend to pursue the business strategy described in this Prospectus with the goal of enhancing shareholder value over the long term. Neither the Holding Company nor Home Savings has any existing plan to consider any business combination, and neither company has any agreement or understanding with respect to any possible business combination.

The Offerings                       Pursuant to the Plan of Conversion, between
                                    261,800 shares and 407,330 shares of Common
                                    Stock are being offered by the Holding
                                    Company at the price of $50.00 per share in the Subscription Offering to the following persons in the following order of priority:
                                    (i) Home Savings' depositors as of March 31,
                                    1995 who had aggregate deposits at the close of business on such date of at least $50
                                    ("Eligible Account Holders"); (ii) Home
                                    Savings' Employee Stock Ownership Plan (the
                                    "ESOP"); (iii) Home Savings' depositors as of September 30, 1996 (the "Supplemental
                                    Eligibility Record Date"), who had aggregate deposits at the close of business on such date of at least $50 ("Supplemental Eligible
                                    Account Holders"); (iv) Home Savings'
                                    depositor and borrower members as of October
                                    25, 1996, who are not Eligible Account
                                    Holders or Supplemental Eligible Account
                                    Holders ("Other Members"); and (v)
                                    directors, officers and employees of Home
                                    Savings who are not Eligible Account
                                    Holders, Supplemental Eligible Account
                                    Holders or Other Members. Beneficial owners of individual retirement accounts ("IRAs"),
                                    Keogh savings accounts and other similar retirement accounts have been deemed to be holders of such accounts for purposes of the exercise of Subscription Rights.
                                    Subscription Rights received in any of the foregoing categories will be subordinate to the Subscription Rights received by those in a prior category. See "THE CONVERSION --
                                    Subscription Offering."

                                    Shares of Common Stock not subscribed for in the Subscription Offering will be offered in a Community Offering to members of the general public, with priority given to natural persons or trusts of natural persons who are residents of the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. The Holding Company and Home Savings have the absolute right to reject orders in the Community Offering in whole or in part. See "THE CONVERSION -- Community Offering." If there is a Community Offering, it is anticipated that all shares of Common Stock not purchased in the Community Offering will be offered for sale by the Holding Company to the general public in the Syndicated Community Offering. See "THE CONVERSION -- Syndicated Community Offering."

                                    The Subscription Offering and Subscription
                                    Rights in the Subscription Offering expire at the Expiration Time, which is 12:00 Noon., Eastern Time, on _______________,
                                    1996, unless extended. The Community
                                    Offering, if any, may commence at any time after the commencement of the Subscription Offering and may terminate at the Expiration Time or at any time thereafter, but not later than _________________, 1996, unless extended with the approval of the
                                    Administrator.

Stock Purchase Limitations          The maximum aggregate number of shares of
                                    Common Stock for which any (i) person or entity (other than the ESOP), (ii) persons or entities exercising Subscription Rights through a single account or (iii) persons acting in concert, may subscribe in the Offerings is 5,000 shares. In addition, no person or entity, or group of persons or entities acting in concert, together with any associates (as defined in the Plan of Conversion), may subscribe for more than 7,000 shares of Common Stock sold in the Conversion. However, Home Savings' Board of
                                    Directors has the right, at any time prior to completion of the Conversion, to decrease the 5,000 and 7,000 share maximum purchase limitations to an amount not less than 1% of the shares issued in the Conversion or increase such 5,000 and 7,000 share limitations to an amount up to 5% of the shares issued in the Conversion. Any decrease or increase in the maximum purchase limitation will be without notice to, or resolicitation of, subscribers and without a resolicitation of proxies in connection with the Special Meeting. The ESOP may purchase up to 8% of the shares of Common Stock issued in the Conversion (between 20,944 and 28,336 shares assuming the issuance of between 261,800 and 354,200 shares). If because there is an oversubscription or for any other reason the ESOP is unable to purchase in the aggregate up to 8% of the shares of Common Stock issued in the Conversion, it is expected that the ESOP will purchase shares of Common Stock in the open market so that after such purchases a number of shares of Common Stock up to 8% of the number of shares issued in the Conversion will have been acquired by the ESOP. See "RISK FACTORS -- Cost of ESOP." No person or entity may subscribe for less than 10 shares of Common Stock, or an aggregate dollar amount of less than $500.

                                    The term "acting in concert" is defined in the Plan to mean: (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement, with respect to the purchase, ownership, voting or sale of Common Stock; or (ii) a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and Home Savings may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies. The term "associate" of a person is defined in the Plan to mean: (i) any corporation or organization (other than Home Savings, the Holding Company or any of their majority-owned subsidiaries of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans and charitable trusts which are exempt from federal taxation pursuant to
                                    Section 501(c)(3) of the Internal Revenue
                                    Code, as amended); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of Home Savings, the Holding Company or any of their parents or subsidiaries. See "THE CONVERSION -- Minimum and Maximum Purchase Limitations."

Subscription Rights; Purchase
of Shares                           Subscription Rights are exercisable and
                                    purchases may be made in the Offerings only by returning the original of the stock order form accompanying this Prospectus (the
                                    "Stock Order Form") properly completed with full payment for the aggregate dollar amount of Common Stock desired. Stock Order Forms and required payments for purchases in the Subscription Offering must be received prior to the Expiration Time. Copies of the Stock
                                    Order Form, including facsimile copies, will not be accepted. Stock Order Forms and required payments for purchases in the Community Offering must be delivered prior to the time the Community Offering terminates, which may be at the Expiration
                                    Time or at any time thereafter (but not
                                    later than ______________, 1996). Payment
                                    may be made in cash (if delivered in person to any office of Home Savings), by check, bank draft, negotiable order of withdrawal or money order, or by authorization of withdrawal from deposit accounts maintained with Home Savings, other than negotiable order of withdrawal or other demand deposit accounts. Stock Order Forms directing that payment for shares be made by authorization of withdrawal will be accepted only if, at the time the Stock Order Form is received, there exists sufficient funds in the account from which withdrawal is authorized to pay the full purchase price for the number of shares ordered. Payment may not be made by wire transfer. Subscription payments made in cash, by check, bank draft, negotiable order of withdrawal or money order will earn interest at Home Savings' passbook savings rate from the date payment in good funds is received by Home Savings until the completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted. Subscription payments made by authorization of withdrawal from a deposit account at Home Savings will continue to earn interest at the applicable contractual rate until the Conversion is completed or terminated; such funds will be otherwise unavailable to the depositor. Payment for Common Stock may be made from funds in an IRA, Keogh or similar account at Home
                                    Savings only if the beneficial owner of such account directs Home Savings to transfer that account to a self-directed account in the name of an independent trustee. Persons wishing to use their Home Savings IRA's to purchase shares of Common Stock must visit the Stock Information Center on or before _____________, 1996 in order for the necessary paperwork for such purchases to be completed and executed prior to the Expiration Time. No early withdrawal penalties will be incurred in connection with payments made through authorization of withdrawals from certificate accounts, including IRA, Keogh and similar retirement accounts. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be cancelled and the remaining balance thereof will earn interest at Home
                                    Savings' passbook savings rate. After
                                    amounts submitted for payment are applied to the purchase price for shares sold, they will no longer earn interest, and they will not be insured by the FDIC or any other government agency or other entity. THE
                                    CONVERSION -- Exercise of Subscription
                                    Rights and Purchases in the Community
                                    Offering."

Non-transferability of
Subscription Rights                 The Subscription Rights granted under the
                                    Plan of Conversion are non-transferable.
                                    Subscription Rights may be exercised only by the person to whom they are issued and only for his or her own account. Persons exercising Subscription Rights are required to certify that they are purchasing shares for their own accounts within the purchase limitations set forth in the Plan of Conversion and that they have no agreement or understanding for the sale or transfer of such shares. See "THE
                                    CONVERSION -- Certain Restrictions on
                                    Transfer of Subscription Rights; False or
                                    Misleading Order Forms."

Appraisal                           The Plan of Conversion requires that the
                                    aggregate purchase price of the Common Stock be based upon an independent valuation of the estimated aggregate pro forma market value of the Holding Company and Home
                                    Savings. JMP Financial, Inc., of Grosse
                                    Pointe Park, Michigan ("JMP Financial"), an independent financial consulting firm, has advised Home Savings and the Holding Company that in its opinion, at October 22, 1996, the Valuation Range of the aggregate estimated pro forma market value of the Holding Company and Home Savings was from
                                    $13,090,000 to $17,710,000. The appraisal
                                    will be reviewed and, if appropriate,
                                    revised by JMP Financial upon conclusion of the Offerings. The appraisal by JMP
                                    Financial is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing the Common
                                    Stock. See "MARKET FOR COMMON STOCK," "PRO
                                    FORMA DATA" and "THE CONVERSION --Purchase
                                    Price of Common Stock and Number of Shares
                                    Offered."

Stock Pricing and Number of
  Shares to be Offered              The purchase price of the Common Stock
                                    offered in the Subscription Offering and the price at which the Common Stock is sold in the Community and Syndicated Community
                                    Offerings, if any, will be $50.00 per share.
                                    The aggregate dollar amount of Common Stock that may be sold in the Conversion will be determined by the Board of Directors of Home
                                    Savings and the Holding Company based upon the independent appraisal of the pro forma market value of the Holding Company and Home
                                    Savings prepared by JMP Financial. Depending on market and financial conditions following commencement of the Subscription Offering, the number of shares offered and sold in the Conversion may be increased or decreased.
                                    With the consent of the Administrator and the FDIC and in order to reflect changes in market and financial conditions following commencement of the Subscription Offering, the aggregate purchase price of the shares of Common Stock issued in the Conversion may be increased, without any solicitation of subscriptions or right to cancel, rescind or change subscription orders, to up to 15% above the maximum of the Valuation Range.
                                    However, the aggregate dollar amount of
                                    Common Stock that may be sold in the
                                    Conversion will not be more than $20,366,500 or less than $13,090,000 without a resolicitation of subscribers. Any change in the total dollar amount of the Offerings outside of the current Valuation Range will be subject to the receipt of an updated appraisal confirming such valuation and regulatory approvals. See "THE CONVERSION --
                                    Purchase Price of Common Stock and Number of
                                    Shares Offered."

Use of Proceeds                     The net proceeds from the sale of the Common
                                    Stock in the Conversion, including shares purchased by the ESOP with funds loaned by the Holding Company, are estimated to be between $12,375,000 and $16,863,000, depending upon the actual expenses of the Conversion and other factors. See "PRO FORMA
                                    DATA." The Holding Company intends to use a portion of the net proceeds of the Offerings
                                    (estimated between $1,047,200 and $1,416,800
                                    assuming the ESOP's purchase of between
                                    20,944 and 28,336 shares at $50.00 per
                                    share) to fund the loan made to the ESOP to purchase shares of Common Stock in the Conversion. After deducting the amount of such loan from the proceeds, the Holding
                                    Company is expected to retain approximately
                                    50% of the remaining net proceeds from the issuance of the

                                    Common Stock. The Holding Company will
                                    initially invest these proceeds primarily in interest-earning deposits, U.S. government, federal agency and other marketable securities and mortgage-backed securities. See "USE OF PROCEEDS."

                                    The remainder of the net proceeds from the sale of the Common Stock will be paid by the Holding Company to Home Savings in exchange for all of the capital stock of Home Savings. The net proceeds paid to Home Savings will become part of Home Savings' general funds, and will initially be invested in mortgage and other loans, mortgage-backed securities and investments consisting primarily of U.S. government and federal agency obligations, interest-earning deposits and other marketable securities in accordance with Home Savings' lending and investment policies.

                                    Net proceeds will also be used for other general corporate purposes. Home Savings and the Holding Company may consider opening one or more branch offices or acquiring other financial institutions in its primary market area and other nearby communities, and such proceeds could be used for such purposes. However, the Holding Company and Home Savings have no current plans to open any additional office or to acquire any other financial institution.

                                    If Home Savings' proposed Management
                                    Recognition Plan (the "MRP") is approved by the stockholders of the Holding Company, the MRP will acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan." Such shares may either be acquired in the open market or acquired through the Holding Company's issuance of authorized but unissued shares. In either event, it is expected that the MRP will acquire such shares reasonably promptly after the MRP is approved by the stockholders. In the event shares are acquired in the open market, the funds for such purchase may be provided by Home Savings from the proceeds of the Conversion. It is estimated that between 10,472 and 14,168 shares will be acquired by the MRP, assuming the issuance of between 261,800 and 354,200 shares in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $50.00 per share, Home Savings would contribute between $523,600 and $708,400, respectively, to the MRP for this purpose. Additional shares would be acquired if the number of shares issued in the Conversion exceeds 354,200, and the price per share paid by the MRP could be more or less than $50.00 per share, which would change the total contribution to the MRP accordingly. See "RISK FACTORS -- Cost and Possible Dilutive Effect of the MRP and Stock Option Plan" and "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan."

                                    If the Holding Company's Stock Option Plan and Trust (the "Stock Option Plan") is approved by the stockholders of the Holding Company, the Stock Option Plan could acquire in the open market a number of shares equal to 10% of the number of shares issued in the Conversion, which shares will be held to satisfy options granted under such plan. Such shares could be acquired after options are granted and prior to the time options vest under the Stock Option Plan. To the extent the Stock Option Plan does not acquire sufficient shares in the open market to satisfy options granted under the Stock Option Plan, the Holding Company will reserve authorized but unissued shares for this purpose. See "MANAGEMENT OF HOME SAVINGS -- Proposed Stock Option Plan." The funds for any purchases in the open market may be provided by the Holding Company or Home Savings from the proceeds of the Conversion. It is estimated that between 26,180 and 35,420 shares will be acquired by the Stock Option Plan in the open market and/or reserved for issuance by the Holding Company, assuming the issuance of between 261,800 and 354,200 shares in the Conversion. If shares are acquired in the open market, the Holding Company or Home Savings would contribute between $1,309,000 and $1,771,000, respectively, to the Stock Option Plan for this purpose, assuming such shares are acquired at a price of $50.00 per share. Additional shares would be acquired if the number of shares issued in the Conversion exceeds 354,200, and the price could be more or less than $50.00 per share, which would change the contribution to the Stock Option Plan accordingly. See "RISK FACTORS -- Cost and Possible Dilutive Effect of the MRP and Stock Option Plan" and "MANAGEMENT OF HOME SAVINGS -- Proposed Stock Option Plan."

Dividends                           Following the Conversion, the Holding
                                    Company currently expects to pay quarterly cash dividends on the Common Stock at a rate to be determined. In addition, the Holding
                                    Company may determine from time to time that it is prudent to pay special nonrecurring cash dividends. Payment of dividends will be subject to determination and declaration by the Holding Company's Board of Directors.
                                    The Board of Directors will periodically review its dividend policy in view of the operating results and financial condition of the Holding Company and Home Savings, net worth and capital requirements, regulatory restrictions, tax consequences, industry standards, and general economic conditions, and it will authorize cash dividends to be paid if it deems such payment appropriate and in compliance with applicable law. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "DIVIDEND
                                    POLICY." In connection with the Conversion, Home Savings has agreed with the FDIC that, within the first year after completion of the Conversion, neither the Holding Company nor Home Savings will pay any dividend or make any distribution that represents, or is characterized as, or is treated for income tax purposes as a return of capital. The ability of the Holding Company to pay dividends may be dependent upon the Holding
                                    Company's receipt of dividends from Home
                                    Savings. Home Savings' ability to pay
                                    dividends is restricted. See "SUPERVISION
                                    AND REGULATION -- Regulation of Home
                                    Savings -- Restrictions on Dividends and
                                    Other Capital Distributions." In addition, see "TAXATION" for a discussion of federal income tax provisions that may limit the ability of Home Savings to pay dividends to the Holding Company without incurring a recapture tax.

Market for Common Stock             Neither the Holding Company nor Home Savings
                                    has ever issued stock before and, due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop. Upon the consummation of the Conversion, the Holding
                                    Company will review the eligibility of the Common Stock for quotation on the Nasdaq
                                    SmallCap Market. In the event that the
                                    Common Stock is eligible for quotation on the Nasdaq SmallCap Market, the Holding
                                    Company will apply to have the Common Stock quoted on the Nasdaq SmallCap Market. There can be no assurance, however, that any such application will be approved or that the Common Stock will be quoted on the Nasdaq
                                    SmallCap Market. If the Common Stock is
                                    quoted on the Nasdaq SmallCap Market,
                                    Trident Securities intends to act as a
                                    market maker and to encourage at least one other market maker to make a market in the Common Stock. In the event the Common Stock does not qualify for quotation on the Nasdaq
                                    SmallCap Market, the Holding Company intends to list the Common Stock over-the-counter through the National Daily Quotation System
                                    "Pink Sheets" published by the National
                                    Quotation Bureau, Inc., and the Holding

                                    Company intends to request that Trident
                                    Securities undertake to match offers to buy and offers to sell the Common Stock. There can be no assurance that timely or accurate quotations will be available in the "Pink Sheets." In addition, the existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. Due to the small number of shares of Common Stock being offered in the Conversion and the concentration of ownership, it is unlikely that an active or liquid trading market for the Common Stock will develop and be maintained. Further, the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price of the Common Stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby. See "MARKET FOR COMMON STOCK."

Stock Ownership by
  Management                        The directors and executive officers of the
                                    Holding Company and of Home Savings and
                                    their associates currently anticipate
                                    subscribing for Common Stock in the
                                    aggregate amount of $1,215,000, or 24,300 shares. As a result, such persons anticipate subscribing for 9.28% to 6.86% of the shares of Common Stock issued in the Conversion based upon the minimum and maximum of the Valuation Range, respectively. See
                                    "ANTICIPATED STOCK PURCHASES BY MANAGEMENT."
                                    In addition, it is expected that the ESOP will subscribe for 8% of the shares of Common Stock issued in the Conversion
                                    (between 20,944 and 28,336 shares, assuming the issuance of between 261,800 and 354,200 shares). See "MANAGEMENT OF HOME SAVINGS --
                                    Employee Stock Ownership Plan." It is
                                    expected that directors and certain
                                    employees of the Holding Company and Home
                                    Savings will also receive restricted stock grants under the MRP for a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion and will receive options under the Stock Option Plan to purchase a number of shares of Common
                                    Stock equal to 10% of the number of shares issued in the Conversion, if such plans are approved by the stockholders of the Holding
                                    Company at a meeting of stockholders
                                    following the Conversion. See "-- Benefits to Directors and Officers" and "MANAGEMENT
                                    OF HOME SAVINGS --Proposed Management
                                    Recognition Plan" and "-- Proposed Stock
                                    Option Plan."

                                    If (i) the Stock Option Plan is approved by the stockholders of the Holding Company within one year after the Conversion and all of the stock options which could be granted to directors and executive officers under the Stock Option Plan are granted and exercised or the shares for such options are acquired by the Stock Option Plan and all option shares are acquired in the open market, (ii) the MRP is approved by the stockholders of the Holding Company within one year after the Conversion, all of the MRP shares which could be granted to directors and executive officers are granted and issued and all such shares are acquired in the open market, (iii) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated, and
                                    (iv) the Holding Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased by the ESOP, (c) shares purchased pursuant to the Stock Option Plan and (d) shares granted under the MRP, would give such persons effective control over as much as 30.58% or 28.16%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding.

Benefits to Directors and
  Executive Officers                In connection with the Conversion,
                                    certain benefits will be provided to
                                    directors, officers and employees of Home
                                    Savings.

                                    Employment Agreement. In connection with the Conversion, Home Savings expects to enter into an employment agreement with James G. Hudson, Jr., President, Chief Executive Officer and Treasurer. The employment agreement with Mr. Hudson provides for an initial annual salary of $93,600. See "MANAGEMENT OF HOME SAVINGS -- Employment Agreement." In addition, Mr. Hudson participates in a bonus compensation plan pursuant to which he received $10,283, $15,861 and $18,909 in bonus compensation for fiscal years 1996, 1995 and 1994, respectively. Mr. Hudson, along with all other employees, is also eligible to receive holiday bonuses as declared by Home Savings' Board of Directors. During the fiscal years ended June 30, 1996, 1995 and 1994, Home
                                    Savings' employees have received holiday bonuses equal to two weeks salary. See "MANAGEMENT OF HOME SAVINGS -- Bonus Compensation."

                                    Special Termination Agreements. In
                                    connection with the Conversion, the Holding
                                    Company expects to enter into Special
                                    Termination Agreements with John E. Todd,
                                    Vice President, and Drema A. Michael,
                                    Secretary and Assistant Treasurer. The
                                    Special Termination Agreements provide for the payment to such officers of an amount equal to two times their salary and bonuses for the most recently completed calendar year if, within two years after a change in control, the officer is terminated without cause or if the officer terminates their employment after certain changes in their employment circumstances. If a change in control and such a termination occurred during calendar year 1996, Mr. Todd and Ms. Michael would be entitled to receive $121,654 and $114,394, respectively, under such agreements. See "MANAGEMENT OF HOME SAVINGS -- Special Termination Agreements."

                                    Restricted Stock Grants. Pursuant to the
                                    MRP, which is expected to be adopted by the Boards of Directors of the Holding Company and Home Savings, directors and certain employees of Home Savings could receive restricted stock grants of a number of shares of Common Stock equal to 4% of the shares issued in the Conversion (between 10,472 and 14,168 shares, assuming the issuance of between 261,800 and 354,200 shares). Assuming that the shares issued pursuant to the MRP had a value of $50.00 per share, such shares would have a value of between $523,600 and $708,400.

                                    Under applicable regulations, if the
                                    proposed MRP is submitted to and approved by the stockholders of the Holding Company within one year after consummation of the Conversion, (i) no employee of Home Savings (including Mr. Hudson, Mr. Todd and Ms. Michael) could receive more than 25% of the shares issued under the MRP, or 3,542 shares, assuming the issuance of 354,200 shares in the Conversion, (ii) the four non-employee directors of Home Savings could receive restricted stock grants for an aggregate of not more than 20% of the shares issued under the MRP, or 2,833 shares, assuming the issuance of 354,200 shares in the Conversion and (iii) none of the four non-employee directors of Home Savings could receive individually more than 5% of the shares issued under the MRP, or 708 shares, assuming the issuance of 354,200 shares in the Conversion. Assuming the MRP shares had a value of $50.00 per share, 3,542 shares would have a value of $177,100, and 2,833 shares would have a value of $141,650 and 708 shares would have a value of $35,400. If the MRP is submitted to and approved by the Holding

                                    Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

                                    Shares granted under the MRP will be
                                    forfeited unless recipients of grants
                                    satisfy certain vesting requirements, and the MRP will only be effective if approved by the stockholders of the Holding Company at a meeting of stockholders to be held no sooner than six months following the Conversion. Recipients of restricted stock under the MRP will not have to pay for their restricted shares. See "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan."

                                    Stock Options. Pursuant to the Stock Option
                                    Plan which is expected to be adopted by the Boards of Directors of the Holding Company and Home Savings, directors and certain employees of Home Savings could receive options to purchase a number of shares of Common Stock equal to 10% of the shares issued in the Conversion (between 26,180 and 35,420 shares, assuming the issuance of between 261,800 and 354,200 shares).

                                    Under applicable regulations, if the
                                    proposed Stock Option Plan is submitted to and approved by the stockholders of the Holding Company within one year after consummation of the Conversion, (i) no employee of Home Savings (including Mr. Hudson, Mr. Todd and Ms. Michael) could receive more than 25% of the options issued under the Stock Option Plan, or options to purchase 8,855 shares, assuming the issuance of 354,200 shares in the Conversion, (ii) the four non-employee directors of Home Savings could receive not more than 20% of the options issued under the Stock Option Plan, or options to purchase 7,084 shares, assuming the issuance of 354,200 shares in the Conversion, and (iii) none of the four non-employee directors of Home Savings could receive individually more than 5% of the options issued under the Stock Option Plan, or options to purchase 1,771 shares, assuming the issuance of 354,200 shares in the Conversion. If the Stock Option Plan is submitted to and approved by the Holding Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

                                    Options granted under the Stock Option Plan will be forfeited unless recipients satisfy certain vesting requirements. The Stock Option Plan will only be effective if approved by the stockholders of the Holding Company at a meeting of stockholders to be held no sooner than six months following the Conversion. The exercise price of the options will be the fair market value of the Common Stock at the time the options are granted (which will be after the Stock Option Plan is approved by the Holding Company's stockholders), and the options will have terms of 10 years or less. Recipients of options under the Stock Option Plan will not have to pay for the options issued to them. See "MANAGEMENT OF HOME SAVINGS -- Proposed Stock Option Plan."

                                    ESOP. In connection with the Conversion, Home Savings has established the ESOP. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and to use such funds to purchase 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 20,944 and 28,336 shares, assuming the issuance of between 261,800 and 354,200 shares. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan."

Income Tax Consequences
of Subscription Rights              If the Subscription Rights granted in
                                    connection with the Conversion are deemed to have an ascertainable value, receipt of such rights will be taxable to recipients who exercise such Subscription Rights, either as ordinary income or capital gain, in an amount not in excess of such value. Whether such Subscription Rights are considered to have any ascertainable value is an inherently factual determination. Home
                                    Savings has received an opinion from JMP
                                    Financial stating that the Subscription
                                    Rights do not have any ascertainable value.
                                    The opinion of JMP Financial is not binding on the Internal Revenue Service ("IRS"). See
                                    "THE CONVERSION -- Income Tax Consequences."

Anti-Takeover Provisions            The Articles of Incorporation and Bylaws of
                                    the Holding Company and Home Savings contain certain restrictions that are intended to discourage non-negotiated attempts to acquire control of the Holding Company or Home Savings. The Board of Directors of the
                                    Holding Company believes that these
                                    provisions encourage potential acquirors to negotiate directly with the Board of Directors. However, these provisions may discourage an attempt to acquire control of the Holding Company which a majority of the stockholders might deem to be in their best interests or in which they might receive a premium over the then market price of their shares. These provisions may also render the removal of a director or the entire Board of Directors of the Holding Company more difficult and may deter or delay changes in control which have not received the requisite approval of the Holding Company's
                                    Board of Directors. Other factors, such as voting control of directors and officers and agreements with employees, may also have an anti-takeover effect. See "RISK FACTORS --
                                    Anti-Takeover Considerations" and "ANTI-
                                    TAKEOVER PROVISIONS AFFECTING THE HOLDING
                                    COMPANY AND HOME SAVINGS."

Risk Factors                        Special attention should be given to the
                                    "RISK FACTORS" section of this Prospectus, which discusses the possible effects of changes in interest rates on Home Savings and the thrift industry in general, Home
                                    Savings' high volume of deposits exceeding
                                    $100,000, anticipated low return on equity following the Conversion, importance of key employers, the recapitalization of the SAIF, its impact on deposit insurance premiums and a potential recapitalization fee, proposed recapture of bad debt reserves, the limited market for the Common Stock, the cost of the ESOP, the cost and possible dilutive effect of the MRP and Stock Option Plan, potential financial institution regulation and legislation, competition, certain anti-takeover considerations, income tax consequences of Subscription Rights, the possibility of a delay in completing the offering and issuing the shares of Common
                                    Stock and certain other matters that
                                    potential purchasers should consider before deciding whether to subscribe for the Common
                                    Stock offered hereby.

                              SELECTED FINANCIAL
                        AND OTHER DATA OF HOME SAVINGS

         Set forth below are summaries of historical financial and other data of Home Savings. This information is derived in part from, and should be read in conjunction with, the Financial Statements and Notes to Financial Statements of Home Savings presented elsewhere herein and with the section of this Prospectus entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." All averages presented in this Prospectus have been calculated on a monthly basis unless otherwise stated.


                                                                      At or for the Year Ended June 30,
                                                           --------------------------------------------------------
                                                            1996        1995         1994        1993         1992
                                                            ----        ----         ----        ----         ----
                                                                          (Dollars in Thousands)

Financial condition data:
  Total assets                                             $81,304     $75,508      $73,843     $70,864      $65,947
  Investments (1)                                           22,823      18,852       18,012      15,833       13,729
  Loans receivable, net                                     55,193      54,020       53,802      53,566       50,120
  Deposits                                                  69,669      64,448       63,937      62,129       58,205
  Retained earnings                                         11,245      10,640        9,610       8,439        7,370
Operating data:
  Interest income                                           $5,868      $5,371       $5,337      $5,402       $5,439
  Interest expense                                           3,540       2,788        2,487       2,736        3,472
                                                            ------     -------       ------      ------       ------
    Net interest income                                     $2,328       2,583        2,850       2,666        1,967
  Provision for loan losses                                    165         105          114         165           87
                                                            ------    --------     --------    --------     --------
    Net interest income after provision for loan losses      2,163       2,478        2,736       2,501        1,880
  Non-interest income                                           35          15           40          40           97
  Non-interest expense                                       1,169         979          910         833          775
                                                            ------     -------     --------    --------       ------
    Income before income taxes                               1,029       1,514        1,866       1,708        1,202
  Income tax expense                                           352         593          694         639          421
                                                             -----     -------     --------    --------       ------
    Net income                                               $ 677      $  921      $ 1,172     $ 1,069       $  781
                                                             =====      ======      =======     =======       ======
Other selected data:
  Number of outstanding loans                                1,306       1,317        1,783       1,992        1,987
  Number of deposit accounts                                 4,670       4,715        5,241       5,250        4,989
  Number of full-service offices open                            1           1            1           1            1
  Return on average assets                                   0.86%       1.25%        1.59%       1.55%        1.24%
  Return on average equity                                   6.19%       9.15%       12.82%      13.37%       11.22%
  Average equity to average assets                          13,94%      13.68%       12.43%      11.56%       11.06%
  Interest rate spread                                       2.41%       3.10%        3.55%       3.53%        2.64%
  Net yield on average interest-earning assets               3.05%       3.61%        3.97%       3.97%        3.22%
  Average interest-earning assets to average
    interest-bearing liabilities                           113.86%     113.08%      112.12%     110.59%      110.09%
  Ratio of non-interest expense to average total
    assets                                                   1.49%       1.33%        1.24%       1.20%        1.23%
  Nonperforming assets to total assets                       0.76%       1.21%        2.32%       2.53%        1.09%
  Nonperforming loans to total loans                         0.52%       1.56%        2.98%       2.99%        1.11%
  Allowance for loan losses to total loans                   0.97%       0.74%        0.55%       0.37%        0.19%
  Allowance for loan losses to nonperforming loans         187.02%      47.68%       18.38%      12.43%       17.06%
  Provision for loan losses to total loans receivable,
   net                                                       0.30%       0.19%        0.21%       0.31%        0.17%
  Net charge-offs to average loans outstanding               0.06%       0.00%        0.03%       0.12%        0.08%
  Retained earnings to total assets                         13.83%      14.09%       13.01%      11.91%       11.18%
  Average equity to average assets                          13.95%      13.68%       12.43%      11.56%       11.06%

(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

                               RECENT DEVELOPMENTS

         The following summary of selected financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Financial Statements and accompanying Notes appearing elsewhere in this Prospectus. Selected financial information at September 30, 1996 and for the three months ended September 30, 1996 and 1995 has been derived from unaudited financial statements. In the opinion of management of Home Savings, such information reflects all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the selected financial information and other data. The results of operations for the three months ended September 30, 1996 are not necessarily indicative of the results which may be expected for any other period.


                                                     September 30,              June 30,
                                                         1996                     1996
                                                     -------------            -----------
                                                       (Dollars in Thousands)

Financial condition data:
  Total assets                                            $ 82,170              $ 81,304
  Investments (1)                                           21,825                22,823
  Loans receivable, net                                     56,345                55,193
  Deposits                                                  70,090                69,669
  Retained earnings                                         11,296                11,245

                                             At or for the Three Months Ended September 30
                                             ---------------------------------------------
                                                              1996                  1995
                                                              ----                  ----
                                                       (Dollars in Thousands)

Operating data:
  Interest income                                         $  1,523               $ 1,418
  Interest expense                                             880                   879
                                                       -----------             ---------
    Net interest income                                        643                   539
  Provision for loan losses                                      3                    40
                                                       -----------             ---------
    Net interest income after provision for loan               640                   499
      losses

 Non-interest income                                            18                     7
 FDIC special assessment                                       409                     -
 Other non-interest expense                                    283                   268
                                                       -----------             ---------
    Income (loss) before income taxes (benefit)               (34)                   238
    Income tax expense (benefit)                              (12)                    97
                                                      ------------            ----------
    Net income (loss)                                $        (22)             $     141
                                                     =============             =========
Other selected data:

  Number of outstanding loans                                1,370                 1,372
  Number of deposit accounts                                 5,019                 4,934
  Number of full-service offices open                            1                     1
  Return on average assets (2)                             (0.11)%                 0.73%
  Return on average equity (2)                             (0.78)%                 5.29%
  Average equity to average assets                          13.87%                13.84%
  Interest rate spread (2)                                   2.72%                 2.25%
  Net yield on average interest-earning assets (2)           3.28%                 2.88%
  Average interest-earning assets to average               112.35%               113.49%
    interest-bearing liabilities
  Ratio of non-interest expense to average total             1.38%                 1.39%
    assets (2, 3)
  Nonperforming assets to total assets                       0.60%                 0.87%
  Nonperforming loans to total loans                         0.38%                 0.53%
  Allowance for loan losses to total loans                   0.95%                 0.79%
  Allowance for loan losses to nonperforming               251.64%               148.26%
     loans
  Provision for loan losses to total loans receivable,       0.02%                 0.30%
    net (2)
  Net charge-offs to average loans outstanding (2)           0.00%                 0.10%
  Retained earnings to total assets                         13.75%                13.84%
  Average equity to average assets                          13.87%                13.84%

(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.
(2)  Annualized.
(3)  Excludes FDIC special assessment.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

Comparison of Financial Condition at September 30, 1996 and June 30, 1996

         Home Savings experienced moderate asset growth as total assets increased from $81.3 million at June 30, 1996 to $82.2 million at September 30, 1996. Loan demand during the quarter was relatively strong, as net loans receivable increased by $1.1 million from $55.2 million to $56.3 million. The principal source of funding for the increased loans was collection of principal from investments, which decreased from $22.8 million at June 30, 1996 to $21.8 million at September 30, 1996.

         Deposits increased $421,000 during the quarter, from $69.7 million at June 30, 1996 to $70.1 million at September 30, 1996. Retained earnings totaled $11.3 million at September 30, 1996 as compared with $11.2 million at June 30, 1996 with the increase arising from an increase in the market value of available-for-sale investment securities. At September 30, 1996, Home Savings continued to substantially exceed all regulatory capital requirements.

Comparison of Results of Operations for the Three Months Ended September 30, 1996 and 1995

         Net Income (Loss). Home Savings incurred a net loss of $22,000 during the quarter ended September 30, 1996 as compared with net income of $141,000 during the corresponding quarter of the prior year, a decrease of $163,000. The net loss for the quarter ended September 30, 1996 resulted from a special insurance assessment of $409,000 which was imposed on all SAIF-insured institutions by the FDIC to recapitalize the SAIF fund. See "RISK FACTORS -- Recapitalization of SAIF, Its Impact on SAIF Premiums and One-Time Recapitalization Fee" Net of an income tax benefit of $149,000, this special assessment decreased earnings by $260,000 during the quarter ended September 30, 1996. If Home Savings had not incurred the SAIF special assessment, its net income during the quarter ended September 30, 1996 would have been $238,000, an increase of $97,000 over its net income during the quarter ended September 30, 1995.

         Net Interest Income. Net interest income increased to $640,000 during the quarter ended September 30, 1996 as compared with $499,000 during the first quarter of the previous year. This increase resulted from a $3.7 million increase in average interest-earning assets, which increase principally consisted of higher yielding loans receivable, and a reduction in the rate of interest paid on customer deposits, which declined from a weighted average rate of 5.33% during the quarter ended September 30, 1995 to a weighted average rate of 5.04% during the quarter ended September 30, 1996, reflecting general levels of interest rates during the respective quarters.

         Provision for Loan Losses. The provision for loan losses was $3,000 and $40,000 for the quarters ended September 30, 1996 and 1995, respectively. The reduced provision during the quarter ended September 30, 1996 was due to a reduction in both net loan charge-offs and nonaccrual loans as compared with the corresponding quarter of the previous year. There were no loan charge-offs during the three months ended September 30, 1996 as compared with net charge-offs of $14,000 during the three months ended September 30, 1995, while nonaccrual loans decreased to $213,000 at September 30, 1996 from $288,000 at September 30, 1995.

         Other Income. Other income increased to $18,000 during the three months ended September 30, 1996 from $7,000 during the corresponding three month period in 1995. This increase was principally due to a $9,000 gain from the sale of foreclosed real estate during the quarter ended September 30, 1996.

         General and Administrative Expenses. Excluding the FDIC special insurance assessment described under "-- Net Income (Loss)" above, general and administrative expenses remained relatively stable, increasing to $283,000 during the quarter ended September 30, 1996 as compared with $268,000 during the quarter ended September 30, 1995. This increase generally tracked Home Savings' growth in assets, representing, on an annualized basis, 1.38% and 1.39% of average total assets during the respective quarters.

                                  RISK FACTORS

         The following factors, in addition to the information presented elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered hereby.

Potential Impact of Changes in Interest Rates

         The results of operations of Home Savings, as with savings institutions generally, are dependent to a large degree on its net interest income, which is generally the difference between interest income from loans and investments and interest expense on deposits and borrowings. Home Savings' interest income and interest expense are significantly affected by general economic conditions and by policies of the federal government and various regulatory agencies.

         In recent years, the assets of many savings institutions, including Home Savings, have been negatively "gapped"--which means that the dollar amount of interest-bearing liabilities which reprice within specific time periods, either through maturity or rate adjustment, exceeds the dollar amount of interest-earning assets which reprice within such time periods. As a result, the net interest income of these savings institutions, including Home Savings, would be expected to be negatively impacted by increases in interest rates.

         Some thrift and banking institutions have a positive gap, which means that the amount of interest-earning assets maturing or otherwise repricing within specific time periods generally exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within such periods. Accordingly, in a rising interest rate environment, absent the effect of other factors, those institutions would expect to experience a larger increase in the yield on their assets relative to the cost of their liabilities, thus their net interest income should be positively affected.

         At June 30, 1996, Home Savings' cumulative one year gap as a percentage of total interest-earning assets was a negative 48.86%, and its cumulative three year gap as a percentage of total interest-earning assets was a negative 49.45%. Home Savings' computes its gap position without using certain prepayment, deposit decay and other assumptions sometimes used in such computations. The results of Home Savings' gap computations could be substantially different if these or other assumptions were used.

         In addition to the interest rate gap analysis discussed above, Home Savings' management monitors interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") and net interest income in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet items. The model estimates the effect on Home Savings' NPV and net interest income of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates. Home Savings' Board of Directors has established maximum acceptable decreases in NPV and net interest income for various rate scenarios. Computations as of June 30, 1996, based upon information provided by the FHLB of Atlanta, indicated that a 200 basis point increase in interest rates would result in a 27% decrease in Home Savings' NPV and a 200 basis point decrease in interest rates would result in a 25% increase in Home Savings' NPV. Such computations also indicate that the same 200 basis point increase in interest rates would result in a 17% decrease in net interest income and that the 200 basis point decrease in interest rates would result in a 17% increase in net interest income. Computations of the prospective effects of hypothetical interest rate changes in determining the effect on NPV and net interest income are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay and should not be relied upon as indicative of actual results. Further, such computations and the gap computations described above do not incorporate any actions management may undertake in response to changes in interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION -- Asset/Liability Management."

         The computations described above indicate that Home Savings' asset and liability structure presents significant interest rate risk and that Home Savings' portfolio value and net interest income would be negatively impacted by increases in interest rates. Home Savings net interest income during fiscal 1996 was $255,000 or 9.87% less than fiscal 1995. This decrease was largely due to an increase in market interest rates which resulted in a reduction of Home Savings' interest rate spread from 3.10% in fiscal year 1995 to 2.41% in fiscal year 1996. See "MANAGEMENT'S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION -- Comparison of Results of Operation for the Years Ended June 30, 1996, 1995 and 1994 -- Net Interest Income." However, because of Home Savings' capital position and historical results of operations, Home Savings' management did not consider Home Savings' interest rate risk position as of June 30, 1996 to be unacceptable.

         Home Savings' results of operations will continue to be significantly affected by changes in interest rates due, among other factors, to (i) the fact that a large percentage of Home Savings' adjustable rate assets only reprice once a year, (ii) the fact that Home Savings originates significant amounts of fixed rate mortgage loans and does not sell such loans in the secondary market,
(iii) the fact that a large percentage of Home Savings' deposit accounts are subject to immediate repricing or to repricing within one year, (iv) the fact that Home Savings' interest-earning assets and interest-bearing liabilities reprice at different times and with different frequencies, (v) the effects of periodic and lifetime interest rate caps on Home Savings' interest-earning assets, (vi) the fact that interest rates on Home Savings' assets and liabilities respond differently to economic, market and competitive factors, and
(vii) the fact that sustained high levels of interest rates may adversely affect real estate and lending markets in general. Changes in the level of interest rates also can affect the amount of loans originated by Home Savings. Changes in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as U.S. government and corporate securities, and other investment vehicles which, because of the absence of federal deposit insurance premiums and reserve requirements, generally can pay higher rates of interest than savings institutions. Home Savings does not originate its fixed rate or adjustable rate loans for sale, or sell its loans in the secondary market, and this tends to increase its exposure to interest rate risk. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset/Liability Management."

High Level of Deposits of $100,000 or More

         At June 30, 1996, $13.7 million of Home Savings' certificate of deposit accounts, or 26.3% of all of its certificate of deposit accounts, were for balances of $100,000 or more. Such deposit accounts, which are frequently referred to as "jumbo" deposits, are generally considered to be more interest rate sensitive than other deposits. As a result, it would generally be expected that a significant amount of such jumbo deposits could be withdrawn from Home Savings if higher rates could be obtained elsewhere. Home Savings does not solicit or accept brokered deposits. Home Savings believes that most of the jumbo deposits at Home Savings are held by long-time local customers of the institution.

Anticipated Low Return on Equity Following Conversion

         At June 30, 1996, Home Savings' ratio of equity to assets was 13.83%. On a pro forma basis at June 30, 1996, assuming the sale of 333,500 shares of Common Stock in the Conversion, the Holding Company's ratio of equity to assets would have been 26.38%. With its higher capital position as a result of the Conversion, it is doubtful that the Holding Company will be able to quickly deploy the capital raised in the Conversion in loans and other assets in a manner consistent with its business plan and operating philosophies and in a manner which will generate earnings to support its high capital position. As a result, it is expected that the Holding Company's return on equity initially will be below industry norms. Consequently, investors expecting a return on equity which will meet or exceed industry norms for the foreseeable future should carefully evaluate and consider the risk that such returns will not be achieved.

         Following the Conversion, the Holding Company may consider plans to reduce capital if the opportunities to deploy it are not found. Such plans may include payment of cash dividends and repurchasing shares. Any such steps would be taken based on conditions as they exist following the Conversion and in compliance with applicable regulations which limit the Holding Company's ability to pay dividends and repurchase its stock. See "USE OF PROCEEDS," "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of the Holding Company -- General" and "-- Dividend Limitations" and "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Restrictions on Dividends and Other Capital Distributions."

Importance of Key Employers

         The High Point and Thomasville, North Carolina area is considered to be the furniture capital of the world. As a result, the furniture industry is a key employer in Home Savings' primary market area. Thomasville Furniture Industries, Inc., a Thomasville, North Carolina furniture manufacturer, is by far the largest employer in Thomasville, North Carolina. As a result, any adverse changes in the furniture industry in general or in the business of Thomasville Furniture Industries, Inc., could have an adverse impact upon Home Savings' primary market area. Any such changes could adversely affect real estate values in Home Savings' primary market area, increase unemployment and increase rates of delinquencies in Home Savings' loan portfolio.

Recapitalization of SAIF, its Impact on SAIF Premiums and One-Time Recapitalization Fee

         As a SAIF-insured institution, Home Savings is subject to insurance assessments imposed by the FDIC. Effective January 1, 1993, the FDIC replaced its uniform assessment rate with a transitional risk-based assessment schedule issued by the FDIC, which imposed assessments ranging from 23 cents to 31 cents per $100 of insured domestic deposits. As a result of subsequent changes to the uniform assessment rate, financial institutions such as Home Savings which are members of the SAIF are currently required to pay higher deposit insurance premiums than financial institutions which are members of the BIF, primarily commercial banks, because the BIF has higher reserves than the SAIF and has been responsible for fewer troubled institutions. This has created a disparity between SAIF and BIF assessments. Annual assessments for BIF members in the lowest risk category are now only $2,000. Home Savings paid deposit insurance premiums of $149,000 and $145,000 in fiscal 1996 and 1995, respectively. The FDIC has noted that the premium differential may have adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in capital markets. In addition, SAIF members, such as Home Savings, could be placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

         A comprehensive continuing appropriations bill, which was passed by the United States Congress and signed by the President on September 30, 1996, reduced this premium differential between BIF- and SAIF-insured institutions but did not eliminate it. As a result of this legislation, it is now anticipated that, beginning on January 1, 1997, BIF- insured institutions, except those in higher risk categories, will pay deposit insurance premiums equal to approximately 1.3 cents per $100 of insured domestic deposits and SAIF-insured institutions, except those in higher risk categories, will pay deposit insurance premiums equal to approximately 6.4 cents per $100 of insured domestic deposits. This premium differential is expected to exist until at least January 1, 1999. See "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Insurance of Deposit Accounts."

         The above-described comprehensive continuing appropriations bill enacted on September 30, 1996 provides for a one-time assessment on SAIF members to recapitalize the SAIF. The assessment is estimated to equal 65.7 cents per each $100 of insured domestic deposits. Such premium will have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the assessment, net of any income tax benefit. The one-time assessment, based on Home Savings' deposits as of March 31, 1995, is expected to be payable prior to December, 1996. This special assessment, estimated at $409,000, was accrued as an expense during the quarter ended September 30, 1996. As a result of this expense, Home Savings experienced a net loss for that fiscal quarter. See "RECENT DEVELOPMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS" and "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Insurance of Deposit Accounts."

Increased Tax Liability From Recapture of Bad Debt Reserves

         Recently enacted federal legislation has repealed the reserve method of accounting for thrift bad debt reserves and requires thrifts to recapture into income over a six-year period their post-1987 additions to their excess bad debt tax reserves, thereby generating additional tax liability. Under the legislation, recapture of post-1987 excess reserves is suspended for up to two years to the first tax year beginning after December 31, 1997 if, during those years, the institution satisfies a "residential loan requirement." At June 30, 1996, Home Savings' post-1987 excess reserves amounted to approximately $264,000. See "TAXATION -- Federal Income Taxation."

Limited Market for the Common Stock

         It is anticipated that immediately following completion of the Conversion the Holding Company will have no more than 407,330 shares of Common Stock issued and outstanding if the pro forma appraised valuation of the Holding Company and Home Savings is increased by 15% above the maximum of the Valuation Range. Upon the consummation of the Conversion, the Holding Company will review the eligibility of the Common Stock for quotation on the Nasdaq SmallCap Market. In the event that the Common Stock is eligible for quotation on the Nasdaq SmallCap Market, the Holding Company will apply to have the Common Stock quoted on the Nasdaq SmallCap Market. There can be no assurance, however, that any such application will be approved or that the Common Stock will be quoted on the Nasdaq SmallCap Market. If the Common Stock is quoted on the Nasdaq SmallCap Market, Trident Securities intends to act as a market maker and will attempt to enlist at least one other market maker to make a market in the Common Stock. In the event the Common Stock does not qualify for quotation on the Nasdaq SmallCap Market, the Holding Company intends to list the Common Stock over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc., and the Holding Company will request that Trident Securities undertake to match offers to buy and offers to sell the Common Stock. There can be no assurance that timely or accurate quotations will be available in the "Pink Sheets." In addition, the existence of a public trading market will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Holding Company nor any broker or dealer has control. Due to the small number of shares of Common Stock being offered in the Conversion and the concentration of ownership, it is unlikely that an active or liquid trading market for the Common Stock will develop and be maintained. Purchasers of Common Stock should recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby. See "MARKET FOR COMMON STOCK."

Cost of ESOP

         It is expected that the ESOP will purchase 8% of the shares of Common Stock issued in the Conversion with funds borrowed from the Holding Company. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan." Assuming the issuance of 354,200 shares in the Conversion, it is expected that 28,336 shares will be purchased by the ESOP, which--if such shares are acquired at $50.00 per share--would have a value of $1,416,800. If, because there is an oversubscription for shares of Common Stock or for any other reason, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Holding Company intends to approve the purchase by the ESOP in the open market after the Conversion, of such shares as are necessary for the ESOP to own a number of shares equal to 8% of the shares of Common Stock issued in the Conversion. In such event, the actual cost of the ESOP may be more or less than the amounts set forth above because the ESOP will be purchasing its shares in the open market and the price paid for its shares will depend upon the price at which shares can be acquired in the open market. The purchase of Common Stock by the ESOP will reduce the pro forma stockholders' equity of Home Savings. See "PRO FORMA DATA."

         In November 1993, the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6, among other things, changes the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. Since the fair value of the shares following the Offerings cannot be predicted, Home Savings cannot reasonably estimate the impact of SOP 93-6 on its financial statements. While an increase in such fair value will cause an increase in ESOP- related expenses for accounting purposes, an increase in the fair value of the shares should not increase the actual out-of-pocket cost to Home Savings of the ESOP. Also, earnings per share will be increased as a result of the implementation of SOP 93-6 because only shares which have been committed to be released by the ESOP are included as outstanding shares in the computation.

Cost and Possible Dilutive Effect of the MRP and Stock Option Plan

         It is expected that the stockholders of the Holding Company will be asked to approve the Stock Option Plan and the MRP at a meeting of stockholders after the Conversion. Under the MRP, directors and certain employees of Home Savings would be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion. Under the Stock Option Plan, directors and certain employees of Home Savings would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grants. Shares issued to directors and certain employees under the MRP and the Stock Option Plan may be from authorized but unissued shares of Common Stock or they may be purchased in the open market. In the event the shares issued under the MRP and the Stock Option Plan consist of newly issued shares of Common Stock, the interests of existing stockholders would be diluted. If 354,200 shares of the Common Stock are issued in the Conversion, it is expected that options to acquire 35,420 shares of the Common Stock could be granted under the Stock Option Plan, and awards of an additional 14,168 shares could be made under the MRP. At the maximum of the Valuation Range, if all shares under the MRP and the Stock Option Plan were newly issued, the exercise price was $50.00 for the shares issued pursuant to the options, and all of the options were exercised, the number of outstanding shares of Common Stock would increase from 354,200 to 403,788, the pro forma book value per share of the outstanding Common Stock at June 30, 1996 would have been $70.49 compared with $75.36 if such plans did not exist, and the pro forma net income per share of the outstanding Common Stock for the fiscal year ended June 30, 1996 would have been $2.95 compared with $3.47 if such plans did not exist. The cost of the shares acquired by the MRP will be expensed equally over the five year vesting period set forth in the MRP. If 354,200 shares of Common Stock are issued in the Conversion and the MRP acquired 14,168 shares at a cost of $50.00 per share, the total annual expense of the MRP would be $141,680 per year. See "PRO FORMA DATA" and "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

Financial Institution Regulation and Possible Legislation

         Home Savings is subject to extensive regulation and supervision as a North Carolina-chartered savings bank. In addition, the Holding Company, as a bank holding company, is subject to extensive regulation and supervision. Any change in the regulatory structure or the applicable statutes or regulations, whether by the Administrator, the Federal Reserve, the FDIC, the North Carolina Legislature or the Congress, could have a material impact on the Holding Company, Home Savings, or Home Savings' Conversion.

         Congress currently has under consideration various proposals to consolidate the regulatory functions of the four federal banking agencies: the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of the Currency and the Federal Reserve. The outcome of efforts to effect regulatory consolidation is uncertain. Therefore, Home Savings is unable to determine the extent to which legislation, if enacted, would affect its business.

Competition

         Home Savings' market area is a highly competitive market, and Home Savings faces significant competition both in attracting deposits and in originating loans. Home Savings faces direct competition from a number of financial institutions, many with a state-wide or regional presence, and, in some cases, a national presence. Competition arises from other savings institutions, commercial banks, credit unions and other providers of financial services, many of which are significantly larger than Home Savings and, therefore, have greater financial and marketing resources than Home Savings. Management estimates that, based upon 1995 comparative data, Home Savings had 15.7% of the deposits in Thomasville, North Carolina and 5.5% of the deposits in Davidson County, North Carolina. See "BUSINESS OF HOME SAVINGS -- Competition."

Anti-Takeover Considerations

         Provisions in the Articles of Incorporation and Bylaws. The Holding Company's Articles of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Holding Company that are not negotiated with the Holding Company's Board of Directors. These provisions may result in the Holding Company being less attractive to a potential acquiror and may result in stockholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. In addition, these provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then-current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors or to remove incumbent management. The Holding Company's Board of Directors believes, however, that these provisions are in the best interests of the Holding Company and its stockholders because such provisions encourage potential acquirors to negotiate directly with the Board of Directors, which the Board of Directors believes is in the best position to act on behalf of all stockholders.

         These provisions include, among others, that (1) the Board of Directors has the authority to change the number of directors within a range from five to 15; (2) stockholders who intend to nominate a candidate for election to the Board of Directors must give advance notice to the Secretary of the Holding Company; (3) terms for directors will be staggered at any time that the number of directors exceeds nine; (4) certain merger, consolidation, or other business combinations (as defined in the Articles of Incorporation) must receive the affirmative vote of at least 75% of the Continuing Directors (as defined in the Articles of Incorporation); (5) special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President or by the Board of Directors and (6) directors may be removed from office prior to the end of their term only for cause.

         In addition, the Articles of Incorporation do not provide for cumulative voting for any purpose. As a result, a majority of shareholders will be able to approve matters presented to the shareholders for consideration, except such matters as require more than a majority vote for approval. The Holding Company's Articles of Incorporation state that the Board of Directors, without the approval of the stockholders, may authorize the issuance of shares of preferred stock with such voting rights, designations, preferences, limitations and relative rights as the Board of Directors shall determine. As a result, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Holding Company and to impede other transactions not favored by management. The amended Certificate of Incorporation and Bylaws of Home Savings upon its conversion to stock form also contain certain provisions that might discourage potential takeover attempts of Home Savings. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS."

         Regulatory Provisions. Regulations of the Administrator contain provisions that, for a period of three years after the Conversion is consummated, prohibit any person from directly or indirectly acquiring or offering to acquire beneficial ownership of more than 10% of any class of equity security of the Holding Company or Home Savings, with certain exceptions, without the prior approval of the Administrator. If any person should acquire beneficial ownership of more than 10% of any class of equity security without prior approval, any shares beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted in connection with any matter submitted to the stockholders for a vote. Regulations provide that the Administrator will give his approval of such an acquisition during the first year after the Conversion only to protect the safety and soundness of the Holding Company and Home Savings. Approval will be given during the second and third years after the Conversion upon a finding by the Administrator that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Home Savings or the Board of Directors of the Holding Company supports the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, after the acquisition the acquiror will be a source of financial strength to the Holding Company and Home Savings, and the interests of the public will not be adversely affected by the acquisition. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Holding Company or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Holding Company by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS."

         The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a savings bank or a savings bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Holding Company or Home Savings or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock and
(i) the issuer's securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the Holding Company's securities will be, or (ii) the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Holding Company. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company."

         Voting Control of Officers, Directors and Employees. Directors and executive officers of Home Savings and the Holding Company and their associates expect to purchase approximately 9.28% to 6.86% of the shares of Common Stock issued in the Conversion based upon the minimum and the maximum of the Valuation Range, respectively. See "ANTICIPATED STOCK PURCHASES BY MANAGEMENT."

         In addition, it is expected that the ESOP will acquire a number of shares equal to 8% of the shares issued in the Conversion. Employees will vote the shares allocated to them under the ESOP. The ESOP trustees (directors of Home Savings) will vote unallocated shares, and allocated shares for which no voting instructions have been received, in their discretion, subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         Under the proposed MRP, if approved by the stockholders of the Holding Company, a number of shares equal to 4% of the shares issued in the Conversion could be issued to directors and certain employees of Home Savings. Such shares could be purchased in the open market or could be issued out of authorized but unissued shares. Recipients of shares under the MRP will have voting control over such shares regardless of whether such shares have vested. See "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan." Under the proposed Stock Option Plan, if approved by the stockholders of the Holding Company, directors and certain employees of Home Savings could receive options to purchase a number of shares equal to 10% of the shares issued in the Conversion. Shares to fund such options could be acquired in the open market or could be acquired through the issuance of authorized but unissued shares. If shares are acquired in the open market and held by the Stock Option Plan prior to the exercise of options under the Plan, holders of unexercised options will have voting control over the shares held to fund their options. See "MANAGEMENT OF HOME SAVINGS -- Proposed Stock Option Plan."

         If (i) the Stock Option Plan is approved by the stockholders of the Holding Company within one year after the Conversion and all of the stock options which could be granted to directors and executive officers under the Stock Option Plan are granted and exercised or the shares for such options are acquired by the Stock Option Plan and all option shares are acquired in the open market, (ii) the MRP is approved by the stockholders of the Holding Company within one year after the Conversion, all of the MRP shares which could be granted to directors and executive officers are granted and issued and all such shares are acquired in the open market, (iii) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated, and (iv) the Holding Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased by the ESOP, (c) shares purchased pursuant to the Stock Option Plan and (d) shares granted under the MRP, would give such persons effective control over as much as 30.58% or 28.16%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding.

         Because the Holding Company's Articles of Incorporation requires the affirmative vote of 75% of the outstanding shares entitled to vote in order to approve certain mergers, consolidations or other business combinations, the directors, officers and employees, as a group, could effectively block such transactions. See "ANTI-TAKEOVER

PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS -- The Holding Company -- Supermajority Voting Provisions."

         Agreements With Employees. In connection with the Conversion, Home Savings will enter into an employment agreement with James G. Hudson, Jr., President, Chief Executive Officer and Treasurer and will enter into Special Termination Agreements with John E. Todd, Vice President, and Drema A. Michael, Secretary and Assistant Treasurer. See "MANAGEMENT OF HOME SAVINGS -- Employment Agreement" and "Special Termination Agreements." In addition, Home Savings intends to adopt a Severance Plan which would benefit its employees in the event there is a change in control of the Holding Company or Home Savings. See "MANAGEMENT OF HOME SAVINGS -- Severance Plan." The existence of the employment agreement, special termination agreements and severance plans may tend to discourage mergers, consolidations, acquisitions or other transactions that would result in a change in control of the Holding Company or Home Savings. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS -- The Holding Company -- Anti-Takeover Effect of Employment Agreement, Special Termination Agreements and Benefit Plans."

Income Tax Consequences of Subscription Rights

         If the Subscription Rights granted in connection with the Conversion are deemed to have an ascertainable value, receipt of such rights will be taxable to recipients who exercise such Subscription Rights, either as ordinary income or capital gain, in an amount not in excess of such value. Whether such Subscription Rights are considered to have any ascertainable value is an inherently factual determination. Home Savings has received an opinion from JMP Financial stating that the Subscription Rights do not have any ascertainable value. The opinion of JMP Financial is not binding on the Internal Revenue Service ("IRS"). See "THE CONVERSION -- Income Tax Consequences."

Possible Delays in Consummation of the Conversion

         Consummation of the Conversion is contingent upon receipt of approvals from the Administrator and Federal Reserve. In addition, the Conversion cannot be consummated until the FDIC issues a notice of non-objection with respect to the transaction and until the Conversion has been approved by the members of Home Savings. Final regulatory approval is subject to receipt and review of an updated appraisal from JMP Financial which considers the results of the Offerings and any material developments occurring subsequent to the most recent appraisal submitted in connection with the Conversion.

         Accordingly, consummation of the Conversion and issuance of certificates for shares of Common Stock could be delayed if receipt of the final regulatory approval is delayed or not obtained. Until the Conversion is consummated, no shares of Common Stock may be traded. If all necessary approvals are not obtained, all subscription funds held will be returned with interest and all withdrawal authorizations will be terminated.

Best Efforts Offering

         Home Savings has engaged Trident Securities to consult with and advise Home Savings with respect to the Conversion and to assist, on a best-efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities is under no obligation to purchase any shares of Common Stock in any of the Offerings. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the appropriateness of the amount of Common Stock to be issued in the Conversion. Trident Securities has not prepared any fairness opinion with respect to the terms of the Offerings or any opinion with respect to the price at which shares of Common Stock may trade.

                              CENTURY BANCORP, INC.

         The Holding Company was incorporated under North Carolina law in July 1996 at the direction of Home Savings for the purpose of acquiring and holding all of the outstanding capital stock of Home Savings to be issued in connection with the Conversion. The Holding Company has received conditional approval from the Federal Reserve and the Administrator to become a bank holding company and as such will be subject to regulation by the Federal

Reserve and the Administrator. The holding company structure will give the Holding Company greater flexibility than Home Savings currently has to expand and diversify its business activities, although there are no current plans regarding expansion or diversification. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company."

         Prior to completion of the Conversion, the Holding Company will not own any material assets or transact any material business. Upon completion of the Conversion, on an unconsolidated basis, the Holding Company will have no significant assets other than the stock of Home Savings acquired in the Conversion, the loan receivable with respect to the loan made to the ESOP to enable the ESOP to purchase shares of Common Stock in the Conversion, and the portion of the net proceeds from the sale of Common Stock in the Conversion which are retained by it. The Holding Company will have no significant liabilities upon completion of the Conversion. The management of the Holding Company is set forth under "MANAGEMENT OF THE HOLDING COMPANY." The executive office of the Holding Company is located at the headquarters office of Home Savings at 22 Winston Street, Thomasville, North Carolina.

         The existing management of the Holding Company believes that it will be in the best interests of the Holding Company, Home Savings and the Holding Company's stockholders for the Holding Company to remain an independent company.

                               HOME SAVINGS, SSB

         Home Savings is a North Carolina-chartered mutual savings bank. Home Savings was organized in 1915. Home Savings has been a member of the FHLB system and its deposits have been federally insured since the late 1950's. The deposits of Home Savings are insured by the SAIF of the FDIC to the maximum amount permitted by law.

         Home Savings is a member of the FHLB of Atlanta, which is one of the 12 regional banks for federally insured savings institutions and other eligible members comprising the FHLB system. As a North Carolina-chartered savings bank, Home Savings is regulated by the Administrator. Home Savings is further subject to certain regulations of the FDIC with respect to certain other matters and, as a subsidiary of the Holding Company, will be indirectly subject to regulation by the Federal Reserve. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company" and "-- Regulation of Home Savings."

         Home Savings conducts business through its full service office in Thomasville, North Carolina. Home Savings' primary market area encompasses the communities within a 10-mile radius of its office, which includes portions of Davidson, Randolph and Guilford counties in North Carolina. At June 30, 1996, Home Savings had total assets of $81.3 million, net loans of $55.2 million, deposits of $69.7 million and retained earnings of $11.2 million.

         Home Savings is a community-oriented financial institution which offers a variety of financial services to meet the needs of the communities it serves. Home Savings is principally engaged in the business of attracting deposits from the general public and using such deposits to make one-to-four family residential real estate loans, multi-family residential and commercial loans, construction loans, home equity line of credit loans and other loans and investments.

         Revenues of Home Savings are derived primarily from interest on loans. Home Savings also receives interest income from its investments, mortgage-backed securities and interest-earning deposit balances. Home Savings also receives non-interest income from transaction and service fees and other sources. The major expenses of Home Savings are interest on deposits and general and administrative expenses such as compensation and employee benefits, federal deposit insurance premiums, data processing expenses and occupancy and related expenses.

                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently estimated that such net proceeds will be between $12,375,000 and $16,863,000, based on the current Valuation Range. If the gross proceeds of the shares sold are increased to 15% above the maximum of the Valuation Range, it is estimated that net proceeds will equal $19,445,500. See "PRO FORMA DATA" for the assumptions used to arrive at these amounts. The actual net proceeds may vary materially from the estimated amounts described herein. The estimated amount of net proceeds includes proceeds from the sale of the shares which are expected to be purchased by the ESOP in the Subscription Offering at $50.00 per share with funds borrowed from the Holding Company. The amount loaned to the ESOP to enable such purchases is estimated to range from $1,047,200 if 261,800 shares are issued) to $1,416,800 (if 354,200 shares are issued). If for any reason the ESOP is unable to purchase its shares in the Subscription Offering, the ESOP is expected to purchase its shares in the open market--in which event the cost of the purchases may be higher or lower because the purchase price per share may be higher or lower than $50.00.
See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan."

         After first deducting the amount of the net proceeds used by the Holding Company to make the loan to the ESOP (estimated to range from $1,047,200 to $1,416,800), it is expected that the Holding Company will retain approximately 50% of the remaining net proceeds of the Offerings and will pay the balance of the net proceeds to Home Savings in exchange for all of the common stock of Home Savings to be issued in connection with the Conversion. The Holding Company expects to use the portion of the net proceeds it retains for working capital and investment purposes. The Holding Company does not expect to have significant operating expenses and anticipates that it will initially invest the net proceeds it retains primarily in interest-earning deposits, U.S. government, federal agency and other marketable securities and mortgage-backed securities. The types and amounts of such investments will vary from time to time based upon the interest rate environment, asset/liability mix considerations and other factors. The net proceeds retained by the Holding Company could be used to support the future expansion of operations of the Holding Company through acquisitions of other financial institutions or their branches in or near Home Savings' primary market area. The Holding Company has no current plans or pending agreements or understandings regarding any such acquisitions, and there are no pending negotiations regarding any such acquisitions at this time.

         Net proceeds paid to Home Savings initially will become part of Home Savings' general funds and will be invested primarily in mortgage, consumer and other loans, mortgage-backed securities and investments consisting primarily of interest-earning deposit balances, U.S. government and federal agency obligations and other marketable securities in accordance with Home Savings' lending and investment policies. The relative amounts to be invested in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are to be made. Management is not able to predict the yields which will be produced by the investment of the proceeds of the Offerings because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made. Remaining net proceeds paid to Home Savings will be used for general corporate purposes.

         The proceeds of the Offerings will result in an increase in Home Savings' net worth and regulatory capital and may enhance the potential for growth through increased lending and investment activities, branch acquisitions, business combinations or otherwise. Payments for shares of Common Stock of the Holding Company made through the withdrawal of existing deposit accounts at Home Savings will not result in the receipt of new funds for investment by Home Savings.

         Upon completion of the Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances which may arise following the Conversion, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to (i) market and economic factors such as the price at which the Common Stock is trading, the volume of trading, the attractiveness of other investment alternatives in terms of the rates of return and risks involved in the investments, (ii) the ability to increase the book value and earnings per share of the remaining outstanding shares, and improve the Holding Company's return on equity; (iii) the reduction of dilution to stockholders caused by having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iv) any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders.

         Any stock repurchases will be subject to the determination of the Board of Directors that both the Holding Company and Home Savings will be capitalized in excess of applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of nonperforming assets and other risks, the Holding Company's and Home Savings' current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. Federal regulations require that, subject to certain exceptions, the Holding Company must obtain approval of the Federal Reserve prior to repurchasing

Common Stock for in excess of 10% of its net worth during any 12 month period. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company -- Dividend and Repurchase Limitations." The Holding Company has no intention to repurchase any Common Stock during the first year following the Conversion.

         If the MRP is approved by the stockholders of the Holding Company, the MRP will acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan." Such shares may be acquired in the open market or acquired through the Holding Company's issuance of authorized but unissued shares. In the event shares are acquired in the open market, the funds for such purchase may be provided by Home Savings from the proceeds of the Conversion. It is estimated that between 10,472 and 14,168 shares will be acquired by the MRP, assuming the issuance of between 261,800 and 354,200 shares, respectively, in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $50.00 per share, Home Savings would contribute between $523,600 and $708,400, respectively, to the MRP for this purpose.

         If the Stock Option Plan is approved by the stockholders of the Holding Company, the Stock Option Plan could acquire a number of shares of Common Stock in the open market equal to 10% of the number of shares issued in the Conversion. These shares would be held by the Stock Option Plan for issuance upon the exercise of stock options. To the extent the Stock Option Plan does not acquire sufficient shares to satisfy options granted under the Stock Option Plan, the Holding Company will reserve authorized but unissued shares for this purpose. See "MANAGEMENT OF HOME SAVINGS -- Proposed Stock Option Plan." In the event shares are acquired in the open market, the funds for such purchase may be provided by the Holding Company or Home Savings from the proceeds of the Conversion. It is estimated that between 26,180 and 35,420 shares will be acquired by the Stock Option Plan, assuming the issuance of between 261,800 and 354,200 shares, respectively, in the Conversion. If all such shares were acquired by the Stock Option Plan in the open market, and if such shares were acquired at a price of $50.00 per share, the Holding Company or Home Savings would contribute between $1,309,000 and $1,771,000, respectively, to the Stock Option Plan for this purpose.

                                 DIVIDEND POLICY

         Upon Conversion, the Board of Directors of the Holding Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Holding Company now expects to pay quarterly cash dividends on the Common Stock at a rate to be determined. In addition, the Board of Directors may determine from time to time that it is prudent to pay special nonrecurring cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends. The Holding Company's Board of Directors will periodically review its policy concerning dividends. Declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Holding Company and Home Savings, capital requirements, regulatory limitations, the Holding Company's and Home Savings' results of operations and financial condition, tax considerations and general economic conditions. Upon review of such considerations, the Board of Directors of the Holding Company may authorize dividends to be paid in the future if it deems such payment appropriate and in compliance with applicable law and regulation. No assurances can be given that any dividends will in fact be paid on the Common Stock or, if dividends are paid, that they will not be reduced or discontinued in the future.

         In connection with the Conversion, Home Savings has agreed with the FDIC that, within the first year after completion of the Conversion, neither the Holding Company nor Home Savings will pay any dividend or make any distribution that represents, or is characterized as, or is treated for tax purposes as a return of capital.

         The sources of income to the Holding Company initially will consist of earnings on the capital retained by the Holding Company and dividends paid by Home Savings to the Holding Company, if any. Consequently, future declarations of cash dividends by the Holding Company may depend upon dividend payments by Home Savings to the Holding Company, which payments are subject to various restrictions. Under current North Carolina regulations, Home Savings could not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount which is less than the minimum required by the FDIC and the Administrator. In addition, for a period of five years after the consummation of the Conversion, Home Savings will be required, under existing regulations, to obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. See "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Restrictions on Dividends and Other Capital Distributions." As a result of this limitation, if Home Savings had been a stock institution at the end of fiscal 1996 and for the two preceding fiscal years, it could not have paid a dividend in excess of $462,000 without the approval of the Administrator. As a converted institution, Home Savings also will be subject to the regulatory restriction that it will not be permitted to declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Conversion. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights" and "-- Liquidation Rights After the Conversion." Also, see "TAXATION -- Federal Income Taxation" for a discussion of federal income tax provisions that may limit the ability of Home Savings to pay dividends to the Holding Company without incurring a recapture tax.

                             MARKET FOR COMMON STOCK

         Neither the Holding Company nor Home Savings has ever issued stock before, and, due to the relatively small size of the offering, it is unlikely that an active and liquid trading market will develop. Upon the consummation of the Conversion, the Holding Company will review the eligibility of the Common Stock for quotation on the Nasdaq SmallCap Market. In the event that the Common Stock is eligible for quotation on the Nasdaq SmallCap Market, the Holding Company will apply to have the Common Stock quoted on the Nasdaq SmallCap Market. There can be no assurance, however, that any such application will be approved or that the Common Stock will be quoted on the Nasdaq SmallCap Market. If the Common Stock is quoted on the Nasdaq SmallCap Market, Trident Securities intends to act as a market maker and to encourage at least one other market maker to make a market in the Common Stock. In the event the Common Stock does not qualify for quotation on the Nasdaq SmallCap Market, the Holding Company intends to list the Common Stock over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc., and the Holding Company intends to request Trident Securities undertake to match offers to buy and offers to sell the Common Stock. There can be no assurance that timely or accurate quotations will be available in the "Pink Sheets." In addition, the existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. Due to the small number of shares of Common Stock being offered in the Conversion and the concentration of ownership, it is unlikely that an active or liquid trading market for the Common Stock will develop and be maintained. Further, the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price of the Common Stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby.

                                 CAPITALIZATION

         The following tables present the historical capitalization of Home Savings at June 30, 1996 and the pro forma capitalization of the Holding Company at such date after giving effect to the sale of the Common Stock and application of the assumptions set forth under "PRO FORMA DATA," assuming that 261,800, 308,000, 354,200 and 407,330 shares of Common stock are sold at $50.00 per share (the minimum, midpoint, maximum and 15% above the maximum of the current Valuation Range). A change in the number of shares issued in the Conversion may materially affect such pro forma capitalization. See "USE OF PROCEEDS" and "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."


                                                                       The Holding Company Pro Forma Capitalization at June 30, 1996

                                                                                           Based Upon Sale of
                                                                       -------------------------------------------------------------

                                                                                            261,800              308,000
                                                                                          shares at a          shares at a
                                                                       Historical           price of            price of
                                                                     Capitalization     $50.00 per share    $50.00 per share
                                                                     --------------     ----------------    ----------------
                                                                                         (In Thousands)
Deposits (2)                                                                  $69,669             $69,669              $69,669
                                                                              =======             =======              =======
Stockholders' equity

  Common stock, no par value:

    Authorized shares:  20,000,000

      Assumed outstanding shares as shown in column headings (3)          $        --             $12,375              $14,619

  Preferred stock:

    Authorized shares:  5,000,000

      No shares outstanding                                                        --                  --                   --

Additional paid-in capital

Less:  Common stock to be acquired by the MRP (4)                                  --               (524)                (616)

Less:  Common stock to be acquired by the ESOP (4)                                 --             (1,047)              (1,232)

Retained earnings (5)                                                          11,245              11,245               11,245
                                                                             --------            --------             --------
         Total                                                                $11,245             $22,049              $24,016
                                                                             ========            ========              =======
Total deposits and stockholders' equity                                       $80,914             $91,718              $93,685
                                                                             ========            ========              =======

                                                                     The Holding Company Pro Forma Capitalization at June 30, 1996
                                                                                         Based Upon Sale of
                                                                     -------------------------------------------------------------
                                                                            354,200                 407,330
                                                                          shares at a              shares at a
                                                                            price of                price of
                                                                        $50.00 per share       $50.00 per share(1)
                                                                        ----------------       -------------------
                                                                                     (In Thousands)
Deposits (2)                                                                    $69,669              $69,669
                                                                                =======              =======
Stockholders' equity

  Common stock, no par value:

    Authorized shares:  20,000,000

      Assumed outstanding shares as shown in column headings (3)                $16,863              $19,445

  Preferred stock:

    Authorized shares:  5,000,000

      No shares outstanding                                                          --                   --

Additional paid-in capital

Less:  Common stock to be acquired by the MRP (4)                                 (708)                (815)

Less:  Common stock to be acquired by the ESOP (4)                              (1,417)              (1,629)

Retained earnings (5)                                                            11,245               11,245
                                                                               --------             --------
         Total                                                                  $25,983              $28,246
                                                                               ========             ========
Total deposits and stockholders' equity                                         $95,652              $97,915
                                                                               ========             ========

(1) Represents the number of shares of Common Stock that would be issued in the Conversion after giving effect to a 15% increase in maximum valuation in the Valuation Range.
(2) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Any such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) Does not reflect the issuance of any shares of Common Stock reserved for issuance pursuant to Home Savings' stock option plan.
         See "MANAGEMENT OF HOME SAVINGS -- Proposed Stock Option Plan."
(4) Assumes that 8% of the shares of Common Stock offered hereby will be purchased by the ESOP in the Conversion. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. Assumes that, after the Conversion, a number of shares equal to 4% of the shares of Common Stock offered hereby will be purchased by the MRP with funds contributed by Home Savings. The Common Stock acquired by both the ESOP and the MRP is reflected as a reduction of stockholders' equity. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan
         -- Proposed Management Recognition Plan."
(5) Retained earnings is net of unrealized holding gains or losses on available-for-sale securities.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $12,375,000 and $16,863,000 (including net proceeds from shares expected to be purchased by the ESOP with funds borrowed from the Holding Company), based upon the following assumptions: (i) 17.28%, 15.89%, 14.86% and 13.97% of the Common Stock sold in the Conversion at the minimum, midpoint, maximum and 15% above the maximum, respectively, of the Valuation Range will be sold to the ESOP, directors and executive officers and their associates as defined in the Plan of Conversion (and that Trident Securities will not receive certain compensation with respect to such sales), and none of the shares of Common Stock will be sold in any Syndicated Community Offering pursuant to selected dealer agreements; (ii) fees will be payable to Trident Securities with respect to the Subscription and Community Offerings as described in "THE CONVERSION -- Marketing Arrangements;" and (iii) Conversion expenses, excluding the fees and commissions to Trident Securities, will be approximately $368,000. Actual net proceeds may vary depending upon the number of shares sold to the ESOP and to directors, executive officers and their associates, the number of shares, if any, sold in the Syndicated Community Offering pursuant to selected dealer arrangements and the actual expenses of the Conversion. Payments for shares made through withdrawals from existing Home Savings deposit accounts will not result in the receipt of new funds for investment by Home Savings. However, capital will increase and interest-bearing liabilities will decrease by the amount of such withdrawals. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

         Under the Plan of Conversion, the Common Stock must be sold at an aggregate price equal to not less than the minimum nor more than the maximum of the Valuation Range based upon an independent appraisal. The Valuation Range as of October 22, 1996 is from a minimum of $13,090,000 to a maximum of $17,710,000 with a midpoint of $15,400,000. However, with the consent of the Administrator and the FDIC, the aggregate price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, or to $20,366,500, without a resolicitation and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

         Pro forma consolidated net earnings and book value of the Holding Company at or for the year ended June 30, 1996 have been based upon the following assumptions: (i) the sale of shares of Common Stock in connection with the Conversion occurred at July 1, 1995 and yielded net proceeds available for investment of $10,804,000, $12,771,000, $14,738,000 and $17,001,000 (based upon the issuance of 261,800, 308,000, 354,200 and 407,330 shares, respectively, at $50.00 per share) on such date; and (ii) such net proceeds were invested on a consolidated basis at the beginning of the period at a yield of 5.82%, which represents the average one-year treasury constant maturity rate for the last week of June 1996. The Holding Company did not use the arithmetic average of Home Savings' weighted-average yield on interest-earning assets and weighted-average interest rate paid on deposits during the year ended June 30, 1996. Management believes that the one-year Treasury rate is a more appropriate rate for purposes of preparing the pro forma data because proceeds from the Conversion are expected to be initially invested in instruments with similar yields and maturities. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. Such withdrawals have no effect on pro forma stockholders' equity, and management does not believe that such withdrawals will have a material impact on pro forma net earnings or pro forma net earnings per share. In calculating pro forma net earnings, an effective tax rate of 39% has been assumed, resulting in a yield after taxes of 3.55%. Historical and pro forma per share amounts have been calculated by dividing Home Savings' historical amounts and the Holding Company's pro forma amounts by the indicated number of shares of Common Stock, assuming that such number of shares had been outstanding during the entire period.

         The following pro forma information is not intended to represent the market value of the Common Stock, the value of net assets and liabilities or of future results of operations. The assumption regarding investment yields should not be considered indicative of actual yields for future periods. The following information is not intended to be used as a basis for projection of results of operations for future periods.

                                                                    At or For the Year Ended June 30, 1996
                                                  --------------------------------------------------------------------------
                                                       261,800           308,000            354,200            407,330
                                                  shares at $50.00   shares at $50.00   shares at $50.00   shares at $50.00
                                                      per share         per share          per share          per share
                                                      (Minimum)         (Midpoint)         (Maximum)       (15% above Max.)
                                                  ----------------   ----------------   ----------------   ----------------
                                                               (Dollars in Thousands, except per share amounts)
Gross proceeds                                             $13,090            $15,400            $17,710            $20,367

Less Offering expenses and commissions                       (715)              (781)              (847)              (922)
                                                         ---------          ---------          ---------          ---------
  Estimated net conversion proceeds (1)                     12,375             14,619             16,863             19,445
  Less shares to be acquired by ESOP (2)                   (1,047)            (1,232)            (1,417)            (1,629)
  Less shares to be acquired by MRP (3)                      (524)              (616)              (708)              (815)
                                                         ---------          ---------          ---------          ---------
  Adjusted estimated net conversion proceeds             $  10,804            $12,771            $14,738            $17,001
                                                         =========            =======            =======            =======
Pro forma net income:
  Historical net income                                  $     677          $     677          $     677          $     677
  Pro Forma adjustments:
    Pro forma income on net proceeds (1)                       384                453                523                603
    Pro forma ESOP adjustments (2)                            (64)               (75)               (86)               (99)
    Pro forma MRP adjustments (3)                             (64)               (75)               (86)               (99)
                                                          --------           --------           --------           --------
      Pro forma net income                                $    933           $    980           $  1,028           $  1,082
                                                          ========           ========           ========           ========
Pro forma net income per share (5):
  Historical net income per share                        $    2.79          $    2.37          $    2.06           $   1.79
  Pro forma adjustments:
    Pro forma income on net proceeds                          1.57               1.58               1.59               1.59
    Pro forma ESOP adjustments (2)                          (0.26)             (0.26)             (0.26)             (0.26)
    Pro forma MRP adjustments (3)                           (0.26)             (0.26)             (0.26)             (0.26)
                                                         ---------          ---------          ---------          ---------
      Pro forma net income per share                     $    3.84          $    3.43          $    3.13          $    2.86
                                                         =========          =========          =========          =========

Ratio of price per share to pro forma income
  per share (5)                                              13.02              14.58              15.98              17.47
                                                         =========            =======            =======            =======
Pro forma stockholders' equity (book value) (4):
  Historical retained earnings                             $11,245            $11,245            $11,245            $11,245
  Estimated net conversion proceeds                         12,375             14,619             16,863             19,445
  Less shares to be acquired by:
    ESOP (2)                                               (1,047)            (1,232)            (1,417)            (1,629)
    MRP (3)                                                  (524)              (616)              (708)              (815)
                                                         ---------          ---------          ---------          ---------
      Pro forma stockholders' equity (4)                   $22,049            $24,016            $25,983            $28,246
                                                         =========          =========          =========          =========
Pro forma stockholders' equity per share (4):
  Historical retained earnings                            $  42.95           $  36.51           $  31.75           $  27.60
  Estimated net conversion proceeds                          47.27              47.46              47.61              47.74
  Less shares to be acquired by:
    ESOP (2)                                                (4.00)             (4.00)             (4.00)             (4.00)
    MRP (3)                                                 (2.00)             (2.00)             (2.00)             (2.00)
                                                         ---------         ----------         ----------         ----------
      Pro forma stockholders' equity per share (4)        $  84.22           $  77.97           $  73.36           $  69.34
                                                         =========         ==========         ==========         ==========
Pro forma price to book value                               59.37%             64.12%             68.16%             72.11%
                                                         =========         ==========         ==========         ==========
Number of shares used to calculate income per share (5)    242,950            285,824            328,698            378,002
                                                         =========         ==========         ==========         ==========
Number of shares used to calculate stockholders' equity
per share (4)                                              261,800            308,000            354,200            407,330
                                                         =========         ==========         ==========         ==========

(1) Subject to approval by the Holding Company's stockholders at a meeting to be held no sooner than six months after the Conversion, 10% of the shares issued in the Conversion may be reserved for issuance to directors, officers, and employees under the Stock Option Plan. In lieu of reserving shares for issuance, the Stock Option Plan may purchase shares in the open market to be delivered upon the exercise of options. Because management cannot reasonably estimate the number of options which might be exercised or the option exercise price or whether the shares will be purchased in the open market, no provision for the Stock Option Plan has been made in the preceding pro forma calculations. At 15% above the maximum of the Valuation Range, it is expected that options to acquire 40,733 shares of the Common Stock could be granted under the Stock Option Plan. If all shares under the Stock Option Plan were newly issued, the exercise price was $50.00 for the shares issued pursuant to the options, and all of the options were exercised, the number of outstanding shares of Common Stock would increase from 407,330 to 448,063 and the pro forma earnings per share of the outstanding Common Stock for the year ended June 30, 1996 (based on shares released for the period pursuant to SOP 93-6) would have been $2.76 compared with $2.86 if the Stock Option Plan did not exist. See "MANAGEMENT OF HOME SAVINGS -- Proposed Stock Option Plan."

(2) It is assumed that 8% of the shares of Common Stock in the Conversion will be purchased by the ESOP. Pro forma ESOP adjustments assume that 10% of the shares will be committed to be released each year, and that expense is reduced by a 39% tax rate. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan."

(3) It is assumed that the MRP will purchase a number of shares equal to 4% of the shares of Common Stock issued in the Conversion for issuance to directors, officers and employees, subject to approval by the Holding Company's stockholders at a meeting to be held no sooner than six months after Conversion. Pro forma MRP adjustments assume that expense will be amortized over five years, and that expense is reduced by a 39% tax rate. See "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan."

(4) The retained earnings of Home Savings will be substantially restricted after the Conversion. See "DIVIDEND POLICY," "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Restrictions on Dividends and Other Capital Distributions." Pursuant to SOP 93-6, stockholders' equity per share is calculated based on all ESOP shares issuable.

(5) Earnings per share is calculated based on the number of shares outstanding indicated in the previous tables which include shares to be acquired by the ESOP and the MRP. Pursuant to SOP 93-6, earnings per share is calculated based on the ESOP shares released for the period according to scheduled contributions.

(6) Pro forma net earnings per share have been annualized for purposes of this ratio.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         Home Savings is subject to the North Carolina savings bank requirement that net worth, computed in accordance with the requirements of the Administrator, equal or exceed 5% of total assets. As of June 30, 1996, Home Savings' net worth, computed in accordance with such requirements, was 14.44% of total assets. In addition, Home Savings is subject to the capital requirements of the FDIC. The FDIC requires that institutions which receive the highest rating during their examination process and are not experiencing or anticipating significant growth must maintain a leverage ratio of Tier I capital to total assets (as defined in FDIC regulations) of at least 3%. All other institutions are required to maintain a ratio of 1% or 2% above the 3% minimum with an absolute minimum leverage ratio of not less than 4%. The FDIC also imposes requirements that (i) the ratio of Tier I capital to risk-weighted assets equal at least 4% and (ii) the ratio of total capital to risk-weighted assets equal at least 8%. As demonstrated in the table below, Home Savings exceeds the FDIC Tier I and risk-based capital requirements and North Carolina capital requirements on a historical and pro forma basis.

         The following table presents (i) Home Savings' historical regulatory capital position on June 30, 1996 and (ii) Home Savings' pro forma regulatory capital position on such date after giving effect to the assumptions set forth under "PRO FORMA DATA" and "CAPITALIZATION" and further assuming that the Holding Company will retain 50% of the net proceeds of the Common Stock sold in the Conversion after deducting the amount necessary to fund the loan to the ESOP.

                                                                 Pro Forma Regulatory Capital Position at June 30, 1996
                                                                 ------------------------------------------------------

                                            Home Savings'
                                              Historical                    261,800                     308,000
                                           Regulatory Capital          Shares sold at               Shares sold at
                                             Position at                Price of $50.00             Price of $50.00
                                             June 30, 1996                 per share                   per share
                                          -----------------------    -----------------------     ----------------------
                                                      Percent of                 Percent of                 Percent of
                                                      Regulatory                 Regulatory                 Regulatory
                                          Amount      Assets (1)     Amount      Assets (1)      Amount      Assets (1)
                                          ------     ------------    ------     ------------     ------     -----------
                                                                      (Dollars in Thousands)
Tier 1 (leverage) capital                   $11,208         13.79%     $16,872         19.40%     $17,902         20.34%
Tier 1 (leverage) capital requirement (2)     3,252          4.00%       3,479          4.00%       3,520          4.00%
                                            -------        -------     -------         ------     -------         ------
Excess                                      $ 7,956          9.79%     $13,393         15.40%     $14,382         16.34%
                                            =======        =======     =======         ======     =======         ======
Tier 1 risk based capital                   $11,208         26.47%     $16,872         38.81%     $17,902         40.98%
Tier 1 risk based capital requirement         1,694          4.00%       1,739          4.00%       1,747          4.00%
                                            -------        -------     -------         ------     -------         ------
Excess                                      $ 9,514         22.47%     $15,133         34.81%     $16,155         36.98%
                                            =======         ======     =======         ======     =======         ======
Total risk based capital                    $11,741         27.73%     $17,405         40.04%     $18,435         42.20%
Total risk based capital requirement          3,388          8.00%       3,478          8.00%       3,494          8.00%
                                            -------        -------     -------         ------     -------         ------
Excess                                      $ 8,353         19.73%     $13,927         32.04%     $14,941         34.20%
                                            =======         ======     =======         ======     =======         ======
NC regulatory capital                       $11,741         14.44%     $17,405         20.01%     $18,435         20.95%
NC regulatory capital requirement             4,065          5.00%       4,348          5.00%       4,400          5.00%
                                            -------        -------     -------         ------     -------         ------
Excess                                      $ 7,676          9.44%     $13,057         15.01%     $14,035         15.95%
                                            =======        =======     =======         ======     =======         ======


                                  Pro Forma Regulatory Capital Position at June 30, 1996
                                  ------------------------------------------------------

                                                    354,200                    407,330
                                                Shares sold at             Shares sold at
                                                Price of $50.00            Price of $50.00
                                                  per share                  per share
                                            ----------------------     ----------------------

                                                       Percent of                 Percent of
                                                       Regulatory                 Regulatory
                                            Amount     Assets (1)      Amount      Assets (1)
                                            ------    ------------     ------     -----------
Tier 1 (leverage) capital                     $18,931        21.26%      $20,116        22.30%
Tier 1 (leverage) capital requirement (2)       3,561         4.00%        3,608         4.00%
                                              -------        ------      -------        ------
Excess                                        $15,370        17.26%      $16,508        18.30%
                                              =======        ======      =======        ======
Tier 1 risk based capital                     $18,931        43.14%      $20,116        45.59%
Tier 1 risk based capital requirement           1,755         4.00%        1,765         4.00%
                                              -------        ------      -------        ------
Excess                                        $17,176        39.14%      $18,351        41.59%
                                              =======        ======      =======        ======
Total risk based capital                      $19,464        44.35%      $20,649        46.80%
Total risk based capital requirement            3,511         8.00%        3,530         8.00%
                                              -------        ------      -------        ------
Excess                                        $15,953        36.35%      $17,119        38.80%
                                              =======        ======      =======        ======
NC regulatory capital                         $19,464        21.86%      $20,649        22.89%
NC regulatory capital requirement               4,451         5.00%        4,511         5.00%
                                              -------        ------      -------        ------
Excess                                        $15,013        16.86%      $16,138        17.89%
                                              =======        ======      =======        ======

--------------------------------
(1) For the Tier 1 (leverage) capital and North Carolina regulatory capital calculations, percent of total average assets. For the Tier 1 risk-based capital and total risk-based capital calculations, percent of total risk-weighted assets. Net proceeds (after ESOP and MRP) were assumed to be invested in short-term treasury securities (0% risk-weight) and one-to-four family residential mortgage loans (50% risk-weight) with a weighted average risk-weight of 20%.
(2) As a North Carolina-chartered savings bank, Home Savings is subject to the capital requirements of the FDIC and the Administrator. The FDIC requires state-chartered savings banks, including Home Savings, to have a minimum leverage ratio of Tier 1 capital to total assets of at least 3%; provided, however, that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating any significant growth, are required to maintain a ratio of 1% to 2% above the stated minimum, with an absolute minimum leverage ratio of at least 4%. For the purposes of this table, Home Savings has assumed that its leverage capital requirement is 4% of total average assets.

               STOCK PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         Directors, officers and employees of Home Savings will be entitled to subscribe for shares of Common Stock in the Subscription Offering in their capacities as such and to the extent they qualify as Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Shares purchased by such persons will be purchased at the same price per share--$50.00--that will be paid by other purchasers in the Offerings. They may also purchase Common Stock in the Community Offering or in the Syndicated Community Offering, if any, subject to the maximum purchase limitations applicable to all purchasers of shares in the Conversion.

         The following table sets forth for each of the executive officers and directors of Home Savings who intends to purchase Common Stock, and for all executive officers and directors as a group (including in each case all "associates" of such persons) the aggregate dollar amount of Common Stock for which such director or executive officer has informed Home Savings he intends to subscribe. The amounts reflected in the table are estimates only and the actual shares of Common Stock actually subscribed for by the listed individuals may differ from the amounts reflected in the table. The following table assumes that 308,000 shares of Common Stock will be issued and that sufficient shares will be available to satisfy the subscriptions of Home Savings' executive officers and directors.

                                                                                    Anticipated
                                                                Anticipated           Number
                                                                  Amount             of Shares               As a Percent
                                                                to be Paid             to be                  of Shares
Name                                                            for Shares         Purchased (1)               Issued
----                                                            ----------         -------------              -------
Henry H. Darr, Director                                         $  250,000                 5,000                 1.62%
James G. Hudson, Jr., Director, President, Chief
  Executive Officer and Treasurer                                  200,000                 4,000                  1.30
John R. Hunnicutt, Director (2)                                    250,000                 5,000                  1.62
F. Stuart Kennedy, Director                                        250,000                 5,000                  1.62
Milton T. Riley, Jr., Director                                     250,000                 5,000                  1.62
Drema A. Michael, Secretary and Assistant Treasurer                 15,000                   300                  0.10
                                                                ----------                ------                 -----
         Total                                                  $1,215,000                24,300                 7.89%
                                                                ==========                ======                 =====

----------------------
(1) Subscriptions by the ESOP are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan." Also, grants under the proposed MRP and shares subject to option under the Stock Option Plan, if approved by the stockholders of the Holding Company at a meeting of stockholders following the Conversion, are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. It is expected that the ESOP will acquire 8% of the shares issued in the Conversion. Recipients of shares under the ESOP will have voting control over the shares allocated to them, and trustees of the ESOP (directors of Home Savings) will have voting control over unallocated shares. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan." Under the proposed MRP, if approved by the stockholders of the Holding Company, a number of shares equal to 4% of the shares issued in the Conversion could be issued to directors and certain employees of Home Savings. Such shares could be purchased in the open market or could be issued out of authorized but unissued shares. Recipients of shares under the MRP will have voting control over such shares regardless of whether such shares have vested. See "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan." Under the proposed Stock Option Plan, if approved by the stockholders of the Holding Company, directors and certain employees of Home Savings could receive options to purchase a number of shares equal to 10% of the shares issued in the Conversion.

         Shares to fund such options could be acquired in the open market or could be acquired through the issuance of authorized but unissued shares. If shares are acquired in the open market and held by the Stock Option Plan prior to the exercise of options under the Plan, holders of unexercised options will have voting control over the shares held to fund their options. See "MANAGEMENT OF HOME SAVINGS -- Proposed Stock Option Plan."
(2) Mr. Hunnicutt, who became a director in 1995, was not a depositor as of March 31, 1995, and is not an Eligible Account Holder entitled to first priority in the Subscription Offering.

         Without the prior written consent of the Administrator, shares of Common Stock purchased by directors or executive officers of Home Savings in the Conversion cannot be sold during a period of one year following the Conversion, except upon death of the director or executive officer. Such restriction also applies to any shares issued to such person as a stock dividend, stock split or otherwise with respect to any of such originally restricted stock.

         In addition, the North Carolina conversion regulations provide that directors and executive officers and their associates are prohibited from purchasing outstanding shares of Common Stock for a period of three years following the Conversion, except from or through a broker or dealer registered with the SEC or Secretary of State of North Carolina, unless the prior written approval of the Administrator is obtained. This provision does not apply to negotiated transactions involving more than 1% of the Holding Company's outstanding Common Stock or to purchases of stock made by or held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of Home Savings or the Holding Company which may be attributable to individual executive officers or directors. Purchases and sales of Common Stock by officers and directors will also be subject to the short-swing trading prohibitions contained in Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the short-swing trading and other rules promulgated pursuant to the Exchange Act.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of Home Savings. The information contained in this section should be read in conjunction with the Financial Statements, the accompanying Notes to Financial Statements and the other sections contained in this Prospectus.

         The Holding Company was incorporated under North Carolina law in June 1996 at the direction of Home Savings for the purpose of acquiring and holding all of the outstanding stock of Home Savings to be issued in the Conversion. The Holding Company's principal business activities after the Conversion are expected to be conducted solely through Home Savings.

         Home Savings' results of operations depend primarily on net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Home Savings' operations are affected to a much lesser degree by non-interest income, such as transaction and other service fee income, and other sources of income. Home Savings' principal operating expenses, aside from interest expense, consist of compensation and employee benefits, office occupancy costs, data processing expenses and federal deposit insurance premiums.

Capital Resources and Liquidity

         The objective of Home Savings' liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses Home Savings' ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

         Home Savings' primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments, including mortgage-backed securities. External sources of funds include increases in deposits and advances from the FHLB of Atlanta. In recent years, advances from the FHLB of Atlanta have not been a primary source of liquidity for Home Savings.

         North Carolina-chartered savings banks must maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments with readily marketable value, including investments with maturities in excess of five years. Home Savings believes that it will have sufficient funds available to meet its anticipated future loan commitments as well as other liquidity needs.

         Following the Conversion, the Holding Company will initially conduct no business other than holding the capital stock of Home Savings and the loan it will make to the ESOP. In order to provide sufficient funds for its operations, the Holding Company expects to retain at the Holding Company level and invest 50% of the net proceeds of the Conversion remaining after making the loan to the ESOP. In the future, the Holding Company's primary source of funds, other than income from its investments and principal and interest payments received from the ESOP with respect to the ESOP loan, is expected to be dividends from Home Savings. As a North Carolina-chartered stock savings bank, Home Savings may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. At June 30, 1996, Home Savings was in compliance with all applicable capital requirements. In addition, for a period of five years after the Conversion, Home Savings must obtain written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year end, or (ii) the average of its net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends. As a result of this limitation, if Home Savings had been a stock institution at the end of fiscal 1996 and for the two preceding years, it could not have paid a cash dividend in excess of $462,000 without approval of the Administrator. In connection with the Conversion, the Holding Company and Home Savings have agreed with the FDIC that, within the first year after completion of the Conversion, they will not pay any dividend or make any distribution that represents, or is characterized as, or is treated for tax purposes as a return of capital. In addition, after the Conversion, Home Savings will be subject to the restriction that it will not be permitted to declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account to be established in connection with the Conversion. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights -- Liquidation Rights After the Conversion."

Operating Strategy

         The primary goals of management are to increase Home Savings' profitability, monitor its capital position and enhance its banking franchise. Home Savings' results of operations are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits. Home Savings' operations are affected to a much lesser degree by non-interest income, such as transaction and other service fee income, and other sources of income. Home Savings' net income is also affected by, among other things, provisions for loan losses and operating expenses. Home Savings' principal operating expenses, aside from interest expense, consist of compensation and employee benefits, office occupancy costs, data processing expenses and federal deposit insurance premiums. Home Savings' results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of regulatory authorities.

         In guiding the operations of Home Savings, management has implemented various strategies designed to continue the institution's profitability while maintaining its safety and soundness. These strategies include: (i) emphasizing one-to-four family residential lending; (ii) maintaining asset quality; (iii) controlling operating expenses; and (iv) monitoring interest-rate risk. It is anticipated, subject to market conditions, that the strategies presently in place will be continued following completion of the Conversion.

         Emphasis on One-to-Four Family Residential Housing. Historically, Home Savings has been predominantly a one-to-four family residential lender. As of June 30, 1996, approximately 75.4% of its loan portfolio, before net items, was composed of permanent one-to-four family residential loans. As of such date, an additional 8.0% of its loan portfolio, before net items, was composed of construction loans and home equity loans. As a result, Home Savings has developed expertise in mortgage loan underwriting and origination. Home Savings has established methods to expand its loan originations through contacts with realtors, homebuilders and past and present customers. The institution also uses advertising and community involvement to gain exposure within the communities it operates. As of June 30, 1996, approximately 29.6% of Home Savings' loan portfolio, before net items, was composed of adjustable rate loans.

         Maintenance of Asset Quality. At June 30, 1996, Home Savings' ratio of nonperforming assets to total assets was 0.76%. Since June 30, 1990, annual net loan charge-offs have averaged 0.05% of average loans outstanding. Home Savings has attempted to maintain asset quality through its underwriting and collection procedures.

         Monitoring of Interest-Rate Risk. Although Home Savings' has a significant "negative gap" and its net interest income would likely be negatively impacted by increases in interest rates, management considers its interest rate exposure to be at an acceptable level, given Home Savings' historical operating results and capital position. However, in order to reduce the impact on Home Savings' net interest income resulting from changes in interest rates, as described below, management has implemented several strategies. See "-- Interest Rate Risk."

         Control of General and Administrative Expenses. Home Savings closely monitors its general and administrative expenses and seeks to control them while maintaining the necessary personnel to properly serve its customers. Since June 30, 1991, Home Savings' ratio of general and administrative expenses to average assets has averaged 1.28%.

Interest Rate Risk

         Home Savings' asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond Home Savings' control, such as market interest rates and competition, may also have an impact on Home Savings' interest income and interest expense.

         In the absence of other factors, the yield or return associated with Home Savings' earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. Therefore, by controlling the increases and decreases in its interest income and interest expense which are brought about by changes in market and interest rates, Home Savings can significantly influence its net interest income.

         Interest Rate Gap Analysis. As a part of Home Savings' interest rate risk management policy, Home Savings calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

         Home Savings' one year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1996 was a negative 48.86%. At June 30, 1996, Home Savings' three year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 49.45% and negative 40.77%, respectively.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1996 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liability. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of Home Savings' assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                     Terms to Repricing at June 30, 1996
                                                      ----------------------------------------------------------------
                                                                   More Than       More Than
                                                      1 Year       1 Year to      3 Years to     More Than
                                                      or Less       3 Years         5 Years       5 Years        Total
                                                      -------      ---------       ---------     ---------       -----
                                                                            (Dollars in Thousands)

INTEREST-EARNING ASSETS:
  Loans receivable:
    Adjustable rate residential 1-4 family            $  10,129    $        15      $        --   $       --     $  10,144
    Fixed rate residential 1-4 family                       735            560            1,229       30,906        33,430
    Other secured - real estate - fixed                      --             45               45        4,582         4,672
    Other secured - real estate - adjustable              6,930             --               --           --         6,930
    Other loans                                              50            257              242           --           549
  Interest-bearing deposits                               3,645             --               --           --         3,645
  Investments                                             3,807          4,657            5,296        4,805        18,565
  FHLB common stock                                          --             --               --          614           614
                                                      ---------    -----------      -----------   ----------     ---------
         Total interest-earning assets                $  25,296    $     5,534      $     6,812   $   40,907     $  78,549
                                                      =========    ===========      ===========   ==========     =========
INTEREST-BEARING LIABILITIES:

  Deposits:
    Passbook and statement accounts                   $   4,984    $        --      $        --   $       --     $   4,984
    NOW and money market checking accounts               12,548             --               --           --        12,548
    Non-interest-bearing accounts                           116             --               --           --           116
    Certificate accounts                                 46,026          5,995               --           --        52,021
                                                      ---------    -----------      -----------   ----------     ---------
         Total interest-bearing liabilities           $  63,674    $     5,995      $        --   $       --     $  69,669
                                                      =========    ===========      ===========   ==========     =========

INTEREST SENSITIVITY GAP PER PERIOD                   $(38,378)    $     (461)      $     6,812    $  40,907     $   8,880

CUMULATIVE INTEREST SENSITIVITY GAP                   $(38,378)      $(38,839)        $(32,027)   $    8,880     $   8,880

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
INTEREST-EARNING ASSETS                                (48.86)%       (49.45)%         (40.77)%       11.31%        11.31%

CUMULATIVE INTEREST-EARNING ASSETS AS A
PERCENTAGE OF INTEREST-BEARING LIABILITIES               39.73%         44.25%           54.03%      112.75%       112.75%

         Net Portfolio Value and Net Interest Income Analysis. In addition to the interest rate gap analysis as discussed above, management monitors Home Savings' interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") and net interest income in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on Home Savings' NPV and net interest income of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates.

         The following table presents information regarding possible changes in Home Savings' NPV as of June 30, 1996, based on information provided by the FHLB of Atlanta's interest rate risk model.


     Change in                                Net Portfolio Value
  Interest Rates             ------------------------------------------------------
  in Basis Points
   (Rate Shock)              Amount                $ Change                % Change
  ---------------            ------                --------                --------

                                            (Dollars in Thousands)
Up 400                       $4,976                $(6,508)                  (57)%
Up 300                        6,687                 (4,797)                  (42)
Up 200                        8,399                 (3,085)                  (27)
Up 100                        9,941                 (1,543)                  (13)
Static                       11,484                   --                      --
Down 100                     12,918                  1,434                    12
Down 200                     14,353                  2,869                    25
Down 300                     15,470                  3,986                    35
Down 400                     16,587                  5,103                    44

         The following table presents the predicted effects, based on the FHLB of Atlanta's interest rate risk model, on Home Savings' net interest income as of June 30, 1996 of instantaneous and permanent 100 to 400 basis point changes in market interest rates.

      Change in                           Net Interest Income
   Interest Rates           ---------------------------------------------
   in Basis Points
    (Rate Shock)            Amount           $ Change            % Change
   ---------------          ------           --------            --------
                                        (Dollars in Thousands)
    Up 400                  $1,265             $(778)               (38)%
    Up 300                   1,484              (559)               (27)
    Up 200                   1,704              (339)               (17)
    Up 100                   1,873              (170)                (8)
    Static                   2,043                --                 --
    Down 100                 2,213               170                  8
    Down 200                 2,383               340                 17
    Down 300                 2,509               466                 23
    Down 400                 2,636               593                 29

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

         The tables set forth above indicate that, in the event of a 200 basis point decrease in interest rates, Home Savings would be expected to experience a 25% increase in NPV and a 17% increase in net interest income. In the event of a 200 basis point increase in interest rates, Home Savings would be expected to experience a 27% decrease in NPV and a 17% decrease in net interest income.

         Certain shortcomings are inherent in the method of analysis presented in both the NPV and net interest income computations and in the gap computations presented in the tables above. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates should decline and remain at lower levels for a sustained period due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

         Home Savings' net income during recent periods has been negatively impacted by increasing interest rates, and its net income in the near future is likely to be reduced if interest rates increase. However, management did not view Home Savings' interest rate sensitivity position at June 30, 1996 to be unacceptable in view of Home Savings' historical results of operations and highly capitalized position. Nevertheless, in order to maintain its interest rate risk position within levels management believes to be acceptable, Home Savings has begun (i) attempting to originate adjustable rate loans when market conditions permit, (ii) maintaining a short-term investment portfolio; and (iii) attempting to lengthen deposit maturities. In addition, checking and transaction accounts are generally considered to be less interest rate sensitive deposits. As a result, Home Savings has begun to emphasize the origination of those accounts - even though an increase in such accounts will not improve Home Savings' one year interest rate sensitivity gap, as Home Savings presently computes its interest rate gap, because, for purposes of such computation, all of such accounts are assumed to reprice within one year.

         Home Savings does not originate its fixed rate or adjustable rate loans for sale, or sell its loans, in the secondary market. This tends to increase its exposure to interest rate risk.

Net Interest Income

         Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of Home Savings' assets and liabilities for the years ended June 30, 1996, 1995 and 1994. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                     Year Ended June 30, 1996                  Year Ended June 30, 1995
                                                   -----------------------------------   ----------------------------------
                                                   Average                     Average    Average                    Average
                                                   Balance       Interest       Rate      Balance       Interest      Rate
                                                   -------       --------      -------    -------       --------     -------
                                                                              (Dollars in Thousands)
Interest earning assets:
  Interest-bearing balances                        $ 6,913        $  336        4.86%     $ 1,789         $   82       4.59%
  Investments                                       15,354           949        6.18%      15,974            879       5.50%
  Loans                                             54,066         4,584        8.48%      53,718          4,410       8.21%
                                                    ------        ------        -----     -------        -------
    Total interest-earning assets                   76,333         5,869        7.69%      71,481          5,371       7.51%
Other assets                                         2,084                                  2,083
                                                    ------                               --------
    Total assets                                   $78,417                                $73,564
                                                   =======                                =======
Interest-bearing liabilities:
  Deposits                                         $67,042         3,540        5.28%     $63,210          2,788       4.41%
                                                                  ------                                 -------
Other liabilities                                      440                                    286
Retained earnings                                   10,935                                 10,068
                                                    ------                               --------
    Total liabilities and retained earnings        $78,417                                $73,564
                                                   =======                                =======
Net interest income and interest rate spread                      $2,329        2.41%                     $2,583       3.10%
                                                                  ======        -----                     ======
Net yield on average interest-earning assets                                    3.05%                                  3.61%
                                                                                -----
Ratio of average interest-earning assets to
average interest-bearing liabilities                                          113.86%                                113.08%


                                                                                Year Ended June 30, 1994
                                                                            ---------------------------------
                                                                            Average                   Average
                                                                            Balance    Interest        Rate
                                                                            -------    --------       -------
Interest earning assets:
  Interest-bearing balances                                                 $ 5,178   $    154          2.99%
  Investments                                                                13,362        697          5.21%
  Loans                                                                      53,301      4,486          8.42%
                                                                           --------    -------
    Total interest-earning assets                                            71,841      5,337          7.43%
Other assets                                                                  1,747
                                                                          ---------
    Total assets                                                            $73,588
                                                                            =======
Interest-bearing liabilities:
  Deposits                                                                  $64,074      2,487          3.88%
                                                                                      --------
Other liabilities                                                               370
Retained earnings                                                             9,144
                                                                           --------
    Total liabilities and retained earnings                                 $73,588
                                                                            =======
Net interest income and interest rate spread                                            $2,850          3.55%
                                                                                        ======
Net yield on average interest-earning assets                                                            3.97%

Ratio of average interest-earning assets to average interest-
bearing liabilities                                                                                   112.12%

Rate/Volume Analysis

         The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.


                                                              Year Ended                             Year Ended
                                                        June 30, 1996 vs. 1995                  June 30, 1995 vs. 1994
                                                 ------------------------------------     ---------------------------------

                                                     Increase (Decrease) Due To              Increase (Decrease) Due To
                                                 ------------------------------------     ---------------------------------
                                                 Volume          Rate          Total      Volume           Rate       Total
                                                 ------          ----          -----      ------           ----       -----
                                                                                   (In Thousands)
Interest income:
  Interest-bearing balances                     $   242        $   11         $  253      $ (129)        $   56      $  (73)
  Investments                                       (36)          105             69         140             43         183
  Loans                                              29           146            175          35           (111)        (76)
                                                --------       -------        -------     -------        -------     -------
    Total interest income                           235           262            497          46            (12)         34
Interest expense:
  Deposits                                          186           566            752         (36)           337         301
                                                --------       -------        -------     -------        -------     -------
    Net interest income                         $    49        $ (304)        $ (255)     $   82         $ (349)     $ (267)
                                                ========       =======        =======     =======        =======     =======


                                                         Year Ended
                                                   June 30, 1994 vs. 1993
                                              -------------------------------

                                                Increase (Decrease) Due To
                                              -------------------------------
                                              Volume       Rate         Total
                                              ------       ----         -----
Interest income:
  Interest-bearing balances                   $    (8)   $     6      $    (2)
  Investments                                     215        (69)         146
  Loans                                            87       (296)        (209)
                                              --------   --------     --------
    Total interest income                         294       (359)         (65)
Interest expense:
  Deposits                                        138       (388)        (250)
                                              --------   --------     --------
    Net interest income                        $  156    $    29      $   185
                                              ========   ========     ========

Comparison of Financial Condition at June 30, 1996, 1995 and 1994

         Home Savings has experienced consistent moderate asset growth as total assets have increased from $73.8 million at June 30, 1994 to $75.5 million at June 30, 1995, to $81.3 million at June 30, 1996. Net loans receivable have remained relatively unchanged, increasing from $53.8 million at June 30, 1994 to $54.0 million at June 30, 1995, to $55.2 million at June 30, 1996, as loan demand has not maintained pace with Home Savings' deposit growth. During the same period, investments increased from $18.0 million at June 30, 1994 to $18.9 million at June 30, 1995, to $22.8 million at June 30, 1996.

         Deposits increased from $63.9 million at June 30, 1994 to $64.4 million at June 30, 1995, to $69.7 million at June 30, 1996. This increase in deposits provided funds to support the growth in investments described in the preceding paragraph.

         Retained earnings totalled $9.6 million, $10.6 million and $11.2 million at June 30, 1994, 1995 and 1996, respectively. At June 30, 1996, Home Savings was required to maintain net worth to total assets of 5% under the Administrator's regulations, and Home Savings had net worth of $11.7 million, or net worth to total assets of 14.4%. Additionally, at June 30, 1996, Home Savings had Tier 1 risk adjusted capital, leverage capital and total risk-based capital of $11.2 million, $11.2 million and $11.7 million, respectively, exceeding the regulatory capital requirements by $9.5 million, $8.0 million and $8.4 million, respectively.

Comparison of Results of Operations for the Years Ended June 30, 1996, 1995, and 1994

         Net Income. Home Savings' net income for the years ended June 30, 1996, 1995 and 1994 was $677,000, $921,000 and $1.2 million, respectively. Net income was positively affected in 1994 by an overall sustained downward trend in interest rates. Home Savings recorded its highest historical level of net income in fiscal 1994, with net interest income also at an historic high, before trending downward in fiscal 1995. This decline in net interest income, combined with an increase in general and administrative expenses and losses arising from the sales of certain investments, is primarily responsible for the decrease in net income in fiscal 1995. During fiscal 1996, net interest income continued to decline and, combined with another increase in general and administrative expenses and an increase in the provision for loan losses, was responsible for a decline in net income.

         Net Interest Income. Net interest income decreased to $2.3 million in fiscal 1996 from $2.6 million in fiscal 1995 and $2.9 million in fiscal 1994. This trend in net interest income reflects the trend in interest rate spread, which was 2.41% during fiscal 1996, 3.10% during fiscal 1995 and 3.55% during fiscal 1994. Because Home Savings' deposits are more rate sensitive than are its interest-earning assets, particularly its loan portfolio, interest margins generally increase during periods of declining rates and decrease during periods of increasing rates. During the second half of the fiscal year ended June 30, 1994, a sustained downward trend in interest rates in general, which had begun prior to 1993, came to an end, with an overall upward trend in rates being maintained since that time. The reversal in the rate trend in fiscal 1994 had begun to negatively impact or increase interest costs during the latter part of that fiscal year, but on balance for fiscal 1994 the decrease in interest costs was substantially larger than the decrease in interest income. The impact of increasing rates was more dramatic in fiscal 1995, as an increase in interest income of $34,000 was more than offset by an increase in interest costs of $301,000. During fiscal 1996, interest costs increased by $752,000, while interest income only increased by $497,000.

         Provision for Loan Losses. The provision for loan losses was $165,000, $105,000, and $114,000 for the years ended June 30, 1996, 1995, and 1994, respectively. The provisions and the resulting loan loss allowances are amounts management believes will be adequate to absorb possible losses on existing loans. At June 30, 1996, 1995, and 1994, Home Savings' loan loss allowances totalled $533,000, $401,000 and $295,000, respectively, representing 187.0%, 47.68% and 18.38%, respectively, of nonperforming loans at such dates. Loans are charged off against the allowance when management believes collectibility is unlikely, although management continues to actively pursue collection of loans which have been charged off. Management decisions regarding the provision and resulting allowance are based both on prior loan loss experience and other factors, such as existing loan levels and types of loans outstanding, nonperforming loans, industry standards and general economic conditions. Home Savings experienced net loan charge-offs of $33,000 and $18,000 during the years ended June 30, 1996, and 1994, respectively, as compared with a net recovery of loans previously charged off of $1,000 during the year ended June 30, 1995.

         Other Income. Other income decreased to $15,000 in fiscal 1995 from $40,000 in fiscal 1994, principally as a result of losses of $37,000 from sales of investments, as management sold certain lower yielding investments in light of an expected continued rise in market interest rates. Other income increased to $35,000 in fiscal 1996 as there were no losses from investments in fiscal 1996.

         General and Administrative Expenses. General and administrative expenses increased to $1,170,000 in fiscal 1996 from $979,000 in fiscal 1995 and $910,000 in fiscal 1994, representing increases of $191,000 and $69,000 for 1996, and 1995, respectively. The primary reasons for the increase in 1996 was an $80,000 provision for losses on foreclosed real estate and a $68,000 increase in personnel costs. The 1995 increase was principally attributable to increases in personnel costs of $53,000. Personnel costs rose in 1996 and 1995 as a result of a combination of normal compensation adjustments and increased costs for fringe benefits.

         Income Taxes. Income tax expense decreased to $352,000 in fiscal 1996 from $593,000 in fiscal 1995 and $694,000 in fiscal 1994. The fluctuations were primarily attributable to corresponding fluctuations in income before income taxes.

Insurance Premium Surcharge

         A comprehensive continuing appropriations bill which was passed by the United States Congress and signed by the President on September 30, 1996, provides for a one-time assessment to recapitalize the SAIF. The assessment is estimated to equal 65.7 cents per each $100 of insured domestic deposits and is expected to be payable prior to December 1, 1996. This assessment will have the effect of reducing the capital of SAIF-member institutions by the amount of the assessment, net of any income tax benefit. The assessment, estimated at $409,000, was accrued as an expense during the quarter ended September 30, 1996. As a result of this expense, Home Savings experienced a net loss for that fiscal quarter. See "RECENT DEVELOPMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS," "RISK FACTORS -- Recapitalization of SAIF, its Impact on SAIF Premiums and One- Time Recapitalization Fee" and "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Insurance of Deposit Accounts."

Recapture of Bad Debt Reserves

         Recent enacted federal legislation has repealed the reserve method of accounting for thrift loan debt reserves and would require thrifts to recapture into income over a six-year period their post-1987 additions to their excess bad debt tax reserves, thereby generating additional tax liability. Under the legislation, a special provision suspends recapture of post-1987 excess reserves for up to two years, to the first tax year beginning after December 31, 1997, if, during those years, the institution satisfies a "residential loan requirement." At June 30, 1996, Home Savings' post-1987 excess reserves amounted to approximately $264,000. See "RISK FACTORS -- Increased Tax Liability Resulting From Recapture of Bad Debt Reserves" and "TAXATION -- Federal Income Taxation."

Impact of Inflation and Changing Prices

         The Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Home Savings' operations. Unlike most industrial companies, nearly all the assets and liabilities of Home Savings are monetary in nature. As a result, interest rates have a greater impact on Home Savings' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services

Impact of New Accounting Standards

         Accounting for Postretirement and Postemployment Benefits. Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," was issued by the Financial Accounting Standards Board ("FASB") in December 1990. The statement is effective for fiscal years beginning after December 15, 1992, except that the application of the statement for certain small nonpublic enterprises such as Home Savings and certain other entities is delayed to fiscal years beginning after December 15, 1994. SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued by the FASB in November 1992. The statement is effective for fiscal years beginning after December 15, 1994. The statements generally require a calculation of the actuarial present value of anticipated benefits to be provided and an accrual and allocation of those benefits through a charge to operating expense in the periods in which employees must render the services to receive such benefits. Currently, Home Savings does not offer any postretirement benefit plans or postemployment benefit plans. However, in the future, such plans may be offered and the provisions of SFAS Nos. 106 and 112 would apply.

         Disclosure about Fair Value of Financial Instruments. SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," was issued by the FASB in December 1991 and is effective for years ending after December 15, 1995. The statement requires, among other things, disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. Home Savings adopted the disclosure requirements of SFAS No. 107 on June 30, 1996. [The adoption of SFAS No. 107 did not have a material impact on Home Savings' financial position or results of operations.]

         Impairment of Long-Lived Assets. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." The statement is effective for years beginning after December 15, 1995 and requires, among other things, recognition of impairment of long-lived assets, if any, based upon the difference between the undiscounted expected future cash flows and the carrying value. Further, the statement requires that long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. Home Savings adopted the provisions of SFAS No. 121 on July 1, 1996 and management does not believe the adoption of this statement will have a material effect on Home Savings' financial position or results of operations.

         Mortgage Servicing Rights. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 is effective for years beginning after December 15, 1995. The statement will require, among other things, Home Savings to capitalize the estimated fair value of servicing rights on loans originated for sale, and amortize such amount over the estimated servicing life of the loan. Management has determined that the effect of adoption on Home Savings' financial condition and results of operations would be immaterial.

         In June, 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which provides new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control. Under the financial components approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 supersedes SFAS No. 122 and is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. Management does not believe that adoption of SFAS No. 125 will have a material impact on Home Savings' financial condition or results of operations.

         Accounting for Stock-Based Compensation. In November 1995, the FASB issued SFAS No. 123, "Accounting for Awards of Stock-Based Compensation to Employees." SFAS No. 123 is effective for years beginning after December 15, 1995. Earlier application is permitted. The statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument, encourages all entities to adopt that method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans-the most common type of stock compensation plan-have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management has not determined when it will adopt the provisions of SFAS No. 123 and has not estimated the effect of adoption on Home Savings' financial condition or results of operations.

         Accounting for Employee Stock Ownership Plans. The Accounting Standards Division of the AICPA approved SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 31, 1993 and applies to shares of capital stock of sponsoring employers acquired by employee stock ownership plans after December 31, 1992 that had not been committed to be released as of January 1, 1992. SOP 93-6, among other things, changed the measure of compensation recorded by employers from the cost of employee stock ownership plan shares to the fair value of such shares. To the extent that the fair value of the ESOP shares, committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in Home Savings' financial statements.

                        BUSINESS OF THE HOLDING COMPANY

         Prior to the Conversion, the Holding Company will not transact any material business. Following the Conversion, in addition to directing, planning and coordinating the business activities of Home Savings, the Holding Company will invest the proceeds of the Conversion which are retained by it. See "USE OF PROCEEDS." Upon consummation of the Conversion, the Holding Company will have no significant assets other than the shares of Home Savings' capital stock acquired in the Conversion, the loan receivable held with respect to its loan to the ESOP and that portion of the net proceeds of the Conversion retained by it, and it will have no significant liabilities. Cash flow to the Holding Company will be dependent upon investment earnings from the net proceeds retained by it, payments on the ESOP loan and any dividends received from Home Savings. Initially, the Holding Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of Home Savings. At the present time, the Holding Company does not intend to employ any persons other than its officers (who are not anticipated to be separately compensated by the Holding Company), but will utilize the support staff of Home Savings from time to time. Additional employees will be hired as appropriate to the extent the Holding Company expands its business in the future. In the future, the Holding Company may consider using some of the proceeds of the Conversion retained by it to expand its operations in its existing primary market and other nearby areas by acquiring other financial institutions or their branches. The Holding Company has no current plans with respect to any such acquisitions, however. Existing management of the Holding Company believes that it is in the best interest of the Holding Company and its shareholders for the Holding Company to remain an independent company.

                           BUSINESS OF HOME SAVINGS

General

         Home Savings is engaged primarily in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by real estate. Home Savings makes one-to-four family residential real estate loans, loans secured by multi-family residential and commercial real property, construction loans and home equity line of credit loans. Home Savings also makes a limited number of loans which are not secured by real property, such as loans secured by pledged deposit accounts and various types of consumer loans. Home Savings' primary source of revenue is interest income from its lending activities. Home Savings' other major sources of revenue are interest and dividend income from investments and mortgage-backed securities, interest income from its interest-earning deposit balances in other depository institutions, and transaction and fee income from its lending and deposit activities. The major expenses of Home Savings are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses and occupancy expenses.

       As a North Carolina-chartered savings bank, Home Savings is subject to examination and regulation by the FDIC and the Administrator. Upon consummation of the Conversion, Home Savings, as a subsidiary of the Holding Company, will be subject to indirect regulation by the Federal Reserve. The business and regulation of Home Savings are subject to legislative and regulatory changes from time to time, such as those resulting from the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Banking Law"). See "SUPERVISION AND REGULATION -- Regulation of Home Savings."

Market Area

       Home Savings' primary market area consists of the communities in a 10-mile radius around its office in Thomasville, North Carolina. This area includes portions of Davidson, Randolph and Guilford counties in North Carolina. Employment in Home Savings' primary market area is diversified among manufacturing, agricultural, retail and wholesale trade, government, services and utilities. The High Point-Thomasville area of North Carolina is considered to be the furniture capital of the world, so the economy of Home Savings' primary market area is greatly affected by the furniture and home furnishings industry. Thomasville Furniture Industries, Inc. is the largest employer in Thomasville. Other major employers include Community General Hospital and Parkdale Mills. Based upon 1995 comparative data, Home Savings had 15.7% of the deposits in Thomasville and 5.5% of the deposits in Davidson County. Employment in the Davidson County, North Carolina area as of April, 1996 was strong, with an unemployment rate below that of North Carolina and national averages. Comparative data indicates that the income levels in Davidson County and in Thomasville are below national and North Carolina averages. From 1990 to 1994, population in Davidson County increased by 6.4%, which was above national and North Carolina averages, while the population of Thomasville increased by 5.3% which was below the North Carolina average of 5.5%. Thomasville has a sizable elderly population, and as a predominantly middle class manufacturing community, Thomasville's residents have less formal education than residents of Davidson County and North Carolina as a whole. As a result, comparative data indicates that as of 1990 the medium home value in Thomasville was only $48,200, well below the Davidson County average of $60,800, the North Carolina average of $65,800 and the national average of $79,090.

Lending Activities

       General. Home Savings' primary source of revenue is interest and fee income from its lending activities, consisting primarily of mortgage loans for the purchase or refinancing of one-to-four family residential real property located in its primary market area. Home Savings also makes loans secured by multi-family and commercial properties, construction loans, home equity loans, savings account loans and various types of consumer loans. Only 1% of Home Savings' loan portfolio, before net items, is not secured by real estate. On June 30, 1996, Home Savings' largest single outstanding loan had a balance of approximately $725,000. In addition to interest earned on loans, Home Savings receives fees in connection with loan originations, loan servicing, loan modifications, late payments, loan assumptions and other miscellaneous services. Home Savings generally does not sell its loans; both fixed and adjustable rate loans are originated with the intention that they will be held in Home Savings' loan portfolio.

       Loan Portfolio Composition. Home Savings' net loan portfolio totalled approximately $55.2 million at June 30, 1996 representing 67.9% of Home Savings' total assets at such date. At June 30, 1996, 75.4% of Home Savings' loan portfolio, before net items, was composed of one-to four-family residential mortgage loans. Multi-family residential and commercial real estate loans represented 15.6% of Home Savings' loan portfolio, before net items, on such date. Construction loans and home equity loans represented 6.2% and 1.8%, respectively, of Home Savings' loan portfolio, before net items, on such date. As of June 30, 1996, 29.6% of the loans in Home Savings' loan portfolio had adjustable interest rates.

       The following table sets forth the composition of Home Savings' loan portfolio by type of loan at the dates indicated.


                                                                                At June 30,
                                                   ----------------------------------------------------------------------------

                                                           1996                        1995                        1994
                                                   ---------------------       ---------------------      ---------------------
                                                                   % of                        % of                       % of
                                                   Amount         Total        Amount         Total        Amount        Total
                                                   ------         -----        ------         -----        ------        -----
                                                                              (Dollars in Thousands)
Type of loan:
 Real estate loans:
  One-to four-family residential                   $43,574        78.95%       $41,006        75.91%       $41,082       76.36%
  Multi-family residential and commercial            9,012        16.33%        10,039        18.58%         9,990       18.57%
  Construction                                       3,596         6.52%         3,111         5.76%         3,608        6.70%
  Home equity lines of credit                        1,021         1.85%         1,136         2.10%           924        1.72%
                                                    ------        ------       -------       -------       -------      -------
       Total real estate loans                      57,203       103.65%        55,292       102.35%        55,604      103.35%
                                                    ------                     -------       -------       -------      -------
Other loans:
 Consumer loans                                        322         0.58%           335         0.62%           557        1.03%
 Loans secured by deposits                             227         0.41%           252         0.47%           358        0.67%
                                                    ------        ------       -------       -------       -------      -------
       Total other loans                               549         0.99%           587         1.09%           915        1.70%
                                                    ------        ------       -------       -------       -------      -------
                Total loans                         57,752       104.64%        55,879       103.44%        56,519      105.05%
Less:
 Construction loans in process                       1,764         3.19%         1,215         2.25%         2,178        4.05%
 Deferred loan origination fees                        263         0.48%           243         0.45%           244        0.45%
 Allowance for loan losses                             533         0.97%           401         0.74%           295        0.55%
                                                    ------        ------      --------       -------      --------      -------
                                                   $55,192       100.00%       $54,020       100.00%       $53,802      100.00%
                                                   =======       =======       =======       =======       =======      =======

         The following table sets forth the time to contractual maturity of Home Savings' loan portfolio at June 30, 1996. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process and are net of unamortized loan fees.

                                                                               At June 30, 1996
                                                     ------------------------------------------------------------------
                                                                  More Than       More Than
                                                     1 Year       1 Year to       3 Years to      More Than
                                                     or Less       3 Years         5 Years         5 Years        Total
                                                     -------      ---------       ----------      ---------       -----
                                                                               (In Thousands)
Real estate loans:
 Adjustable rate residential 1-4 family              $10,129          $   15          $   --          $    --     $10,144
 Fixed rate residential 1-4 family                       735             560           1,229           30,906      33,430
 Other real estate loans - adjustable                  6,930              --              --               --       6,930
 Other real estate loans - fixed                          --              45              45            4,582       4,672

Other loans                                               50             257             242               --         549

Less:
  Allowance for loan losses                             (533)             --              --               --       (533)
                                                     -------          ------          ------          -------     -------
                                                     $17,311          $  877          $1,516          $35,488     $55,192
                                                     =======          ======          ======          =======     =======

         The following table sets forth the dollar amount at June 30, 1996 of all loans maturing or repricing on or after June 30, 1997 which have fixed or adjustable interest rates.


                                                 Fixed             Adjustable
                                                 Rates               Rates
                                                 -----             ----------
                                                       (In Thousands)
Real estate loans                                $32,695             $       15
Other loans                                        5,171                     --
                                                 -------             ----------
                                                 $37,866             $       15
                                                 =======             ==========

         Origination and Sale of Loans. Historically, Home Savings has generally not originated its one-to-four family residential mortgage or other loans with the intention that they will be sold in the secondary market. Although Home Savings believes that many of its one-to-four family residential loans could be sold in the secondary market, some of such loans could be sold only after Home Savings incurred certain costs and/or discounted the purchase price. As a result, Home Savings' loan portfolio is less liquid than would be the case if it was composed entirely of loans originated in conformity with secondary market requirements.

         The table below sets forth Home Savings' loan origination, purchase and sale activity and loan portfolio repayment experience during the periods indicated.


                                                                      Year Ended June 30,
                                                             --------------------------------------
                                                             1996             1995             1994
                                                             ----             ----             ----
                                                                         (In Thousands)
Loans receivable, net, beginning of period                    $54,020          $53,802          $53,566
                                                              -------          -------          -------
Loan originations:
 One-to four-family residential                                10,399            5,370           10,530
 Multi-family residential and commercial                        1,322            1,415            1,116
 Construction                                                   1,277            1,497            1,284
 Home equity lines of credit                                      189              295              395
 Consumer loans                                                   229              272              279
 Loans secured by deposits                                        212              224              383
                                                              -------          -------          -------
        Total loan originations                                13,628            9,073           13,987
                                                              -------          -------          -------
Loans purchased                                                     0                0                0
Loan sales                                                          0                0                0
Principal repayments                                          (12,305)          (8,750)         (13,622)
Other changes, net (1)                                           (151)            (105)            (129)
                                                              -------          -------          -------
Loans receivable, net, end of period                          $55,192          $54,020          $53,802
                                                              =======          =======          =======

(1)   Includes changes in deferred loan fees and the allowance for loan losses.

         One-to-Four Family Residential Real Estate Lending. Home Savings' primary lending activity, which it intends to continue to emphasize, is the origination of fixed and adjustable rate first mortgage loans to enable borrowers to purchase or refinance one-to-four family residential real property. Consistent with Home Savings' emphasis on being a community-oriented financial institution, it is and has been Home Savings' strategy to focus its lending efforts in its primary market area. On June 30, 1996, approximately 75.4% of Home Savings' real estate loan portfolio, before net items, consisted of one-to-four family residential real estate loans. These include both loans secured by detached single-family residences and condominiums and loans secured by housing containing not more than four separate dwelling units. Of such loan amounts, 23.3% had adjustable interest rates.

     Home Savings originates conventional mortgage loans secured by owner occupied property in amounts of up to 97% of the value of the property. Private mortgage insurance is generally required if the loan amount exceeds 80% of the value of the property. The loans have both fixed and adjustable rates. The maximum term for fixed rate loans is 15 years, and the maximum term for adjustable rate loans is 25 years. Home Savings also makes fixed rate loans requiring a balloon payment at the end of 10 years and having a 30-year amortization schedule. The interest rates on adjustable rate loans are generally adjustable every year and are tied to the one-year United States treasury bill rate. The loans have rate caps which limit the amount of changes at the time of each adjustment and over the lives of the loans. Home Savings offers loans which require monthly payments and loans which require payments every two weeks, in which event the payment is drafted from an existing Home Savings deposit account.

         Adjustable rate loans are generally considered to involve a greater degree of credit risk than fixed rate loans because borrowers may have difficulty meeting their payment obligations if interest rates and required payment amounts increase substantially. Substantially all of the fixed-rate loans in Home Savings' mortgage loan portfolio have due on sale provisions allowing Home Savings to declare the unpaid balance due and payable in full upon the sale or transfer of an interest in the property securing the loan.

         While one-to-four family residential loans are normally originated for up to 25 year terms, such loans customarily remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates, and the interest rates payable on outstanding loans.

         Home Savings generally requires title insurance for its one-to-four family residential loans. Home Savings also generally requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the loan amount or replacement cost of the improvements on the property securing the loans, whichever is greater.

         Multi-family Residential and Commercial Real Estate Lending. On
June 30, 1996, Home Savings had $9.0 million outstanding in 79 loans secured by multi-family residential and commercial properties, comprising approximately 15.6% of its loan portfolio, before net items, as of that date. These loans are secured by apartments, office, retail and other commercial real estate and by church properties in Home Savings' primary market area and have fixed and adjustable interest rates. These loans generally do not exceed 75% of the appraised value of the real estate securing the loans. Multi-family residential loans have terms of up to 20 years, if the interest rate is adjustable, or 15 years, if the interest rate is fixed. Commercial real estate loans have terms of up to 15 years if the interest rate is adjustable, or 10 years, if the interest rate is fixed. The adjustable rate loans generally use the same index and rate change limitations and are as used in one-to-four family residential lending. See "-- One-to-Four Family Residential Real Estate Lending." Home Savings generally requires title insurance in connection with its multi-family residential and commercial real estate loans. Home Savings also generally requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the loan amount or the replacement cost of the improvements on the property securing the loans, whichever is greater.

         Loans secured by multi-family and commercial real estate generally are larger than one-to-four family residential loans and involve greater concentration of assets and a greater degree of risk. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Since commercial lending is frequently secured by leased or operating commercial properties, repayment frequently depends upon the results of operations of the tenant or operating entity. Multi-family and residential and commercial loans also generally involve more specialized and complicated underwriting decisions than one-to-four family residential real estate lending. Home Savings intends to continue to make significant amounts of multi-family residential and commercial real estate loans.

         Construction Lending. Home Savings makes construction loans for the construction of single-family dwellings, and for the construction of multi-family and commercial buildings. The aggregate outstanding balance of such loans on June 30, 1996 was approximately $3.6 million, representing approximately 6.2% of Home Savings' loan portfolio, before net items, and included construction loans in process of approximately $1.8 million. Some of these loans were made to persons who are constructing properties for the purpose of occupying them; others were made to builders who were constructing properties for sale. Loans made to builders are generally "pure construction" loans which require the payment of interest during the construction period of generally one year or less and the payment of the principal in full at the end of the construction period. Loans made to individual property owners are both pure construction loans and "construction-permanent" loans which generally provide for the payment of interest only during a construction period, after which the loans convert to a permanent loan at fixed or adjustable interest rates having terms similar to one-to-four family residential loans.

         Construction loans for one-to-four family real estate to be occupied by the borrower generally have a maximum loan-to-value ratio of 80% of the appraised value of the property. Other construction loans are made at loan to value ratios of up to 75%. Title insurance is generally required for construction loans. In addition, Home Savings generally requires builders risk or casualty insurance (and, if appropriate, flood insurance) on such loans.

         Construction loans are generally considered to involve a higher degree of risk than long-term financing secured by real estate which is already occupied. A lender's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at the completion of construction and the estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, the lender may be required to advance funds beyond the amount originally committed in order to permit completion of construction. If the estimate of anticipated value proves to be inaccurate, the lender may have security which has value insufficient to assure full repayment. In addition, repayment of loans made to builders to finance construction of properties is often dependent upon the builder's ability to sell the property once construction is completed.

         Home Equity Lending. At June 30, 1996, Home Savings had approximately $1.0 million in home equity line of credit loans, representing approximately 1.8% of its loan portfolio, before net items. In addition, at such date, Home Savings had unfunded home equity lines of credit totalling $523,000. Home Savings' home equity lines of credit have adjustable interest rates tied to prime interest rates plus a margin. The home equity lines of credit require the payments of principal and interest monthly, and all outstanding amounts must be paid in full at the end of 10 years. Home equity lines of credit are generally secured by subordinate liens against residential real property. Home Savings requires title opinions from attorneys in connection with these loans. Home Savings requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan. Home equity loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 80% of the value of the real estate security. Because home equity loans involve revolving lines of credit which can be drawn over a period of time, Home Savings faces risks associated with changes in the borrower's financial condition. Because home equity loans have adjustable interest rates with no rate caps (other than usury limitations), increased delinquencies could occur if interest rate increases occur and borrowers are unable to satisfy higher payment requirements.

         Consumer Loans. Home Savings offers various consumer loans, including home improvement loans, automobile loans and other secured loans. Home Savings generally does not make unsecured loans. At June 30, 1996, Home Savings' consumer loan portfolio totalled $322,000, representing 0.56% of its total loan portfolio, before net items. Automobile loans generally have terms not exceeding 60 months, have fixed interest rates and do not exceed 90% of the fair market value of the automobile securing the loan. Home improvement loans are generally secured by a subordinate lien on the property being improved, do not exceed 80% of the value of such property less the amount secured by any prior liens, and have terms of no more than 10 years. Consumer lending usually involves more risk than residential mortgage lending because payment patterns are more significantly influenced by general economic conditions and because any collateral for such loans frequently consists of depreciating property.

         Loans Secured by Deposits. Home Savings also offers loans secured by deposit accounts. At June 30, 1996, such loans totalled $227,000, representing 0.39% of Home Savings' loan portfolio, before net items. The interest rates on these loans are variable and are generally 2% above the interest rate being paid on the deposit account serving as collateral. The maximum amounts of these loans is generally 90% of the related deposit account.

         Loan Solicitation, Processing and Underwriting. Loan originations are derived from a number of sources such as referrals from real estate brokers, present depositors and borrowers, builders, attorneys, walk-in customers and in some instances, other lenders.

         During its loan approval process, Home Savings assesses the applicant's ability to make principal and interest payments on the loan and the value of the property securing the loan. Home Savings obtains detailed written loan applications to determine the borrower's ability to repay and verifies responses on the loan application through the use of credit reports, financial statements, and other confirmations. Under current practice, the responsible officer or loan officer of Home Savings analyzes the loan application and the property involved, and an appraiser inspects and appraises the property. Home Savings generally requires independent fee appraisals on loans originated primarily on the basis of real estate collateral. Home Savings also obtains information concerning the income, financial condition, employment and the credit history of the applicant.

         All real estate loans, except home equity loans, must be approved by Home Savings' loan committee which includes three members of its Board of Directors. Home equity and consumer loans, up to specified limits, may be approved by loan officers. All loans must be reported to the Board of Directors monthly.

         Normally, upon approval of a residential mortgage loan application, Home Savings gives a commitment to the applicant that it will make the approved loan at a stipulated rate any time within a 45-day period. The loan is typically funded at such rate of interest and on other terms which are based on market conditions existing as of the date of the commitment. As of June 30, 1996, Home Savings had $1.8 million in such unfunded mortgage loan commitments. In addition, on such date Home Savings had $1.8 million in undisbursed construction loans and $523,000 in unfunded commitments for unused lines of credit.

         Interest Rates, Terms, Points and Fees. Interest rates and fees charged on Home Savings' loans are affected primarily by the market demand for loans, competition, the supply of money available for lending purposes and Home Savings' cost of funds. These factors are affected by, among other things, general economic conditions and the policies of the federal government, including the Federal Reserve, tax policies and governmental budgetary matters.

         In addition to earning interest on loans, Home Savings receives fees in connection with originating loans. Fees for loan servicing, loan modifications, late payments, loan assumptions and other miscellaneous services in connection with loans are also charged by Home Savings.

         Nonperforming Assets and Asset Classification. When a borrower fails to make a required payment on a loan and does not cure the delinquency promptly, the loan is classified as delinquent. In this event, the normal procedure followed by Home Savings is to make contact with the borrower at prescribed intervals in an effort to bring the loan to a current status, and late charges are assessed as allowed by law. In most cases, delinquencies are cured. If a delinquency is not cured, Home Savings normally, subject to any required prior notice to the borrower, commences foreclosure proceedings. If the loan is not reinstated within the time permitted for reinstatement, or the property is not redeemed prior to sale, the property may be sold at a foreclosure sale. In foreclosure sales, Home Savings may acquire title to the property through foreclosure, in which case the property so acquired is offered for sale and may be financed by a loan involving terms more favorable to the borrower than those normally offered. Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by Home Savings in an effort to recover its investment. As of June 30, 1996, Home Savings recorded

$333,000 in real estate acquired in settlement of loans. Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at the lower of cost or fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of cost or fair value minus costs to sell. Costs relating to the development and improvement of the property are capitalized, and costs relating to holding the property are charged to expenses. See Note A to "Notes to Financial Statements."

         Interest on loans is recorded as borrowers' monthly payments become due. Accrual of interest on loans is suspended when interest becomes 90 days past due or earlier when, in management's judgment, doubts exist as to the collectibility of additional interest. Interest more than 90 days past due is reserved. Loans begin accruing interest again when interest is brought current.

         The following table sets forth information with respect to nonperforming assets identified by Home Savings, including nonaccrual loans and real estate owned at the dates indicated.

                                                                   At June 30,
                                                 -----------------------------------------------
                                                 1996       1995       1994       1993      1992
                                                 ----       ----       ----       ----      ----
                                                              (Dollars in Thousands)
Non-performing loans                              $ 285     $ 841      $1,605     $1,601    $ 557
Foreclosed real estate                              333        71         111        193      161
                                                  -----    ------      ------     ------    -----
 Total non-performing assets                      $ 618     $ 912      $1,716     $1,794    $ 718
                                                  =====     =====      ======     ======    =====
Non-performing assets to total assets             0.76%     1.21%      2.32%       2.53%    1.09%
                                                  =====     =====      =====       =====    =====

During the fiscal year ended June 30, 1996, gross interest income of $25,000 would have been recorded on nonperforming assets if such assets had been current in accordance with their terms and had been outstanding throughout the period or since origination, if held for part of such period. The amount of gross interest income actually recorded on such nonperforming assets during such period was $14,000.

         Applicable regulations require Home Savings to "classify" its own assets on a regular basis. In addition, in connection with examinations of savings institutions, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. Problem assets are classified as "substandard," "doubtful" or "loss," depending on the presence of certain characteristics as discussed below.

         An asset is considered "substandard" if not adequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by well-defined weakness with possible risk of loss if the deficiency is not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable." Assets classified "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted.

         As of June 30, 1996, Home Savings had approximately $284,000 of loans internally classified as "substandard," no loans classified as "doubtful" and no loans classified as "loss." Total classified loans as of June 30, 1995 and 1994 were approximately $931,000 and approximately $1.9 million, respectively.

         When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. These allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities and the risks associated with particular problem assets. When an insured institution classifies problem assets as "loss," it charges off, or writes down the balance of, the asset. Home Savings' determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the Administrator which can order the establishment of additional loss allowances.

         Home Savings also identifies assets which possess credit deficiencies or potential weaknesses deserving close attention by management. These assets are maintained on a "watch list" and do not yet warrant adverse classification. At June 30, 1996, Home Savings' watch list consisted of four loans with an aggregate outstanding balance of $65,000.

         Allowance for Loan Losses. In originating loans, Home Savings recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, Home Savings' historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.

         Management continues to actively monitor Home Savings' asset quality, to charge off loans against the allowance for loan losses when appropriate and to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

         The following table describes the activity related to Home Savings' allowance for loan losses for the periods indicated.

                                                                       Year Ended June 30
                                                                      -------------------
                                                                 1996          1995        1994
                                                                 ----          ----        ----
Balance at beginning of period                                   $    401      $   295     $  198
                                                                 --------      -------     ------
Loans charged off:
 Real estate                                                           32            1         90
 Other                                                                  2           --         14
                                                                 --------      -------     ------
  Total loans charged off                                              34            1        104
 Recoveries:
  Real estate                                                           -            1         84
  Other                                                                 1            1          3
                                                                 --------      -------     ------
Net loans charged off (recovered)                                      33           (1)        17
                                                                 --------      -------     ------
Provision for loan losses                                             165          105        114
                                                                 --------      -------     ------
Balance at end of period                                         $    533      $   401     $  295
                                                                 ========      =======     ======
Ratio of net charge-offs (recoveries) to average loans
outstanding during the period                                       0.06%          --%      0.03%
                                                                 ========      ========     =====

         The following table sets forth the composition of the allowance for loan losses by type of loan at the dates indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.


                                                                   At June 30,
                                 --------------------------------------------------------------------------
                                               1996                                     1995
                                -------------------------------------    ------------------------------------
                                              Percent of      Amount                   Percent of     Amount
                                              Allowance      of Loans                  Allowance     of Loans
                                Amount of      to Total      to Gross    Amount of      to Total     to Gross
                                Allowance     Allowance        Loans     Allowance     Allowance       Loans
                                ---------     ---------      --------    ---------     ----------    --------
                                                           (Dollars in Thousands)
Real estate loans:
 One-to four-family residential       $225       42.21%        75.45%         $164         40.90%      73.38%
 Multi-family residential and
  commercial                           110       20.64%        15.60%          100         24.94%      17.97%
 Construction                           17        3.19%         6.23%           19          4.74%       5.57%
 Home equity lines of credit            10        1.88%         1.77%           11          2.74%       2.03%
                                      ----       ------        ------         ----        -------     -------
  Total real estate loans              362       67.92%        99.05%          294         73.32%      98.95%
                                      ----       ------        ------         ----        -------     -------
Other loans:
 Consumer loans                         11        2.06%         0.56%           12          2.99%       0.60%
 Loans secured by deposits              --        0.00%         0.39%           --          0.00%       0.45%
                                      ----      -------        ------         ----        -------     -------
  Total other loans                     11        2.06%         0.95%           12          2.99%       1.05%
                                      ----      -------        ------         ----        -------     -------
Unallocated                            160       30.02%            --           95         23.69%         --
                                      ----      -------        ------         ----        -------     -------
Total allowance for loan losses       $533      100.00%       100.00%        $401        100.00%     100.00%
                                      ====      =======       =======        ====        =======     =======

                                            At June 30,
                                 ------------------------------------
                                                1994
                                --------------------------------------
                                               Percent of      Amount
                                               Allowance      of Loans
                                 Amount of      to Total      to Gross
                                 Allowance     Allowance        Loans
                                 ---------     ---------      --------
                                        (Dollars in Thousands)
Real estate loans:

 One-to four-family residential       $123       41.69%         72.69%
 Multi-family residential and
  commercial                            75       25.42%         17.68%
 Construction                           14        4.75%          6.38%
 Home equity lines of credit             9        3.05%          1.63%
                                      ----      -------        -------
  Total real estate loans              221       74.91%         98.38%
                                      ----      -------        -------
Other loans:
 Consumer loans                         13        4.41%          0.99%
 Loans secured by deposits              --        0.00%          0.63%
                                      ----      -------        -------
  Total other loans                     13        4.41%          1.62%
                                      ----      -------        -------
Unallocated                             61       20.68%            --
                                      ----      -------        -------
Total allowance for loan losses       $295      100.00%        100.00%
                                      ====      =======        =======

Investment Securities

       Interest and dividend income from investment securities generally provides the second largest source of income to Home Savings after interest on loans. In addition, Home Savings receives interest income from deposits in other financial institutions. At June 30, 1996, Home Savings' investment portfolio totalled approximately $22.8 million and consisted of U.S. government and agency securities, mortgage-backed securities, municipal bonds, interest-earning deposits in other financial institutions, and stock of the Federal Home Loan Mortgage Corporation and Federal Home Loan Bank of Atlanta.

       Investments in mortgage-backed securities involve a risk that, because of changes in the interest rate environment, actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

       The FASB has issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with net unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to- maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. At June 30, 1996, Home Savings had no trading securities. Home Savings adopted SFAS No. 115 as of July 1, 1994. The adoption affected only the held-to-maturity and available-for-sale classifications, with net unrealized securities losses on the securities available- for-sale of $202,874, net of related deferred tax assets of $104,511, reported as a separate component of equity in its financial statements at July 1, 1994. See Note B of "Notes to Consolidated Financial Statements."

       The amortized cost of securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method. Prior to the adoption of SFAS No. 115, Home Savings stated its debt securities at amortized cost and its marketable equity securities at the lower of cost or market. Accumulated changes in net unrealized losses on marketable equity securities were included in retained earnings.

       As a member of the FHLB of Atlanta, Home Savings is required to maintain an investment in stock of the FHLB of Atlanta equal to the greater of 1% of Home Savings' outstanding home loans or 5% of its outstanding advances from the FHLB of Atlanta. No ready market exists for such stock, which is carried at cost. As of June 30, 1996, Home Savings' investment in stock of the FHLB of Atlanta was $614,000.

       North Carolina regulations require Home Savings to maintain a minimum amount of liquid assets which may be invested in specified short-term securities. See "SUPERVISION AND REGULATION--Regulation of Home Savings-- Liquidity." Home Savings is also permitted to make certain other securities investments.

       Home Savings' current investment policy provides that investment decisions will be made by James G. Hudson, Jr., President, Chief Executive Officer and Treasurer, and ratified by the Board of Directors. The investment policy provides that the objectives of the investment portfolio are to: (i) provide and maintain liquidity within regulatory guidelines, (ii) maintain a balance of high quality, diversified investments, (iii) provide collateral for pledging requirements, (iv) serve as a counter-cyclical balance to earnings, (v) maximize returns without sacrificing liquidity and safety, (vi) purchase securities and originate loans for investment purposes only, (vii) invest the majority of Home

Savings' funds in first mortgage loans, Federal Home Loan Mortgage Corporation participation certificates and United States government and agency obligations, and (viii) to hold securities until maturity unless it is financially feasible to do otherwise.

       The following table sets forth certain information regarding Home Savings' investment portfolio at the dates indicated.

                                                                                  At June 30,
                                                                        -------------------------------
                                                                         1996          1995        1994
                                                                         ----          ----        ----
                                                                             (Dollars in Thousands)
Securities available for sale:
 U.S. government and agency securities                                    $ 6,988      $ 6,021    $    --
 Mortgage-backed securities                                                 3,801        2,389         --
 Municipal bonds                                                              603           --         --
 FHLMC stock                                                                  315          254         --
                                                                          -------      -------    --------
  Total securities available for sale                                      11,707        8,664         --
                                                                          -------      -------    --------
Securities held to maturity:
 U.S. government and agency securities                                      6,477        4,756     13,059
 Mortgage-backed securities                                                    --           --      2,822
 Municipal bonds                                                              380          377         --
 FHLMC stock                                                                   --           --         14
                                                                          -------      -------    -------
  Total securities held to maturity                                         6,857        5,133     15,895
                                                                          -------      -------    -------
  Total investment securities                                              18,564       13,797     15,895

Interest-earning balances in other baFHLMC stock                            3,645        4,441      1,503
Federal Home Loan Bank stock                                                  614          614        614
                                                                          -------      -------    -------
    Total investments                                                     $22,823      $18,852    $18,012
                                                                          =======      =======    =======

       At June 30, 1996, the market value of Home Savings' investment securities available for sale and held to maturity were $11.7 million and $6.8 million, respectively.

       The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of Home Savings' investment portfolio as of June 30, 1996.


                                                                             After One Year           After Five Years
                                                  One Year or Less          Through Five Years        Through Ten Years
                                               ---------------------       --------------------      -------------------
                                               Carrying      Average       Carrying     Average      Carrying    Average
                                                 Value        Yield         Value        Yield        Value       Yield
                                               --------      -------       --------     -------      --------    -------
                                                                          (Dollars in Thousands)
Securities available for sale:
  U.S. government and agency securities            $ 2,006        5.65%       $ 4,982       6.38%    $       --        --
  Mortgage-backed securities                            --          --             --          --         2,492      7.06%
  Municipal bonds                                       --          --            603       4.80%            --        --
  FHLMC stock                                           --          --             --         --             --        --

Securities held to maturity:
  U.S. government and agency securities              1,801        6.12%         4,676       6.52%            --        --
  Municipal bonds                                       --          --             --         --             --        --

Other:
  Interest-earning balances in other banks           3,645        5.35%            --          --            --        --
  Federal Home Loan Bank stock                          --          --             --          --            --        --
                                                   -------        -----       -------       -----        ------      -----
                                                   $ 7,452        5.62%       $10,261       6.35%        $2,492      7.06%
                                                   =======        =====       =======       =====        ======      =====




                                                   After Ten Years               Total
                                                --------------------     --------------------
                                                Carrying     Average     Carrying     Average
                                                  Value       Yield        Value       Yield
                                                --------     -------     --------     -------

Securities available for sale:

  U.S. government and agency securities        $        --         --       $ 6,988        6.17%
  Mortgage-backed securities                         1,309       7.51%        3,801        7.22%
  Municipal bonds                                       --         --           603        4.80%
  FHLMC stock                                          315       1.41%          315        1.41%

Securities held to maturity:
  U.S. government and agency securities                 --         --         6,477        6.41%
  Municipal bonds                                      330       6.22%          380        6.22%

Other:
  Interest-earning balances in other banks              --         --         3,645        5.35%
  Federal Home Loan Bank stock                         614       7.25%          614        7.25%
                                                    ------       -----      -------        -----
                                                    $2,618       6.52%      $22,823        6.21%
                                                    ======       =====      =======        =====

Deposits and Borrowings

         General. Deposits are the primary source of Home Savings' funds for lending and other investment purposes. In addition to deposits, Home Savings derives funds from loan principal repayments, interest payments, investment income and principal repayments, interest from its own interest-earning deposits, interest income and repayments from mortgage-backed securities and otherwise from its operations. Loan repayments are a relatively stable source of funds while deposit inflows and outflows may be significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

         Deposits. Home Savings attracts both short-term and long-term deposits from the general public by offering a variety of accounts and rates. Home Savings offers passbook savings accounts, statement savings accounts, negotiable order of withdrawal accounts, money market demand accounts, non-interest-bearing accounts, and fixed interest rate certificates with varying maturities. At June 30, 1996, 74.67% of Home Savings' deposits consisted of certificate accounts, 7.15% consisted of passbook and statement savings accounts, 18.01% consisted of interest-bearing transaction accounts and 0.17% consisted of noninterest-bearing transaction accounts. Deposit flows are greatly influenced by economic conditions, the general level of interest rates, competition, and other factors, including the restructuring of the thrift industry. Home Savings' savings deposits traditionally have been obtained primarily from its primary market area. Home Savings utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. Home Savings does not advertise for deposits outside of its local market area or utilize the services of deposit brokers.

         The following table sets forth information relating to Home Savings' deposit flows during the periods shown and deposits at the end of such periods.


                                                  At or for the Year
                                                    Ended June 30,
                                          ----------------------------------
                                          1996           1995           1994
                                          ----           ----           ----

                                                    (In Thousands)
Total deposits at beginning of period       $64,448        $63,937      $62,129
Net increase (decrease) before interest
  credited                                    3,224           (990)         405
Interest credited                             1,997          1,501        1,403
                                            -------        -------      -------
Total deposits at end of period             $69,669        $64,448      $63,937
                                            =======        =======      =======

         The following table sets forth certain other information regarding Home Savings' savings deposits at the dates indicated.


                                                                  June 30, 1996                             June 30, 1995
                                                      ------------------------------------       ----------------------------------
                                                                     Weighted                                 Weighted
                                                                     Average        % of                      Average         % of
                                                       Amount          Rate         Total         Amount        Rate         Total
                                                       ------         ------        -----         ------       ------        -----
                                                                                                  (Dollars in Thousands)
Demand accounts:

  Passbook and statement accounts                    $  4,984         3.00%         7.15%      $  5,248        3.00%         8.14%
  NOW accounts                                          2,718         2.75%         3.90%         1,885        2.75%         2.93%
  Money market demand accounts                          9,830         4.05%        14.11%        10,498        3.68%        16.29%
  Non-interest bearing accounts                           116           --          0.17%           299          --          0.46%
                                                      -------                     -------       -------                    -------
    Total demand deposits                              17,648         3.53%        25.33%        17,930        3.32%        27.82%
                                                      -------                     -------       -------                    -------
Certificate accounts with original maturities of:
  6 months                                              9,698         5.09%        13.92%        10,026        5.93%        15.56%
  12 months                                            16,043         5.64%        23.03%        13,944        5.54%        21.64%
  18 months                                               967         5.92%         1.39%           969        5.23%         1.50%
  24 months                                             1,867         5.86%         2.68%         1,781        5.45%         2.76%
  30 months                                               889         5.87%         1.28%           984        5.03%         1.53%
  36 months                                             4,380         5.62%         6.29%         3,725        5.38%         5.78%
  IRA certificates                                      4,483         5.98%         6.43%         3,624        5.35%         5.62%
  Jumbo ($100,000 or more)                             13,694         5.74%        19.66%        11,465        6.01%        17.79%
                                                      -------                     -------       -------                    -------
    Total certificates                                 52,021         5.61%        74.67%        46,518        5.69%        72.18%
                                                      -------                     -------       -------                    -------
    Total deposits                                    $69,669         5.09%       100.00%       $64,448        5.03%       100.00%
                                                      =======         =====       =======       =======        =====       =======




                                                                  June 30, 1994
                                                     ---------------------------------------
                                                                    Weighted
                                                                    Average         % of
                                                      Amount          Rate         Total
                                                      ------          -----        -----

Demand accounts:

  Passbook and statement accounts                   $  5,660         3.00%          8.85%
  NOW accounts                                         1,973         2.75%          3.09%
  Money market demand accounts                        13,060         3.23%         20.43%
  Non-interest bearing accounts                          106           --%           .16%
                                                     -------                      -------
    Total demand deposits                             20,799         3.11%         32.53%
                                                     -------                      -------
Certificate accounts with original maturities of:
  6 months                                             9,248         3.69%         14.46%
  12 months                                           14,593         4.08%         22.82%
  18 months                                              915         4.26%          1.43%
  24 months                                              964         4.89%          1.51%
  30 months                                            1,088         4.95%          1.70%
  36 months                                            3,414         5.32%          5.34%
  IRA certificates                                     3,724         4.41%          5.83%
  Jumbo ($100,000 or more)                             9,192         4.20%         14.38%
                                                     -------                      -------
    Total certificates                                43,138         4.19%         67.47%
                                                     -------                      -------
    Total deposits                                   $63,937         3.84%        100.00%
                                                     =======        ======        =======

         The following table presents the maturities and weighted average rates paid on all certificates of deposit as of June 30, 1996:



                                                         Amount Due During the Year Ending June 30,
                                                     ------------------------------------------------
                                                             1997                     1998
                                                     --------------------     -----------------------
                                                                 Weighted                    Weighted
                                                     Amount        Rate       Amount           Rate
                                                     ------      --------     ------         --------
                                                                   (Dollars in Thousands)

Certificate accounts with original maturities of:
  6 months                                              $9,698        5.09%    $     --           --
  12 months                                             16,043        5.64%          --           --
  18 months                                                701        6.11%         266        5.41%
  24 months                                              1,144        5.82%         723        5.93%
  30 months                                                 48        5.25%         383        6.27%
  36 months                                              2,491        4.78%         458        6.17%
  IRA certificates                                       2,573        6.20%       1,910        5.68%
  Jumbo ($100,000 or more)                              13,328        5.71%          66        6.61%
                                                       -------                   ------
                                                       $46,026        5.57%      $3,806        5.84%
                                                       =======        =====      ======        =====




                                                         Amount Due During the Year Ending June 30,
                                                       -----------------------------------------------
                                                              1999                     Total
                                                       --------------------    -----------------------
                                                                   Weighted                   Weighted
                                                       Amount        Rate      Amount           Rate
                                                       ---------   --------    ----------     --------
                                                                     (Dollars in Thousands)

Certificate accounts with original maturities of:
  6 months                                                $   --         --      $  9,698        5.09%
  12 months                                                   --         --        16,043        5.64%
  18 months                                                   --         --           967        5.92%
  24 months                                                   --         --         1,867        5.86%
  30 months                                                  458       5.60%          889        5.87%
  36 months                                                1,431       6.90%        4,380        5.62%
  IRA certificates                                            --          --        4,483        5.98%
  Jumbo ($100,000 or more)                                   300       7.00%       13,694        5.74%
                                                          ------                  -------
                                                          $2,189       6.64%      $52,021        5.61%
                                                          ======       =====      =======        =====

Based upon historical experience, Home Savings expects that a substantial percentage of its time deposits coming due within twelve months after June 30, 1996 will be renewed.

         As of June 30, 1996, the aggregate amount of time certificates of deposit in amounts greater than or equal to $100,000 outstanding was $13.7 million, representing 26.3% of all certificates of deposit on such date. Management believes that most of these deposits are held by long-time, local customers of Home Savings. Some of these deposits were deposits of state and local governments which are subject to rebidding from time to time and to securitization requirements. The following table presents the maturity of these time certificates of deposit at such date.

                                                                  (In Thousands)

3 Months or less                                                        $  3,356
Over 3 months through 6 months                                             7,996
Over 6 months through 12 months                                            1,976
Over 12 months                                                               366
                                                                        --------
         Total                                                          $ 13,694

         Borrowings. Although it has not done so in several years, Home Savings may obtain advances from the FHLB of Atlanta to supplement its liquidity needs. The FHLB system functions in a reserve credit capacity for savings institutions. As a member, Home Savings is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta on the security of that stock and a floating lien on certain of its real estate secured loans and other assets. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the FHLB of Atlanta's assessment of the institution's creditworthiness. At June 30, 1996, Home Savings had no outstanding borrowings.

Subsidiaries

         As a North Carolina-chartered savings bank, Home Savings is able to invest up to 10% of its total assets in subsidiary service corporations. However, any investment in service corporations which would cause Home Savings to exceed an investment of 3% of assets must receive prior approval of the FDIC. Home Savings has one subsidiary which is not active and has never engaged in any business.

Properties

         The following table sets forth the location of Home Savings' headquarters office in Thomasville, North Carolina, as well as certain other information relating to this office as of June 30, 1996:

                                         Net Book
                                         Value of
                                        Property or                Owned or
                                       Improvements                 Leased
                                       ------------                --------
22 Winston Street
Thomasville, North Carolina 27360          $624,380                  Owned

         The total net book value of Home Savings' furniture, fixtures and equipment at June 30, 1996 was $123,785.

Legal Proceedings

         From time to time, Home Savings is a party to legal proceedings which arise in the ordinary course of its business. Most commonly, such proceedings are commenced by Home Savings to enforce obligations owed to it. From time to time, claims are asserted against Home Savings directly or as defenses and counterclaims in actions filed by Home Savings. At this time, Home Savings is not a party to any legal proceeding which is expected to have a material effect on its financial condition or results of operations.

Competition

         Home Savings faces strong competition both in attracting deposits and making real estate and other loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions and commercial banks located in its primary market area, including large financial institutions which have greater financial and marketing resources available to them. As of June 30, 1996, there were eight depository institutions with 13 offices in Thomasville, North Carolina. Based upon 1995 comparative data, Home Savings had 15.7% of the deposits in Thomasville, and 5.5% of the deposits in Davidson County. Home Savings has also faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The ability of Home Savings to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         Home Savings experiences strong competition for real estate loans from other savings institutions, commercial banks, and mortgage banking companies. Home Savings competes for loans primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides borrowers, and its more flexible underwriting standards. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

Employees

         As of June 30, 1996, Home Savings had 11 full-time employees. Home Savings provides its employees with basic and major medical insurance, life insurance, sick leave and vacation benefits. In addition, Home Savings maintains a defined benefit pension plan which covers all full time employees of at least 21 years of age who have completed five months continuous service. See "MANAGEMENT OF HOME SAVINGS -- Pension Plan" and Note G of the "Notes to Financial Statements."

         In connection with the Conversion, Home Savings has adopted the ESOP, which will provide benefits to employees of Home Savings. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan." Also, the Boards of Directors of the Holding Company and Home Savings plan to adopt, and stockholders of the Holding Company will be asked to approve, the MRP and the Stock Option Plan at a meeting of stockholders following the Conversion. See "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

         Employees are not represented by any union or collective bargaining group, and Home Savings considers its employee relations to be good.

                                   TAXATION

Federal Income Taxation

         Savings institutions such as Home Savings are subject to the taxing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for corporations, as modified by certain provisions specifically applicable for financial or thrift institutions. Income is reported using the accrual method of accounting. The maximum corporate federal income tax rate is 35%.

         For fiscal years beginning prior to December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Code were permitted certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans (generally loans secured by interests in real property improved or to be improved) under (i) a method based on a percentage of the institution's taxable income, as adjusted (the "percentage of taxable income method") or (ii) a method based on actual loss experience (the "experience method"). The reserve for nonqualifying loans was computed using the experience method.

         The percentage of taxable income method was limited to 8% of taxable income. This method could not raise the reserve to exceed 6% of qualifying real property loans at the end of the year. Moreover, the additions for qualifying real property loans, when added to nonqualifying loans, could not exceed 12% of the amount by which total deposits or withdrawable accounts exceed the sum of surplus, undivided profits and reserves at the beginning of the year. The experience method was the amount necessary to increase the balance of the reserve at the close of the year to the greater of (i) the amount which bore the same ratio to loans outstanding at the close of the year as the total net bad debts sustained during the current and five preceding years bore to the sum of the loans outstanding at the close of such six years or (ii) the balance in the reserve account at the close of the last taxable year beginning before 1988 (assuming that the loans outstanding have not declined since such date).

         In order to qualify for the percentage of income method, an institution had to have at least 60% of its assets as "qualifying assets" which generally included, cash, obligations of the United States government or an agency or instrumentality thereof or of a state or political subdivision, residential real estate-related loans, or loans secured by savings accounts and property used in the conduct of its business. In addition, it had to meet certain other supervisory tests and operate principally for the purpose of acquiring savings and investing in loans.

         Institutions which became ineligible to use the percentage of income method had to change to either the reserve method or the specific charge-off method that applied to banks. Large thrift institutions, those generally exceeding $500 million in assets, had to convert to the specific charge-off method. In computing its bad debt reserve for federal income taxes, Home Savings elected to use the reserve method in fiscal years 1994, 1995, and 1996.

         Bad debt reserve balances in excess of the balance computed under the experience method or amounts maintained in a supplemental reserve built up prior to 1962 ("excess bad debt reserve") require inclusion in taxable income upon certain distributions to shareholders. Distributions in redemption or liquidation of stock or distributions with respect to its stock in excess of earnings and profits accumulated in years beginning after December 31, 1951, are treated as a distribution from the excess bad debt reserve. When such a distribution takes place and it is treated as from the excess bad debt reserve, the thrift is required to reduce its reserve by such amount and simultaneously recognize the amount as an item of taxable income increased by the amount of income tax imposed on the inclusion. Dividends not in excess of earnings and profits accumulated since December 31, 1951 will not require inclusion of part or all of the bad debt reserve in taxable income. Home Savings has accumulated earnings and profits since December 31, 1951 and has an excess in its bad debt reserve. Distributions in excess of current and accumulated earnings and profits will increase taxable income. Net retained earnings at June 30, 1996 includes approximately $1.5 million for which no provision for federal income tax has been made.

         Legislation passed by the U.S. Congress and signed by the President in August 1996 contains a provision that repeals the percentage of taxable income method of accounting for thrift bad debt reserves for tax years beginning after December 31, 1995. The legislation will trigger bad debt reserve recapture for post-1987 excess reserves over a six-year period. At June 30, 1996, Home Savings' post-1987 excess reserves amounted to approximately $264,000. A special provision suspends recapture of post-1987 excess reserves for up to two years if, during those years, the institution satisfies a "residential loan requirement." This requirement will be met if the principal amount of the institution's residential loans exceeds a base year amount, which is determined by reference to the average of the institution's residential loans during the six taxable years ending before January 1, 1996. However, notwithstanding this special provision, recapture must begin no later than the first taxable year beginning after December 31, 1997. See "RISK FACTORS -- Increased Tax Liability Resulting From Recapture of Bad Debt Reserves."

         Home Savings may also be subject to the corporate alternative minimum tax ("AMT"). This tax is applicable only to the extent it exceeds the regular corporate income tax. The AMT is imposed at the rate of 20% of the corporation's alternative minimum taxable income ("AMTI") subject to applicable statutory exemptions. AMTI is calculated by adding certain tax preference items and making certain adjustments to the corporation's regular taxable income. Preference items and adjustments generally applicable to financial institutions include, but are not limited to, the following: (i) the excess of the bad debt deduction over the amount that would have been allowable on the basis of actual experience; (ii) interest on certain tax-exempt bonds issued after August 7, 1986; and (iii) 75% of the excess, if any, of a corporation's adjusted earnings and profits over its AMTI (as otherwise determined with certain adjustments). Net operating loss carryovers, subject to certain adjustments, may be utilized to offset up to 90% of the AMTI. Credit for AMT paid may be available in future years to reduce future regular federal income tax liability. Home Savings has not been subject to the AMT in recent years.

         Home Savings' federal income tax returns have not been audited in the last ten tax years.

State and Local Taxation

         Under North Carolina law, the corporate income tax is 7.75% of federal taxable income as computed under the Code, subject to certain prescribed adjustments. In addition, for tax years beginning in 1991, 1992, 1993 and 1994, corporate taxpayers were required to pay a surtax equal to 4%, 3%, 2% and 1%, respectively, of the state income tax otherwise payable by it. An annual state franchise tax is imposed at a rate of 0.15% applied to the greatest of the institutions (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina or (iii) appraised valuation of property in North Carolina.

         The North Carolina corporate tax rate will drop to 7.5% in 1997, 7.25% in 1998, 7% in 1999, and 6.9% thereafter.

                          SUPERVISION AND REGULATION

Regulation of the Holding Company

         General. The Holding Company was organized for the purpose of acquiring and holding all of the capital stock of Home Savings to be issued in the Conversion. As a bank holding company subject to the Bank Holding Company Act of 1956, as amended ("BHCA"), the Holding Company will become subject to certain regulations of the Federal Reserve. Under the BHCA, the Holding Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits the Holding Company from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank or merging or consolidating with another bank holding company or savings bank holding company without prior approval of the Federal Reserve.

         Additionally, the BHCA prohibits the Holding Company from engaging in, or acquiring ownership or control of, more than 5% of the outstanding voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such nonbanking related activities.

         Similarly, Federal Reserve approval (or, in certain cases, non-disapproval) must be obtained prior to any person acquiring control of the Holding Company. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the Holding Company or controls in any manner the election of a majority of the directors of the Holding Company. Control is presumed to exist if a person acquires more than 10% of any class of voting stock and the stock is registered under Section 12 of the Exchange Act or the acquiror will be the largest shareholder after the acquisition.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Banking Law"), to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all acceptable capital standards as of the time the institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve under the BHCA also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

         In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA") require insured depository institutions under common control to reimburse the FDIC for any loss suffered by either the SAIF or the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         As a result of the Holding Company's ownership of Home Savings, the Holding Company will be registered under the savings bank holding company laws of North Carolina. Accordingly, the Holding Company is also subject to regulation and supervision by the Administrator.

         Capital Adequacy Guidelines for Holding Companies. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies. For bank holding companies with less than $150 million in consolidated assets, the guidelines are applied on a bank-only basis unless the parent bank holding company (i) is engaged in nonbank activity involving significant leverage or
(ii) has a significant amount of outstanding debt that is held by the general public.

         Bank holding companies subject to the Federal Reserve's capital adequacy guidelines are required to comply with the Federal Reserve's risk-based capital regulations. Under these regulations, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier I capital," principally consisting of common stockholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items and other intangible assets. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I (leverage) capital ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a Tier I (leverage) capital ratio of at least 1% to 2% above the stated minimum.

         Dividend and Repurchase Limitations. In connection with the Conversion, Home Savings has agreed with the FDIC that, during the first year after consummation of the Conversion, neither the Holding Company nor Home Savings will pay any dividend or make any other distribution to its stockholders which represents, is characterized as or is treated for federal tax purposes as, a return of capital. In addition, the Holding Company must obtain Federal Reserve approval prior to repurchasing Common Stock for in excess of 10% of its net worth during any 12 months period unless the Holding Company (i) both before and after the redemption satisfies capital requirements for "well capitalized" state member banks; (ii) received a one or two rating in its last examination; and
(iii) is not the subject of any unresolved supervisory issues. Although the payment of dividends and repurchase of stock by the Holding Company are subject to the requirements and limitations of North Carolina corporate law, except as set forth in this paragraph, neither the Administrator nor the FDIC have promulgated any regulations specifically limiting the right of the Holding Company to pay dividends and repurchase shares. However, the ability of the Holding Company to pay dividends or repurchase shares may be dependent upon the Holding Company's receipt of dividends from Home Savings. Home Savings' ability to pay dividends is limited. See " -- Regulation of Home Savings -- Restrictions on Dividends and Other Capital Distributions."

         Capital Maintenance Agreement. In connection with the Administrator's approval of the Holding Company's application to acquire control of Home Savings, the Holding Company was required to execute a Capital Maintenance Agreement whereby it has agreed to maintain Home Savings' capital in an amount sufficient to enable Home Savings to satisfy all regulatory capital requirements.

         Federal Securities Law. The Holding Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued in the Conversion. The Holding Company intends to register the Common Stock with the SEC pursuant to Section 12 of the Exchange Act. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Holding Company.

Regulation of Home Savings

         General. Federal and state legislation and regulation have significantly affected the operations of federally insured savings institutions and other federally regulated financial institutions in the past several years and have increased competition among savings institutions, commercial banks and other providers of financial services. In addition, federal legislation has imposed new limitations on investment authority, and higher insurance and examination assessments on savings institutions and has made other changes that may adversely affect the future operations and competitiveness of savings institutions with other financial institutions, including commercial banks and their holding companies. The operations of regulated depository institutions, including Home Savings, will continue to be subject to changes in applicable statutes and regulations from time to time.

         Home Savings is a North Carolina-chartered savings bank, is a member of the FHLB system, and its deposits are insured by the FDIC through the SAIF. It is subject to examination and regulation by the FDIC and the Administrator and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Generally, North Carolina-chartered savings banks whose deposits are insured by the SAIF are subject to restrictions with respect to activities and investments, transactions with affiliates and loans-to-one borrower similar to those applicable to SAIF-insured savings associations. Such examination and regulation is intended primarily for the protection of depositors and the federal deposit insurance funds.

         Home Savings is subject to various regulations promulgated by the Federal Reserve including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation O (Loans to Executive Officers, Directors and Principal Shareholders), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings). As holders of loans secured by real property and as owners of real property, financial institutions, including Home Savings, may be subject to potential liability under various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of real property.

         The FDIC has extensive enforcement authority over North Carolina-chartered savings banks, including Home Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

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

         The grounds for appointment of a conservator or receiver for a North Carolina savings bank on the basis of an institution's financial condition include: (i) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

         Transactions with Affiliates. Under current federal law, transactions between Home Savings and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of Home Savings is any company or entity that controls, is controlled by or is under common control with the savings bank. Upon consummation of the Conversion, Home Savings will be an affiliate of the Holding Company. Generally, Sections 23A and 23B (i) establish certain collateral requirements for loans to affiliates; (ii) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (iii) require that all such transactions be on terms substantially the same, or at least as favorable, to the savings institution or the subsidiary as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate, the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate, the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person, or issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

         Further, current federal law has extended to savings banks the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors, executive officers and principal stockholders. Under
Section 22(h), loans to directors, executive officers and stockholders who, directly or indirectly, own more than 10% of any class of voting securities of a savings bank, and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the savings bank's loans-to-one borrower limit as established by federal law (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers or stockholders who own more than 10% of a savings bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The Federal Reserve has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of unimpaired capital and unimpaired surplus (up to $500,000). Further, pursuant to Section 22(h), the Federal Reserve requires that loans to directors, executive officers, and principal stockholders be based on underwriting standards not less stringent than those applied in comparable transactions with other persons, and made on terms substantially the same as offered in comparable transactions to other persons and not involve more than the normal risk of repayment or present other unfavorable features.

         Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. The SAIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the Federal Savings and Loan Insurance Corporation (the "FSLIC") prior to the enactment of FIRREA, and the BIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the FDIC prior to the enactment of FIRREA. Home Savings is a member of the SAIF of the FDIC.

         As a SAIF-insured institution, Home Savings is subject to insurance assessments imposed by the FDIC. Effective January 1, 1993, the FDIC replaced its uniform assessment rate with a transitional risk-based assessment schedule issued by the FDIC pursuant to the 1991 Banking Law, which imposes assessments ranging from 23 cents to 31 cents per $100 of an institution's average assessment base. The actual assessment to be paid by each SAIF member is based on the institution's assessment risk classification, which is based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized" (as such terms have been defined in federal regulations), and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

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

         As a result of subsequent changes to the assessment schedule, financial institutions such as Home Savings which are members of the SAIF are currently required to pay higher deposit insurance premiums than financial institutions which are members of the BIF, primarily commercial banks, because the BIF has higher reserves than the SAIF and has been responsible for fewer troubled institutions. This has created a disparity between SAIF and BIF assessments. Annual assessments for BIF members in the lowest risk category are now only $2,000. Home Savings paid deposit insurance premiums of $149,000 and $145,000 in fiscal 1996 and 1995, respectively. The FDIC has noted that the premium differential may have adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in capital markets. In addition, SAIF members, such as Home Savings, could be placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

         A comprehensive continuing appropriations bill enacted on September 30, 1996 reduced this premium differential between BIF- and SAIF-insured institutions but did not eliminate it. As a result of this legislation, it is now anticipated that, beginning on January 1, 1997, BIF-insured institutions, except those in higher risk categories, will pay deposit insurance premiums equal to approximately 1.3 cents per $100 of insured domestic deposits and SAIF-insured institutions, except those in higher risk categories, will pay deposit insurance premiums equal to approximately 6.4 cents per $100 of insured domestic deposits. This premium differential is expected to exist until at least January 1, 1999.

         The above-described comprehensive continuing appropriations bill enacted on September 30, 1996 also provides for a one-time assessment on SAIF members to recapitalize the SAIF. The assessment is estimated to equal 65.7 cents per each $100 of insured domestic deposits. Such premium will have the effect of immediately reducing the capital of SAIF-member institutions by the amount of the assessment, net of any income tax benefit. The one-time assessment, based on Home Savings' deposits as of March 31, 1995, is expected to be payable prior to December, 1996. The assessment, estimated at $409,000, was accrued as an expense during the quarter ended September 30, 1996. As a result of this expense, Home Savings experienced a net loss for that fiscal quarter. See "RECENT DEVELOPMENTS," and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS."

         Community Reinvestment Act. Home Savings, like other financial institutions, is subject to the Community Reinvestment Act ("CRA"). A purpose of the CRA is to encourage financial institutions to help meet the credit needs of its entire community, including the needs of low- and moderate-income neighborhoods. During Home Savings' last compliance examination, Home Savings received a "satisfactory" rating with respect to CRA compliance. Home Savings' rating with respect to CRA compliance would be a factor to be considered by the Federal Reserve and FDIC in considering applications submitted by Home Savings to acquire branches or to acquire or combine with other financial institutions and take other actions and, if such rating was less than "satisfactory," could result in the denial of such applications.

         The federal banking regulatory agencies have issued a revision of the CRA regulations, which became effective on January 1, 1996, to implement a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. Under the regulations, a savings bank will first be evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the savings bank will be given a rating of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve" or "substantial non-compliance." A set of criteria for each rating has been developed and is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to its service area should be considered. The ratings received under the three tests will be used to determine the overall composite CRA rating. The composite ratings will be the same as those that are currently given: "outstanding," "satisfactory," "needs to improve" or "substantial non-compliance."

         Capital Requirements Applicable to Home Savings. The FDIC requires Home Savings to have a minimum leverage ratio of Tier I capital (principally consisting of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less certain intangible and goodwill items), to total assets of at least 3%; provided, however that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating or experiencing any significant growth, are required to maintain a ratio of

1% or 2% above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. The FDIC also requires Home Savings to have a ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, of at least 8%. At least half of the total capital is required to be Tier I capital. The remainder (Tier II capital) may consist of a limited amount of subordinated debt, certain hybrid capital instruments, other debt securities, certain types of preferred stock and a limited amount of general loan loss allowance.

         An institution which fails to meet minimum capital requirements may be subject to a capital directive which is enforceable in the same manner and to the same extent as a final cease and desist order, and must submit a capital plan within 60 days to the FDIC. If the leverage ratio falls to 2% or less, the institution may be deemed to be operating in an unsafe or unsound condition, allowing the FDIC to take various enforcement actions, including possible termination of insurance or placement of the institution in receivership.

         The Administrator requires that net worth equal at least 5% of total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement.

         At June 30, 1996, Home Savings complied with each of the capital requirements of the FDIC and the Administrator. For a description of Home Savings' required and actual capital levels on June 30, 1996, see "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE."

         The 1991 Banking Law required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. On August 2, 1995, the federal banking agencies issued a joint notice of adoption of final risk based capital rules to take account of interest rate risk. The final regulation required an assessment of the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. The final rule also stated an intent to, in the future, establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate risk exposure.

         Effective June 26, 1996, the federal banking agencies issued a joint policy statement announcing the agencies' election not to adopt a standardized measure and explicit capital charge for interest rate risk at that time. Rather, the policy statement (i) identifies the main elements of sound interest rate risk management, (ii) describes prudent principles and practices for each of those elements, and (iii) describes the critical factors affecting the agencies' evaluation of a bank's interest rate risk when making a determination of capital adequacy. The joint policy statement is not expected to have a material impact on Home Savings' management of interest rate risk.

         In December 1994, the FDIC adopted a final rule changing its risk-based capital rules to recognize the effect of bilateral netting agreements in reducing the credit risk of two types of financial derivatives - interest and exchange rate contracts. Under the rule, savings banks are permitted to net positive and negative mark-to-market values of rate contracts with the same counterparty, subject to legally enforceable bilateral netting contracts that meet certain criteria. This represents a change from the prior rules which recognized only a very limited form of netting. Home Savings does not anticipate that this rule will have a material effect upon its financial condition or results of operations.

         Loans to One Borrower. Home Savings is subject to the Administrator's loans-to-one borrower limits. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the net worth of the savings bank. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. Notwithstanding the limits just described, savings banks may make loans to one borrower, for any purpose, in an amount of up to $500,000. A savings institution also is authorized to make loans to one borrower to develop domestic residential housing units, not to exceed the lesser of $30 million, or 30% of the savings institution's net worth, provided that (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings institution is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements; (iv) the aggregate amount of loans made under this authority does not exceed 150% of net worth; and (v) the institution's regulator issues an order permitting the savings institution to use this higher limit. These limits also authorize a savings bank to make loans-to-one borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of net worth.

         As of June 30, 1996, the largest aggregate amount of loans which Home Savings had to any one borrower was $1.1 million. Home Savings had no loans outstanding which management believes violate the applicable loans-to-one borrower limits.

         Limitations on Rates Paid for Deposits. Regulations promulgated by the FDIC pursuant to the 1991 Banking Law place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The definitions of "well capitalized," "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the FDIC to implement the corrective action provisions of the 1991 Banking Law. See " -- Regulation of Home Savings -- 1991 Banking Law."

         Federal Home Loan Bank System. The FHLB system provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, Home Savings is required to own capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or 5% of its outstanding advances (borrowings) from the FHLB of Atlanta. On June 30, 1996, Home Savings was in compliance with this requirement with an investment in FHLB of Atlanta stock of $614,000.

         Federal Reserve System. Federal Reserve regulations require savings banks, not otherwise exempt from the regulations, to maintain reserves against their transaction accounts (primarily negotiable order of withdrawal accounts) and certain nonpersonal time deposits. The reserve requirements are subject to adjustment by the Federal Reserve. As of June 30, 1996, Home Savings was in compliance with the applicable reserve requirements of the Federal Reserve.

         Restrictions on Acquisitions. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in FDIC regulations, of an insured institution, such as Home Savings, without giving at least 60 days' written notice to the FDIC and providing the FDIC an opportunity to disapprove the proposed acquisition. Pursuant to regulations governing acquisitions of control, control of an insured institution is conclusively deemed to have been acquired, among other things, upon the acquisition of more than 25% of any class of voting stock. In addition, control is generally presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings bank or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

         For three years following completion of the Conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of Home Savings. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to Home Savings or its underwriters or the selling group acting on its behalf or
(ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of Home Savings by a corporation whose ownership is or will be substantially the same as the ownership of Home Savings, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. The regulation provides that within one year following the Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Home Savings or the Boards of Directors of the Holding Company and Home Savings support the acquisition and (iii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Holding Company and Home Savings and the public interests will not be adversely affected.

         Liquidity. Home Savings is subject to the Administrator's requirement that the ratio of liquid assets to total assets equal at least 10%. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily marketable value, including investments with maturities in excess of five years. At June 30, 1996, Home Savings' liquidity ratio, calculated in accordance with North Carolina regulations, was approximately 24.3%.

         Additional Limitations on Activities. Recent FDIC law and regulations generally provide that Home Savings may not engage as principal in any type of activity, or in any activity in an amount, not permitted for national banks, or directly acquire or retain any equity investment of a type or in an amount not permitted for national banks. The FDIC has authority to grant exceptions from these prohibitions (other than with respect to non-service corporation equity investments) if it determines no significant risk to the insurance fund is posed by the amount of the investment or the activity to be engaged in and if Home Savings is and continues to be in compliance with fully phased-in capital standards. National banks are generally not permitted to hold equity investments other than shares of service corporations and certain federal agency securities. Moreover, the activities in which service corporations for savings banks are permitted to engage are limited to those of service corporations for national banks.

         Savings banks are also required to notify the FDIC at least 30 days prior to the establishment or acquisition of any subsidiary, or at least 30 days prior to conducting any such new activity. Any such activities must be conducted in accordance with the regulations and orders of the FDIC and the Administrator. Savings banks are also generally prohibited from directly or indirectly acquiring or retaining any corporate debt security that is not of investment grade (generally referred to as "junk bonds").

         1991 Banking Law. The 1991 Banking Law became effective on December 19, 1991. Among other things, the 1991 Banking Law provided increased funding for the BIF and provided for expanded regulation of depository institutions and their affiliates, including bank holding companies.

         The 1991 Banking Law provided the federal banking agencies with broad powers to take corrective action to resolve problems of insured depository institutions. The extent of these powers will depend upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Under the FDIC regulations applicable to Home Savings, an institution is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of an institution with the highest examination rating and which is not experiencing or anticipating significant growth). An institution is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% and is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the institution has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier I risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3% and (C) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

         To facilitate the early identification of problems, the 1991 Banking Law required the federal banking agencies to review and, under certain circumstances, prescribe more stringent accounting and reporting requirements than those required by generally accepted accounting principles. The FDIC issued a final rule, effective July 2, 1993, implementing those provisions.

         The 1991 Banking Law further requires the federal banking agencies to develop regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. The 1991 Banking Law also requires annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state chartered institutions examined by state regulators. Moreover, the 1991 Banking Law, as modified by the Federal Housing Enterprises Financial Security and Soundness Act, requires the federal banking agencies to set operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions and depository institution holding companies, as well as compensation standards (but not dollar levels of compensation) for insured depository institutions that prohibit excessive compensation, fees or benefits to officers, directors, employees, and principal stockholders. In July 1992, the federal banking agencies issued a joint advance notice of proposed rulemaking soliciting comments on all aspects of the implementation of these standards in accordance with the 1991 Banking Law, including whether the compensation standards should apply to depository institution holding companies. An interagency notice of proposed rulemaking was issued in November 1993. However, sections of the Riegle Community Development and Regulatory Improvement Act of 1994 will affect the nature and scope of the proposed regulations, and eliminates the requirement that the regulations apply to depository institution holding companies.

         The foregoing necessarily is a general description of certain provisions of the 1991 Banking Law and does not purport to be complete.

         Interstate Banking. A bank holding company or savings bank holding company and its subsidiaries are currently prohibited from acquiring any voting shares of, or interest in, any banks or savings banks located outside of the state in which the operations of the holding company's subsidiaries are located, unless the acquisition is specifically authorized by the statutes of the state in which the target bank is located. However, in September 1994, Congress passed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The Interstate Banking Act permitted adequately capitalized bank holding companies and savings bank holding companies to acquire control of banks and savings banks in any state beginning on September 29, 1995, one year after the effectiveness of the Interstate Banking Act. North Carolina adopted nationwide reciprocal interstate acquisition legislation in 1994.

         Such interstate acquisitions are subject to certain restrictions. States may require the bank or savings bank being acquired to have been in existence for a certain length of time but not in excess of five years. In addition, no bank or saving bank may acquire more than 10% of the insured deposits in the United States or more than 30% of the insured deposits in any one state, unless the state has specifically legislated a higher deposit cap. States are free to legislate stricter deposit caps and, at present, 18 states have deposit caps lower than 30%.

         The Interstate Banking Act also provides for interstate branching. The McFadden Act of 1927 established state lines as the ultimate barrier to geographic expansion of a banking network by branching. The Interstate Banking Act withdraws these barriers, effective June 1, 1997, allowing interstate branching in all states, provided that a particular state has not specifically prohibited interstate branching by legislation prior to such time. Unlike interstate acquisitions, a state may prohibit interstate branching if it specifically elects to do so by June 1, 1997. States may choose to allow interstate branching prior to June 1, 1997 by opting-in to a group of states that permits these transactions. These states generally allow interstate branching via a merger of an out-of-state bank with an in-state bank, or on a de novo basis. North Carolina has enacted legislation permitting interstate branching transactions.

         It is anticipated that the Interstate Banking Act will increase competition within the market in which Home Savings now operates, although the extent to which such competition will increase in such market or the timing of such increase cannot be predicted. In addition, there can be no assurance as to whether, or in what form, additional legislation may be enacted in North Carolina in reaction to the Interstate Banking Act or what impact such legislation or the Interstate Banking Act might have upon Home Savings.

         The Interstate Banking Act also modifies the controversial safety and soundness provisions contained in Section 39 of the 1991 Banking Law which required the banking regulatory agencies to promulgate regulations governing such topics as internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and fees and other matters those agencies determine to be appropriate. The legislation exempts bank holding companies from these provisions and requires the agencies to prepare guidelines, as opposed to regulations, dealing with these areas. It also gives more discretion to the banking regulatory agencies in prescribing standards for banks' asset quality, earnings and stock valuation.

         The Interstate Banking Act also expands current exemptions from the requirement that banks be examined on a 12-month cycle. Exempted banks will be inspected every 18 months. Other provisions address paperwork reduction and regulatory improvements, small business and commercial real estate loan securitization, truth-in-lending amendments regarding high cost mortgages, strengthening of the independence of certain financial regulatory agencies, money laundering, flood insurance reform and extension of certain statutes of limitations.

         Restrictions on Dividends and Other Capital Distributions. A North Carolina-chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. In addition, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, must obtain the written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) the institution's net income for the most recent fiscal year end, or (ii) the average of the institution's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends, if applicable.

         Also, without the prior written approval of the Administrator, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, may not repurchase any of its capital stock. The Administrator will give approval to repurchase only upon a showing that the proposed repurchase will not adversely affect the safety and soundness of the institution. Under FDIC regulations, stock repurchases may be made during the first year after the Conversion only after receipt of FDIC approval.

         In addition, Home Savings is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with Home Savings' conversion from mutual to stock ownership.

         In connection with the Conversion, Home Savings has agreed with the FDIC that, during the first year after the Conversion, neither the Holding Company nor Home Savings will pay any dividend or make any other distribution to stockholders which represents, is characterized as or is treated for federal tax purposes as, a return of capital.

         Restrictions on Benefit Plans. FDIC regulations provide that for a period of one year from the date of the Conversion, Home Savings may not implement or adopt a stock option plan or restricted stock plan, other than a tax-qualified plan or ESOP, unless: (1) the plans are fully disclosed in the Conversion proxy soliciting and stock offering material, (2) all such plans are approved by a majority of the Holding Company's stockholders prior to implementation and no earlier than six months following the Conversion, (3) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, and (4) for restricted stock plans, no stock issued in connection with the Conversion may be used to fund the plan.

         The FDIC regulations provide that, in reviewing plans submitted to the stockholders within one year after the consummation of the Conversion, the FDIC will presume that excessive compensation will result if stock based benefit plans fail to satisfy percentage limitations on management stock-based benefit plans set forth in the regulations of the Office of Thrift Supervision ("OTS"). Those regulations provide that (1) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (2) for restricted stock plans, the shares issued may not exceed 3% of the shares issued in the Conversion (4% for institutions with tangible capital of 10% or greater after the Conversion), (3) the aggregate amount of stock purchased by the ESOP shall not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (4) no individual employee may receive more than 25% of the available awards under any plan, and (5) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan. The awards and grants to be made under the MRP and Stock Option Plan will conform to these requirements if such plans are submitted for stockholder approval within one year after the Conversion is consummated.

         Other North Carolina Regulation. As a North Carolina-chartered savings bank, Home Savings derives its authority from, and is regulated by, the Administrator. The Administrator has the right to promulgate rules and regulations necessary for the supervision and regulation of North Carolina savings banks under his jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the Administrator includes, but is not limited to: the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of stock repurchases, the regulation of incorporators, stockholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest. North Carolina law requires that Home Savings maintain federal deposit insurance as a condition of doing business.

         The Administrator conducts regular examinations of North Carolina-chartered savings banks. The purpose of such examinations is to assure that institutions are being operated in compliance with applicable North Carolina law and regulations and in a safe and sound manner. These examinations are usually conducted on a joint basis with the FDIC. In addition, the Administrator is required to conduct an examination of any institution when he has good reason to believe that the standing and responsibility of the institution is of doubtful character or when he otherwise deems it prudent. The Administrator is empowered to order the revocation of the license of an institution if he finds that it has violated or is in violation of any North Carolina law or regulation and that revocation is necessary in order to preserve the assets of the institution and protect the interests of its depositors. The Administrator has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice or unfair and discriminatory practice in the conduct of its business or in violation of any other law, rule or regulation.

         A North Carolina-chartered savings bank must maintain net worth, computed in accordance with the Administrator's requirements, of 5% of total assets and liquidity of 10% of total assets, as discussed above. Additionally, a North Carolina-chartered savings bank is required to maintain general valuation allowances and specific loss reserves in the same amounts as required by the FDIC.

         Subject to limitation by the Administrator, North Carolina-chartered savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the United States, or those guaranteed by it; (ii) obligations of the State of North Carolina;
(iii) bank demand or time deposits; (iv) stock or obligations of the federal deposit insurance fund or a FHLB; (v) savings accounts of any savings institution as approved by the board of directors; and (vi) stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

         North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Administrator. The approval is conditioned upon findings by the Administrator that, among other things, such merger or consolidation will promote the best interests of the members or stockholders of the merging institutions. North Carolina law also provides for simultaneous mergers and conversions and for supervisory mergers conducted by the Administrator.

                       MANAGEMENT OF THE HOLDING COMPANY

         The Board of Directors of the Holding Company currently consists of five directors: Henry H. Darr, James G. Hudson, Jr., John R. Hunnicutt, F. Stuart Kennedy and Milton T. Riley, Jr. Each of these persons is also a director of Home Savings, and biographical information with respect to each is set forth under "MANAGEMENT OF HOME SAVINGS -- Directors." Each director is elected for a one-year term. However, at such time, if any, as the number of directors is at least nine, the Articles of Incorporation and Bylaws of the Holding Company provide for staggered elections so that approximately one-third of the directors will each be initially elected to one, two and three-year terms, respectively, and thereafter, all directors will be elected to terms of three years each.

         The executive officers of the Holding Company, each of whom is also currently an executive officer of Home Savings, and each of whom serves at the discretion of the Board of Directors of the Holding Company, are as follows:


                            Age at                 Position Held
        Name             June 30, 1996        With the Holding Company
        ----             -------------        ------------------------
James G. Hudson, Jr.          56              President, Chief Executive Officer
                                              and Treasurer

John E. Todd                  50              Vice President

Drema A. Michael              43              Secretary and Assistant Treasurer

         Biographical information with respect to each of these officers is set forth below under "MANAGEMENT OF HOME SAVINGS -- Executive Officers." There are no other employees of the Holding Company. No officer, director or employee of the Holding Company has received remuneration from the Holding Company to date, and it is currently expected that no compensation will be paid by the Holding Company after the Conversion. Information concerning the principal occupations and employment of, and compensation paid by Home Savings to, the directors and executive officers of the Holding Company is set forth under "MANAGEMENT OF HOME SAVINGS." See "MANAGEMENT OF HOME SAVINGS -- Employment Agreement" and "-- Special Termination Agreements" for a description of certain agreements expected to be entered into with the executive officers of the Holding Company and Home Savings.

                          MANAGEMENT OF HOME SAVINGS

Directors

         The direction and control of Home Savings, as a mutual North Carolina-chartered savings bank, has been vested in its five-member Board of Directors elected by the depositor and borrower members of Home Savings. Upon conversion of Home Savings to capital stock form, each director of Home Savings immediately prior to the Conversion will continue to serve as a director of Home Savings as a stock institution. All directors currently serve for one-year terms. Home Savings' proposed Bylaws, which would become effective after the Conversion, provide for staggered elections of its directors, if and when the number of directors shall equal at least nine, so that approximately one-third of the directors would be elected each year for three-year terms. Upon consummation of the Conversion, the Holding Company will own all of the issued and outstanding shares of capital stock of Home Savings, and the Holding Company will elect the directors of Home Savings. The Holding Company now plans to nominate and re-elect all members of Home Savings' existing board of directors when their existing terms expire. The following table sets forth certain information with respect to the persons who currently serve as members of the Board of Directors of Home Savings.



                         Age on
                        June 30,                      Principal Occupation                       Director
Name                      1996                       During Last Five Years                        Since
----                     ------                      ----------------------                       ------

Henry H. Darr.             55       President, J. L. Darr & Son, Inc.                              1980

James G. Hudson, Jr.       56       President, Chief Executive Officer and Treasurer of            1972
                                    Home Savings

John R. Hunnicutt          60       President, McThom, Inc. and McLex, Inc., licensees of          1995
                                    McDonalds Corporation

F. Stuart Kennedy          70       Chairman of the Board, Rex Oil Company                         1971

Milton T. Riley, Jr.       59       Personal investments; until 1992, partner with Dixon,          1992
                                    Odom & Co., certified public accountants

Mr. Darr and Mr. Kennedy are cousins.

Board Meetings and Committees

         Home Savings' Board of Directors has regular monthly meetings, and held 16 regular and special meetings in the fiscal year ended June 30, 1996. The Board has also established three committees to whom certain responsibilities have been delegated - an Executive Committee, an Audit Committee, and a Loan Committee. No director except Henry H. Darr attended fewer than 75% of the total number of Board meetings and meetings of Board committees on which he served during the year ended June 30, 1996.

         During fiscal 1996, Home Savings formed an Executive Committee which is composed of directors Kennedy, Riley and Hudson. The Executive Committee makes recommendations to the full Board and acts on policies adopted by the full Board in the absence of a meeting of the entire Board. The Executive Committee met one time during the year ended June 30, 1996.

         Home Savings' Audit Committee is composed of director Riley and Drema
H. Michael, Home Savings' Secretary and Assistant Treasurer. This committee is responsible for meeting with and retaining independent auditors, overseeing the adequacy of internal controls, insuring compliance with Home Savings' policies and procedures and with generally accepted accounting principles. The Audit Committee meets on an as needed basis, and during the fiscal year ended June 30, 1996, met two times.

         Home Savings' Loan Committee is composed of any three directors of Home Savings and meets on an as needed basis to approve loans underwritten by Home Savings' loan officers. During the fiscal year ended June 30, 1996, the loan committee met 17 times.

Directors' Fees

         For their service on Home Savings' Board of Directors, all members of Home Savings' Board of Directors receive $800 per meeting attended. In addition, all non-employee directors who serve on Board committees receive $150 per meeting for their service. Board fees are subject to adjustment annually.

         Existing members of the Board of Directors may also receive additional benefits following the Conversion. See "-- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

Executive Officers

         Home Savings has three executive officers. The following table sets forth certain information with respect to such executive officers:


                            Age on                Positions and Occupations                 Employed By
Name                     June 30, 1996              During Last Five Years              Home Savings Since
----                     -------------             ------------------------             ------------------
James G. Hudson, Jr.          56           President, Chief Executive Officer                  1972
                                           and Treasurer

John E. Todd                  50           Vice President                                      1979

Drema A. Michael              43           Secretary and Assistant Treasurer                   1974

Executive Compensation

         The following table sets forth for the fiscal year ended June 30, 1996 certain information as to the cash compensation earned by (i) the chief executive officer of Home Savings and (ii) all other executive officers of Home Savings whose cash compensation exceeded $100,000 (there were none), for services in all capacities.

                                                                                 Other Annual
              Name and                                                           Compensation             All Other
         Principal Position                      Salary          Bonus               ($)/2/             Compensation
         ------------------                      ------          -----           ------------           ------------
James G. Hudson, Jr.                             $91,800       $13,745/1/              ---                $31,000/3/
President, Chief Executive Officer,
Treasurer and Director

--------------------
/1/ Includes $10,283 in bonuses paid under Home Savings' bonus compensation plan and $3,462 in holiday bonuses. See "--Bonus Compensation."
/2/ Under the "Other Annual Compensation" category, perquisites for the fiscal year ended June 30, 1996 did not exceed the lesser of $50,000, or 10% of salary and bonus as reported for Mr. Hudson.
/3/ Includes (a) directors' fees of $9,000; and (b) $22,000 accrued under supplemental income agreements established for the benefit of Mr. Hudson.

         The Board of Directors of Home Savings does not have a compensation committee. Home Savings' full board of directors determines the compensation of the executive officers. The salaries of each of the executive officers is determined based upon the executive officer's contributions to Home Savings' overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day to day operations. The Board of Directors also compares the compensation of Home Savings' executive officers with compensation paid to executives of comparable financial institutions in North Carolina and executives of other businesses in Home Savings' market area. Mr. Hudson participates in the deliberations of the Board of Directors regarding compensation of executive officers other than himself. He does not participate in the discussion or decisions regarding his own compensation.

Bonus Compensation

         Home Savings has approved a bonus compensation plan pursuant to which James G. Hudson, Jr., President, Chief Executive Officer and Treasurer, receives bonus compensation equal to 1% of Home Savings' income before taxes and John E. Todd, Vice President, and Drema A. Michael, Secretary and Assistant Treasurer, are each entitled to receive bonuses equal to 0.5% of Home Savings' income before taxes. During the fiscal years ended June 30, 1996, 1995 and 1994, the bonuses paid to Mr. Hudson totalled $10,283, $15,861 and $18,909, respectively; and the bonuses paid to each of Mr. Todd and Ms. Michael totalled $5,142, $7,932 and $9,454, respectively. In addition, employees receive annual discretionary holiday bonuses, which during the fiscal years 1996, 1995 and 1994 totalled $13,000, $12,000 and $11,300, in the aggregate for all employees. As is the case with Home Savings' compensation arrangements in general, Home Savings' bonus compensation plan is subject to regulatory oversight and, therefore, could be changed in the future in response to regulatory requirements or otherwise.

Pension Plan

         Home Savings maintains a non-contributory defined benefit pension plan ("Pension Plan") for the benefit of all of its employees who have completed five
(5) months of service and who are at least twenty-one (21) years of age. Under the Pension Plan, Home Savings annually contributes an actuarially determined amount to provide a benefit for each participant at retirement.

         Participants are fully vested in amounts contributed to the Pension Plan on their behalf by Home Savings after completing six (6) years of service, as follows: 1 year of service, 0%; 2 years, 20%; 3 years, 40%; 4 years, 60%; 5 years, 80%; 6 years or more, 100%. Benefits under the plan are payable in the event of the participant's retirement, death, disability or termination of employment.

         Normal retirement age under the Pension Plan is the later of (a) age 65 or (b) the fifth anniversary of the date an employee first became a participant in the Pension Plan ("Normal Retirement Age"). Subject to certain restrictions on maximum benefits required by federal law, upon reaching Normal Retirement Age, each participant will receive a retirement benefit in the form of a straight life annuity, with 120 months guaranteed, determined pursuant to a formula which takes into consideration a participant's "average monthly compensation," years of service with Home Savings, and the participant's expected benefits from Social Security. For purposes of the Pension Plan, a participant's "average monthly compensation" is defined as his or her compensation converted to a monthly amount and then averaged over the five (5) consecutive plan years which produce the highest monthly average within the last ten (10) completed years of participation. The plan also offers early retirement to participants who have completed twenty (20) years of service and who are at least fifty-five (55) years of age.

         The following table shows the retirement benefit payable for a range of compensation and years of service for a person who retires at Normal Retirement Age. These are hypothetical benefits based upon the plan's normal benefit formula.


    Earnings Credited for
     Retirement Benefits              Years of Service at Normal Retirement
    ---------------------       ------------------------------------------------

                                      10           20          30          35
                                      --           --          --          --

$ 25,000.....................      $ 3,453      $ 6,906     $10,359     $11,050
$ 35,000.....................        5,269       10,537      15,806      16,860
$ 45,000.....................        7,235       14,470      21,705      23,152
$ 55,000.....................        9,201       18,402      27,603      29,444
$ 65,000.....................       11,167       22,335      33,502      35,736
$ 75,000.....................       13,134       26,267      39,401      42,028
$100,000.....................       18,049       36,099      54,148      57,758
$125,000.....................       22,965       45,930      68,895      73,488
$150,000.....................       28,173       55,761      83,934      89,218

The benefits listed above are annual amounts and are based on the assumption that the participant is age 65. As of June 30, 1996, James G. Hudson, Jr. had 23 years of service under the Pension Plan.

Supplemental Income Plans

         Home Savings has entered into two separate Supplemental Income Agreements with James G. Hudson, Jr., President, Chief Executive Officer and Treasurer. These agreements provide that Mr. Hudson will receive certain specified monthly payments for 15 years upon reaching 65 years of age. In the event of Mr. Hudson's death before all payments have been made, benefits would be payable to designated beneficiaries. In addition, if Mr. Hudson should die prior to reaching 65 years of age, certain monthly payments would be made for a 15-year period to designated beneficiaries. In the event Mr. Hudson terminates his employment, for reasons other than death, prior to reaching 65 years of age, the monthly retirement benefit payment would be reduced. The benefits payable under the Supplemental Income Agreements are funded by the purchase of life insurance. During the fiscal year ended June 30, 1996, Home Savings accrued $22,000 towards the cost of the benefits to be provided to Mr. Hudson under the supplemental income plans.

Other Benefits

         Home Savings provides its employees with group medical, dental, life and disability insurance benefits. Employees are also provided with vacation, holiday and sick leave.

Employment Agreement

         In connection with the Conversion, Home Savings will enter into an employment agreement with James G. Hudson, Jr., President, Chief Executive Officer and Treasurer, in order to establish his duties and compensation and to provide for his continued employment with Home Savings. The agreement will provide for an initial annual base salary of $93,600. The agreement will provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, the agreement may be extended for an additional year so that the remaining term shall be three years unless written notice of non-renewal is given by the Board of Directors. The agreement also provides that base salary shall be reviewed by the Board of Directors not less often than annually. In the event of a change in control (as defined below), Mr. Hudson's base salary shall be increased by at least 6% annually and the agreement will automatically be extended so that it will have a three year term after the change in control. In addition, the employment agreement provides for possible profitability and discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained by Home Savings or by the Holding Company for employees of Home Savings, as well as fringe benefits normally associated with Mr. Hudson's office. It is now expected that Mr. Hudson will continue to be eligible to receive bonuses under the existing bonus compensation plan for executive officers, as such plan may be amended in the future. See " -- Bonus Compensation." It is not now contemplated that Mr. Hudson will receive additional discretionary bonuses, other than holiday bonuses computed on the same basis as those paid to other employees. The employment agreement provides that it may be terminated by Home Savings for cause, as defined in the agreement, and that it may otherwise be terminated by Home Savings (subject to vested rights) or by Mr. Hudson.

         The employment agreement provides that the nature of Mr. Hudson's compensation, duties or benefits cannot be diminished following a change in control of Home Savings or the Holding Company. For purposes of the employment agreement, a change in control generally will occur if (i) after the effective date of the employment agreement, any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either the Holding Company or Home Savings, or acquires in any manner control of the election of a majority of the directors of either the Holding Company or Home Savings, (ii) either the Holding Company or Home Savings consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither the Holding Company nor Home

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

Savings is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either the Holding Company or Home Savings are sold or otherwise transferred to, or are acquired by, any other entity or group.

         The employment agreement could have the effect of making it less likely that Home Savings or the Holding Company will be acquired by another entity. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS -- The Holding Company -- Anti-Takeover Effect of Employment Agreement, Special Termination Agreements and Benefit Plans."

Special Termination Agreements

         In connection with the Conversion, the Holding Company will enter into special termination agreements with John E. Todd, Vice President of Home Savings, and Drema A. Michael, Secretary and Assistant Treasurer of Home Savings. Such agreements are intended to ensure that Home Savings will be able to maintain a stable and competent management base after the Conversion. The continued success of Home Savings depends, to a significant degree, on the skill and competence of its officers.

         The special termination agreements provide for payment to the covered officer only in the event of a change in control of the Holding Company or Home Savings followed by termination of the officer's employment by Home Savings within 24 months for other than "cause," as such term is defined in the agreements, or in the event there are certain specified changes in the officer's employment circumstances within 24 months following a change in control of Home Savings or the Holding Company and the officer terminates his or her employment. In the event of such a termination of employment, the officer is entitled to payment in an amount equal to two times his or her salary and bonuses for income tax purposes for the most recent calendar year, payable in a lump sum or in equal monthly payments. The initial term of each of these agreements is for a period commencing upon the effective date of the Conversion and ending three calendar years later. At the end of each anniversary date of the agreements, they may be extended for another year so that the remaining term shall be three years unless written notice of non-renewal is given by the Holding Company's Board of Directors. For purposes of the special termination agreements, "change in control" has the same meaning as in the employment agreement to be entered into with Mr. Hudson. See "-- Employment Agreement." If a change in control and such a termination occurred during calendar year 1996, Mr. Todd and Ms. Michael would be entitled to receive $121,654 and $114,394, respectively, under their special termination agreements.

         The special termination agreements could have the effect of making it less likely that Home Savings or the Holding Company will be acquired by another entity. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND HOME SAVINGS -- The Holding Company -- Anti-Takeover Effect of Employment Agreement, Special Termination Agreements and Benefit Plans."

Severance Plan

         In connection with the Conversion, Home Savings' Board of Directors plans to adopt a Severance Plan for the benefit of its employees. The Severance Plan provides that in the event there is a "change in control" (as defined in the Severance Plan) of Home Savings or the Holding Company and (i) Home Savings or any successor of Home Savings terminates the employment of any full time employee of Home Savings in connection with, or within 24 months after the change in control, other than for "cause" (as defined in the Severance Plan), or
(ii) an employee terminates his or her employment with Home Savings or any successor following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location more than 40 miles distant from the employee's primary work station within 24 months after a change in control, the employee shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied times the employee's number of complete years of service as a Home Savings employee or (b) the amount of one month's salary at the employee's salary rate at the time of termination, subject to a maximum payment equal to one half of the employee's annual salary. Officers of Home Savings who, at the time of a "change in control," are parties to employment agreements having a remaining term of more than two years are not covered by the Severance Plan.

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

Employee Stock Ownership Plan

         Home Savings has established the ESOP for its eligible employees. The ESOP will become effective upon the Conversion. Employees with one year of service with Home Savings who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and use the funds to purchase up to 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 20,944 and 28,336 shares assuming the issuance of between 261,800 and 354,200 shares. If, because of an oversubscription for shares of Common Stock or for any other reason, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Holding Company intends to approve the purchase by the ESOP in the open market after the Conversion of such shares as are necessary for the ESOP to acquire a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

         Collateral for the Holding Company's loan to the ESOP will be the Common Stock purchased by the ESOP. It is expected that the loan will be repaid principally from Home Savings' discretionary contributions to the ESOP within 10 years. Dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. It is anticipated that the interest rate for the loan will be a commercially reasonable rate at the time of the loan inception. The loan will not be guaranteed by Home Savings. Shares purchased by the ESOP and pledged as security for the loan will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits will vest in full upon five years of service with credit given for years of service prior to the Conversion. Benefits are payable upon death or disability. Home Savings' contributions to the ESOP are not fixed, so benefits payable and corresponding expenses under the ESOP cannot be determined although benefits payable and corresponding expenses have been estimated in preparing the pro forma computations set forth in this Prospectus. See "PRO FORMA DATA."

         In connection with the establishment of the ESOP, the Holding Company will establish a committee of the Board of Directors to administer the ESOP. Trustees for the ESOP will also be appointed prior to the Conversion. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees shall instruct the trustees as to the voting of all shares allocated to their respective accounts and held in the ESOP. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         The ESOP may be considered an "anti-takeover" device since the ESOP may become the owner of a sufficient percentage of the total outstanding Common Stock of the Holding Company that the vote or decision whether to tender shares of the ESOP may be used as a defense in a contested takeover. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND Home Savings -- The Holding Company -- Anti-Takeover Effect of Employment Agreements and Benefit Plans."

Proposed Management Recognition Plan

         The Boards of Directors of the Holding Company and Home Savings intend to adopt the MRP, subject to approval of the stockholders of the Holding Company at a meeting to be held no sooner than six months following the Conversion. The MRP will serve as a means of providing the directors and certain employees of Home Savings with an ownership interest in the Holding Company in a manner designed to encourage such persons to continue their service to Home Savings. All directors and certain employees of Home Savings would receive benefits under the MRP. Upon stockholder approval of the MRP, the Holding Company and Home Savings expect to fund the MRP with a number of shares of Common Stock equal to 4% of the shares issued in the Conversion. Such shares would be provided by the issuance of authorized but unissued shares of Common Stock or shares purchased by the MRP in the open market. Shares issued to recipients under the MRP will be restricted and subject to forfeiture as described below.

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


         To the extent that the MRP acquires authorized but unissued shares of Common Stock after the Conversion, the interests of existing shareholders will be diluted. Recipients would not be required to pay for shares issued to them under the MRP. Assuming the issuance of 354,200 shares in the Conversion and receipt of stockholder approval, 14,168 shares would be issued pursuant to the MRP. Under applicable regulations, if the proposed MRP is submitted to and approved by the stockholders of the Holding Company within one year after consummation of the Conversion, (i) no employee of Home Savings (including Mr. Hudson, Mr. Todd and Ms. Michael) could receive more than 25% of the shares issued under the MRP, or 3,542 shares, assuming the issuance of 354,200 shares in the Conversion, (ii) the four non-employee directors of Home Savings could receive restricted stock grants for an aggregate of not more than 20% of the shares issued under the MRP, or 2,833 shares, assuming the issuance of 354,200 shares in the Conversion and (iii) none of the four non-employee directors of Home Savings could receive individually more than 5% of the shares issued under the MRP, or 708 shares, assuming the issuance of 354,200 shares in the Conversion. If the MRP is submitted to and approved by the Holding Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

         After the grant of shares of Common Stock under the MRP, recipients will be entitled to vote all vested and unvested shares and receive all dividends and other distributions with respect thereto. The MRP will provide that 20% of the shares granted will vest and become nonforfeitable on the first anniversary of the date of the grant under the MRP, and 20% will vest and become nonforfeitable on each subsequent anniversary date, so that the shares would be completely vested at the end of five years after the date of grant. Grants of Common Stock under the MRP will immediately vest upon the disability or death of a recipient.

         If the MRP is submitted to the Holding Company's stockholders and approved by them more than one year after the consummation of the Conversion, the MRP may provide that grants of Common Stock under the MRP will become automatically vested upon retirement or upon a change in control of the Holding Company or Home Savings. In such event, it is expected that "change in control" would have the same meaning as is set forth in the employment agreement with James G. Hudson, Jr. See "-- Employment Agreement."

         Until shares become vested, the right to direct the voting of such shares and the right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged or otherwise encumbered. If the recipient of shares under the MRP terminates his service to Home Savings prior to the time shares become vested (and such shares are not automatically vested under the MRP), unvested shares would be forfeited to the MRP and would be subject to future allocations to others. In addition, the recipient would be required to repay all dividends received with respect to shares that did not become vested. It is expected that the MRP will provide that it cannot be terminated upon a change in control of the Holding Company or Home Savings unless the acquiror provides for an equivalent benefit.

         If the MRP is approved by the stockholders, Home Savings expects to recognize a compensation expense for the MRP awards in the amount of the fair market value of the Common Stock granted. The expense would be recognized pro rata over the years during which shares vest. The recipients of stock grants would be required to recognize ordinary income equal to the fair market value of the stock. The stock grants would be made in recognition of the recipients' past service to Home Savings and as an incentive for their continued performance.

Proposed Stock Option Plan

         The Boards of Directors of the Holding Company and Home Savings intend to adopt the Stock Option Plan, subject to approval of the stockholders of the Holding Company at a meeting to be held no sooner than six months following the Conversion.

         Upon stockholder approval of the Stock Option Plan, the trustees under the Stock Option Plan could acquire in the open market a number of shares of Common Stock equal to 10% of shares issued in the Conversion. Such shares could be acquired prior to the time options vest or are exercised under the Stock Option Plan, or they could be acquired after the options vest and upon their exercise. In lieu of purchasing shares in the open market, the Holding Company could issue authorized but unissued shares of Common Stock to satisfy options. The Holding Company will reserve for issuance the maximum number of shares of Common Stock to be issued under the Plan (less any shares acquired by the Stock Option Plan in the open market). Assuming the issuance of between 261,800 and 354,200 shares in the Conversion, an aggregate of between 26,180 and 35,420 shares of Common Stock would be reserved for issuance and/or purchased in the open market to be issued upon the exercise of options granted under the Stock Option Plan.

         Assuming the Stock Option Plan is approved by the stockholders of the Holding Company, the Stock Option Plan would be administered by a committee of the Holding Company's Board of Directors. Options granted under the Stock Option Plan will have an option exercise price of not less than the fair market value of the Common Stock on the date the options are granted. Options granted under the Stock Option Plan will have a term of ten years, will not be transferable except upon death and will continue to be exercisable upon retirement, death or disability. Options granted under the Stock Option Plan will have a vesting schedule which will provide that 20% of the options granted would vest and become nonforfeitable on the first anniversary of the date of the option grant and 20% will vest and become nonforfeitable on each subsequent anniversary date, so that the options would be completely vested at the end of five years after the date of the option grant. Options will become 100% vested upon death or disability. In addition, if the Stock Option Plan is submitted to and approved by the Holding Company's stockholders more than one year after consummation of the Conversion, the Stock Option Plan may provide that options will become automatically vested upon retirement or upon a change in control of the Holding Company or Home Savings. In such event, it is expected that "change in control" would have the same meaning as is set forth in the employment agreement with James G. Hudson, Jr. See "-- Employment Agreement." The Stock Option Plan will provide that the Plan cannot be terminated upon a change in control of the Holding Company or Home Savings unless the acquiror provides for an equivalent benefit to holders of unvested options.

         Under applicable regulations, if the proposed Stock Option Plan is submitted to and approved by the stockholders of the Holding Company within one year after consummation of the Conversion, (i) no employee of Home Savings (including Mr. Hudson, Mr. Todd and Ms. Michael) could receive more than 25% of the options issued under the Stock Option Plan, or options to purchase 8,855 shares, assuming the issuance of 354,200 shares in the Conversion, (ii) the four non-employee directors of Home Savings could receive not more than 20% of the options issued under the Stock Option Plan, or options to purchase 7,084 shares, assuming the issuance of 354,200 shares in the Conversion, and (iii) none of the four non-employee directors of Home Savings could receive individually more than 5% of the options issued under the Stock Option Plan, or options to purchase 1,771 shares, assuming the issuance of 354,200 shares in the Conversion. If the Stock Option Plan is submitted to and approved by the Holding Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

         Options granted to employees under the Stock Option Plan may be "incentive stock options" which are designed to result in beneficial tax treatment to the employee but no tax deduction to the Holding Company or Home Savings. The holder of an incentive stock option generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the "Bargain Element") of the acquired common stock's fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an "Early Disposition"), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes. If an optionee exercises an incentive stock option and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased ("Payment Stock"), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an incentive stock option, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock. The Holding Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an incentive stock option or the optionee's exercise of an incentive stock option. However, if there is an Early Disposition, the Holding Company generally would be entitled to deduct the Bargain Element as compensation paid the optionee.

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

         Options granted to directors under the Stock Option Plan would be "non-qualified stock options." In general, the holder of a non-qualified stock option will recognize compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the non-qualified stock option. If the optionee elects to pay the exercise price in whole or in part with common stock, the optionee generally will not recognize any gain or loss on the common stock surrendered in payment of the exercise price. The Holding Company would not recognize any income or be entitled to claim any deduction upon the grant of a non-qualified stock option. At the time the optionee is required to recognize compensation income upon the exercise of the non-qualified stock option, the Holding Company would recognize a compensation expense and be entitled to claim a deduction in the amount equal to such compensation income.

         It is expected that the Stock Option Plan will provide that after an option has been granted, the optionee will be entitled to direct the trustees (three directors of Home Savings) as to the voting of all shares of Common Stock held by the trustees to satisfy vested and unvested options which have been granted to the optionee. In the event a tender offer is made for shares held by the trustees to satisfy vested and unvested options granted to an optionee, the optionee will be able to instruct the trustees' response. Any shares held by the trustees to satisfy options not yet granted shall be voted or tendered by the trustees in their discretion.

         It is expected that the Stock Option Plan will provide that any cash dividends or other distributions paid or made with respect to shares of Common Stock held by the trustees in trust under the Stock Option Plan, plus earnings on such amounts, less amounts retained by the trustees to pay the expenses of such trust, will be paid by the trustees to the Holding Company.

         If the Stock Option Plan is approved by the stockholders of the Holding Company, the options granted to employees and directors pursuant to the Stock Option Plan would be issued in recognition of the recipients' past service to Home Savings and as an incentive for their continued performance. No cash consideration will be paid for the options.

Certain Indebtedness and Transactions of Management

         Home Savings makes loans to executive officers and directors of Home Savings in the ordinary course of its business. These loans are made on the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Applicable regulations prohibit Home Savings from making loans to executive officers and directors of Home Savings on terms more favorable than could be obtained by persons not affiliated with Home Savings. Home Savings' policy concerning loans to executive officers and directors complies with such regulations. The aggregate unpaid principal balance of loans to directors and officers and their affiliates outstanding at June 30, 1996 totals approximately $415,000 and represents 1.6% of pro forma consolidated stockholders' equity of the Holding Company at June 30, 1996, assuming the sale of 354,200 shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

The Holding Company

         The Holding Company is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. Neither the authorized Common Stock nor the authorized preferred stock has any par value.

         Common Stock. General. The Holding Company's Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental entity. Upon payment of the purchase price for the Common Stock, all such stock will be duly authorized, validly issued, fully paid, and nonassessable.

         Dividends. The holders of the Holding Company's Common Stock will be entitled to receive and share ratably in such dividends on Common Stock as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor, subject to applicable statutory and regulatory restrictions. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company -- Restrictions on Dividends." The ability of the Holding Company to pay dividends may be dependent on the receipt of dividends from Home Savings. See "DIVIDEND POLICY," "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Restrictions on Dividends and Other Capital Distributions," and "TAXATION."

         Stock Repurchases. The shares of Common Stock do not have any redemption provisions. Stock repurchases are subject to North Carolina corporate laws regarding capital distributions.

         Voting Rights. Upon Conversion, the holders of Common Stock, as the only class of capital stock of the Holding Company then outstanding, will possess exclusive voting rights with respect to the Holding Company. Such holders will have the right to elect the Holding Company's Board of Directors and to act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to them. Each holder of Common Stock will be entitled to one vote per share. The holders of Common Stock will have no right to vote their shares cumulatively in the election of directors. As a result, the holders of a majority of the shares of Common Stock will have the ability to elect all of the directors on the Holding Company's Board of Directors.

         Liquidation Rights. In the event of a liquidation, dissolution or winding up of the Holding Company, the holders of Common Stock of the Holding Company would be entitled to ratably receive, after payment of or making of adequate provisions for, all debts and liabilities of the Holding Company and after the rights, if any, of preferred stockholders of the Holding Company, all remaining assets of the Holding Company available for distribution.

         Preemptive Rights. Holders of the Common Stock of the Holding Company will not be entitled to preemptive rights with respect to any shares which may be issued by the Holding Company.

         Shares Owned by Directors and Executive Officers. All shares of Common Stock issued in the Conversion to directors and executive officers of the Holding Company and Home Savings will contain a restriction providing that such shares may not be sold without the written permission of the Administrator for a period of one year following the date of purchase, except in the event of death of the director or the executive officer.

         Preferred Stock. None of the 5,000,000 shares of the Holding Company's authorized preferred stock have been issued and none will be issued in the Conversion. Such stock may be issued in one or more series with such rights, preferences and designations as the Board of Directors of the Holding Company may from time to time determine subject to applicable law and regulations. If and when such shares are issued, holders of such shares may have certain preferences, powers and rights (including voting rights) senior to the rights of the holders of the Common Stock. The Board of Directors can (without stockholder approval) issue preferred stock with voting and conversion rights which could, among other things, adversely affect the voting power of the holders of the Common Stock and assist management in impeding an unfriendly takeover or attempted change in control of the Holding Company that some stockholders may consider to be in their best interests but to which management is opposed. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS -- The Holding Company -- Restrictions in Articles of Incorporation and Bylaws." The Holding Company has no current plans to issue preferred stock.

         Restrictions on Acquisition. Acquisitions of the Holding Company and acquisitions of the capital stock of the Holding Company are restricted by provisions in the Articles of Incorporation and Bylaws of the Holding Company and by various federal and state laws and regulations. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS -- The Holding Company -- Restrictions in Articles of Incorporation and Bylaws" and "-- Regulatory Restrictions."

Home Savings

         Common Stock. After consummation of the Conversion, Home Savings will be authorized to issue 100,000 shares of common stock, no par value ("Home Savings Common Stock"). The Home Savings Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental entity.

         Dividends. The payment of dividends by Home Savings is subject to limitations which are imposed by North Carolina law and regulations. See "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Restrictions on Dividends and Other Capital Distributions." In addition, federal income tax law considerations may affect the ability of Home Savings to pay dividends and make other capital distributions. See "TAXATION." The holders of Home Savings Common Stock will be entitled to receive and share ratably in such dividends on the Home Savings Common Stock as may be declared by the Board of Directors of Home Savings out of funds legally available therefor, subject to applicable statutory and regulatory restrictions.

         Voting Rights. As a mutual North Carolina-chartered savings bank, Home Savings currently has no stockholders, and voting rights in Home Savings are currently held by Home Savings' members (depositors and borrowers). Members elect Home Savings' Board of Directors and vote on such other matters as are required to be presented to them under North Carolina law.

         Upon Conversion, the Holding Company, as sole stockholder of Home Savings, will possess the exclusive voting rights with respect to the Home Savings Common Stock, will elect Home Savings' Board of Directors and will act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to stockholders by Home Savings' Board of Directors. The holders of Home Savings Common Stock will have no right to vote their shares cumulatively in the election of directors of Home Savings.

         Liquidation Rights. After the Conversion, in the event of any liquidation, dissolution or winding up of Home Savings, the Holding Company, as holder of all of Home Savings' outstanding capital stock, would be entitled to receive all remaining assets of Home Savings available for distribution, after payment of or making of adequate provisions for, all debts and liabilities of Home Savings (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the liquidation account established in connection with the Conversion to Eligible Account Holders and Supplemental Eligible Account Holders. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights."

         Preemptive Rights. Holders of the Home Savings Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued by Home Savings.

         Restrictions on Acquisition. Acquisitions of Home Savings and acquisitions of its capital stock are restricted by various federal and state laws and regulations. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS -- Home Savings."

ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME SAVINGS

The Holding Company

         Restrictions in Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Holding Company contain certain provisions that are intended to encourage a potential acquiror to negotiate any proposed acquisition of the Holding Company directly with the Holding Company's Board of Directors. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with management. The Board of Directors believes that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of the Holding Company and that otherwise is in the best interests of all stockholders. However, these provisions may have the effect of discouraging offers to purchase the Holding Company or its securities which are not approved by the Board of Directors but which certain of the Holding Company's stockholders may deem

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

to be in their best interests or pursuant to which stockholders would receive a substantial premium for their shares over the current market prices. Therefore, the existence of such anti-takeover provisions in fact may not always be in the best interests of all shareholders. Stockholders who might desire to participate in such a takeover not supported by management may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors and management more difficult. Nevertheless, the Boards of Directors of Home Savings and the Holding Company believe these provisions are in the best interests of the stockholders because they will assist the Holding Company's Board of Directors in managing the affairs of the Holding Company in the manner they believe to be in the best interests of stockholders generally and because a company's board of directors is often best able in terms of knowledge regarding the company's business and prospects, as well as resources, to negotiate the best transaction for its stockholders as a whole.

         The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Holding Company is necessarily general and reference should be made in each instance to such Articles of Incorporation and Bylaws. See "ADDITIONAL INFORMATION" regarding how to obtain a copy of these documents.

         Board of Directors. The Bylaws of the Holding Company provide that the number of directors shall not be less than five nor more than 15. The initial number of directors is five, but such number may be changed by resolution of the Board of Directors. These provisions have the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt and may make it more difficult for a person seeking to acquire control of the Holding Company to gain majority representation on the Board of Directors in a relatively short period of time. The Holding Company believes these provisions to be important to continuity in the composition and policies of the Board of Directors.

         The Articles of Incorporation provide that, if and when the number of directors is at least nine, there will be staggered elections of directors so that the directors will each be initially elected to one, two or three-year terms, and thereafter (so long as the number of directors is nine or more) all directors will be elected to terms of three years each. This provision also has the effect of making it more difficult for a person seeking to acquire control of the Holding Company to gain majority representation on the Board of Directors.

         The Articles of Incorporation and Bylaws of the Holding Company provide that directors may be removed prior to the end of their term only for cause.

         Cumulative Voting. The Articles of Incorporation do not provide for cumulative voting for any purpose. Cumulative voting in election of directors entitles a stockholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among such number of nominees as the stockholder chooses. The absence of cumulative voting for directors limits the ability of a minority stockholder to elect directors. Because the holder of less than a majority of the Holding Company's shares cannot be assured representation on the Board of Directors, the absence of cumulative voting may discourage accumulations of the Holding Company's shares or proxy contests that would result in changes in the Holding Company's management. The Board of Directors believes that (i) elimination of cumulative voting will help to assure continuity and stability of management and policies; (ii) directors should be elected by a majority of the stockholders to represent the interests of the stockholders as a whole rather than be the special representatives of particular minority interests; and (iii) efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of the Holding Company.

         Special Meetings. The Bylaws of the Holding Company provide that special meetings of stockholders of the Holding Company may be called by the Chairman of the Board, the Chief Executive Officer, the President, or by the Board of Directors. If a special meeting is not called by such persons or entities, stockholder proposals cannot be presented to the stockholders for action until the next annual meeting.

         Capital Stock. The Articles of Incorporation of the Holding Company authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock authorized in addition to the number of shares of Common Stock to be issued pursuant to the Conversion were authorized

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

to provide the Holding Company's Board of Directors with flexibility to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, director and employee stock options, grants of restricted stock to directors and certain employees and other appropriate purposes. However, issuance of additional authorized shares may also have the effect of impeding or deterring future attempts to gain control of the Holding Company.

         The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, dividend rights, and liquidation preferences, which could adversely affect the voting power of the holders of the Common Stock and discourage an attempt to acquire control of the Holding Company. The Board of Directors does not intend to issue any preferred stock, except on terms which it deems to be in the best interests of the Holding Company and its stockholders. However, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Holding Company and to impede other transactions not favored by management. The Board of Directors currently has no plans for the issuance of additional shares of Common Stock (except for such shares as may be necessary to fund the MRP and the Stock Option Plan) or of shares of preferred stock.

         Director Nominations. The Bylaws of the Holding Company require a stockholder who intends to nominate a candidate for election to the Board of Directors at a stockholders' meeting to give written notice to the Secretary of the Holding Company at least 50 days (but not more than 90 days) in advance of the date of the meeting at which such nominations will be made. The nomination notice is also required to include specified information concerning the nominee and the proposing stockholder. The Board of Directors of the Holding Company believes that it is in the best interests of the Holding Company and its stockholders to provide sufficient time for the Board of Directors to study all nominations and to determine whether to recommend to the stockholders that such nominees be considered.

         Supermajority Voting Provisions. The Holding Company's Articles of Incorporation require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger, consolidation, or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the number of the Continuing Directors (as defined in the Articles of Incorporation) on the Holding Company's Board of Directors. "Continuing Directors" generally includes all members of the Board of Directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of the Holding Company. This provision could tend to make the acquisition of the Holding Company more difficult to accomplish without the cooperation or favorable recommendation of the Holding Company's Board of Directors.

         Anti-Takeover Effect of Employment Agreement, Special Termination Agreements and Benefit Plans. The existence of the ESOP may tend to discourage takeover attempts because employees participating under the ESOP and the trustees of the ESOP will effectively control the voting of the large block of shares held by the ESOP. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan." Also, if approved by the stockholders of the Holding Company at a meeting of stockholders following the Conversion, the MRP and the Stock Option Plan will provide for the ownership of additional shares of Common Stock by the employees and the directors of Home Savings and for voting control by directors and certain employees over shares held by the MRP and Stock Option Plan which are attributable to grants made to them under such plans even though the grants are not yet vested. See "MANAGEMENT OF HOME SAVINGS -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

         If (i) the Stock Option Plan is approved by the stockholders of the Holding Company within one year after the Conversion and all of the stock options which could be granted to directors and executive officers under the Stock Option Plan are granted and exercised or the shares for such options are acquired by the Stock Option Plan and all option shares are acquired in the open market, (ii) the MRP is approved by the stockholders of the Holding Company within one year after the Conversion, all of the MRP shares which could be granted to directors and executive officers are granted and issued and all such shares are acquired in the open market, (iii) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated, and (iv) the Holding Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased by the ESOP, (c) shares purchased pursuant to the Stock Option Plan and (d) shares granted under the MRP, would give such persons effective control over as much as 30.58% or 28.16%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding.

         The existence of the employment agreement and special termination agreements with employees could make a business combination with Home Savings more costly and could discourage such transactions. See "MANAGEMENT OF HOME SAVINGS -- Employment Agreement" and "MANAGEMENT OF HOME SAVINGS -- Special Termination Agreements."

         Regulatory Restrictions. Applicable North Carolina regulations provide that for a period of three years following the Conversion, the prior written approval of the Administrator will be required before any person may, directly or indirectly, acquire beneficial ownership of or make any offer to acquire any stock or other equity security of the Holding Company if, after the acquisition or consummation of such offer, such person would be the beneficial owner of more than 10% of such class of stock or other class of equity security of the Holding Company. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Holding Company or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Holding Company by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. The regulation provides that within one year following the Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Home Savings or the Board of Directors of the Holding Company and Home Savings support the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Holding Company and Home Savings and the public interests will not be adversely affected.

         The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a North Carolina-chartered savings bank or a North Carolina-chartered savings bank holding company. Upon acquiring control, such acquiror will be deemed to be a bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Holding Company or Home Savings or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under Section 12 of the Exchange Act or the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Holding Company. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company."

Home Savings

         Upon consummation of the Conversion, Home Savings will become a wholly-owned subsidiary of the Holding Company, and, consequently, restrictions on the acquisition of Home Savings would have a more limited effect than if Home Savings' common stock were held directly by the stockholders purchasing in the Conversion. However, restrictions on the acquisition of Home Savings may discourage takeover attempts of the Holding Company in order to gain immediate control of Home Savings.

         Regulatory Restrictions. The Administrator and the Federal Reserve have conditionally approved the Holding Company's acquisition of all of the stock of Home Savings issued in the Conversion. For three years following completion of a conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of a converting state savings bank such as Home Savings. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with view toward public resale made exclusively to Home Savings or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of Home Savings by a corporation whose ownership is or will be substantially the same as the ownership of Home Savings, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. Similarly, Federal Reserve approval is required before any person or entity may acquire "control" of Home Savings. See "-- The Holding Company-- Regulatory Restrictions."

         Board of Directors. The amended Articles of Incorporation of Home Savings upon consummation of the Conversion will provide that the number of directors may be no less than five. The initial number of directors will be five, but such number may be changed by resolution of the Board of Directors. This provision has the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt. Home Savings' Bylaws also provide for staggered elections of directors if and when the total number of directors is at least nine. These provisions are designed to make it more difficult for a person seeking to acquire control of Home Savings to gain majority representation on the Board of Directors in a relatively short period of time. Home Savings believes these provisions to be important to continuity in the composition and policies of its Board of Directors.

                                THE CONVERSION

THE BOARD OF DIRECTORS OF HOME SAVINGS HAS ADOPTED AND THE ADMINISTRATOR HAS APPROVED COMPLETION OF THE TRANSACTIONS DESCRIBED IN THE PLAN OF CONVERSION SUBJECT TO APPROVAL BY THE MEMBERS OF HOME SAVINGS AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE ADMINISTRATOR DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE ADMINISTRATOR.

General

         Home Savings was organized and has operated as a traditional savings and loan association. It recognizes that the banking and financial services industries are in the process of fundamental changes, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years Home Savings has been studying the environment in which it operates and its strategic options.

         As a result of its study of its strategic options, Home Savings adopted the Plan of Conversion. Home Savings believes that converting the bank from the mutual to stock form and organizing the Holding Company will provide increased flexibility for Home Savings and the Holding Company to react to changes in their operating environment, regardless of the strategies ultimately chosen.

         The existing management of Home Savings and the Holding Company believes that it will be in the best interests of Home Savings, the Holding Company and the stockholders of the Holding Company for the Holding Company to remain an independent financial institution. Assuming the consummation of the Conversion, the Holding Company and Home Savings intend to pursue the business strategy described in this Prospectus with the goal of enhancing shareholder value over the long term. Neither the Holding Company nor Home Savings has any existing plan to consider any business combination, and neither company has any agreement or understanding with respect to any possible business combination.

         The Board of Director's adoption of the Plan of Conversion is subject to approval by the members of Home Savings and receipt of required regulatory approvals. Pursuant to the Plan of Conversion, Home Savings will be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of the Holding Company. The Holding Company will issue the Common Stock to be sold in the Conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of Home Savings. By letter dated _______________, 1996, the Administrator approved the Plan of Conversion, subject to approval by the members of Home Savings and satisfaction of certain other conditions. The Special Meeting will be held on _____________, 1996 for the purpose of considering approval of the Plan of Conversion.

         Consummation of the Conversion is contingent also upon receipt of the approvals of the Federal Reserve and the Administrator for the Holding Company to acquire Home Savings. Those approvals have been received. The Conversion cannot be consummated until the expiration of the Bank Merger Act of 1956 waiting period which began to run upon approval by the Federal Reserve of the Holding Company's application and expires _____________, 1996. Finally, consummation of the Conversion is contingent upon receipt from the FDIC of a final non-objection letter with respect to the transaction. The FDIC has issued a conditional notification that it does not intend to object to the Conversion.

         The following is a summary of all material provisions of the Plan of Conversion. It is qualified in its entirety by the provisions of the Plan of Conversion, which contains a more detailed description of the terms of the Conversion. The Plan of Conversion is attached as Attachment I to Home Savings' Proxy Statement for the Special Meeting which has been delivered to all members of Home Savings. The Plan of Conversion can also be obtained by written request from Home Savings. See "ADDITIONAL INFORMATION."

Purposes of Conversion

         Home Savings, as a mutual savings bank, now has no stockholders and no authority to issue capital stock. By converting to the stock form of organization, Home Savings will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a North Carolina-chartered capital stock savings bank and the formation of a holding company offers a number of advantages which may be important to the future and performance of Home Savings, including (i) a larger capital base for Home Savings' operations, (ii) an enhanced future access to capital markets and (iii) an opportunity for depositors of Home Savings to become stockholders of the Holding Company.

         After completion of the Conversion, the unissued common and preferred stock authorized by the Holding Company's Articles of Incorporation will permit the Holding Company, subject to market conditions, to raise additional equity capital through further sales of securities. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of the Holding Company and Home Savings. See "MANAGEMENT OF HOME SAVINGS -- Employee Stock Ownership Plan," "-- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

         Formation of the Holding Company will provide greater flexibility than Home Savings would otherwise have to expand and diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, both mutual and stock institutions, as well as other companies. However, there are no current plans, arrangements, understandings or agreements regarding any such business combinations.

Effects of Conversion

         General. Each person with a deposit account in Home Savings has pro rata rights, based upon the balance in his or her account, in the net worth of Home Savings upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, Home Savings' depositors can realize value with respect to their interests only in the unlikely event that Home Savings is liquidated and has a positive net worth. In such an event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid.

         Upon Home Savings' conversion to stock form, its Certificate of Incorporation will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of Home Savings, including its net worth. The capital stock will be separate and apart from deposit accounts and will not be insured by the FDIC or any other governmental entity. Certificates will be issued to evidence ownership of the capital stock. All of the outstanding capital stock of Home Savings will be acquired by the Holding Company, which in turn will issue its Common Stock to purchasers in the Conversion. The stock certificates issued by the Holding Company will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at Home Savings.

         Voting Rights. Under Home Savings' current Certificate of Incorporation and Bylaws, deposit account holders and borrowers have voting rights with respect to certain matters relating to Home Savings, including the election of directors. After the Conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to Home Savings and will therefore not be able to elect directors of Home Savings or control its affairs;
(ii) voting rights with respect to Home Savings will be vested in the Holding Company as the sole stockholder of Home Savings; and (iii) voting rights with respect to the Holding Company will be vested in the Holding Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Holding Company's stockholders. For a description of the voting rights of the holders of Common Stock, see "DESCRIPTION OF CAPITAL STOCK."

         Deposit Accounts and Loans. The account balances, interest rates and other terms of deposit accounts at Home Savings and the existing deposit insurance coverage of such accounts will not be affected by the Conversion (except to the extent that a depositor directs Home Savings to withdraw funds to pay for his or her Common Stock).

Furthermore, the Conversion will not affect any loan account, the balances, interest rates, maturities or other terms of these accounts, or the obligations of borrowers under their individual contractual arrangements with Home Savings.

         Continuity. Home Savings will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its office operated by the existing management and employees of Home Savings.

         Liquidation Rights. In the unlikely event of a complete liquidation of Home Savings, either before or after Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of deposit insurance up to applicable limits. In addition to deposit insurance coverage, depositor liquidation rights before and after Conversion would be as follows:

         Liquidation Rights Prior to the Conversion. Prior to the Conversion, in the event of a complete liquidation of Home Savings, each holder of a deposit account in Home Savings would receive such holder's pro rata share of any assets of Home Savings remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the value of such holder's deposit account was to the total value of all deposit accounts in Home Savings at the time of liquidation.

         Liquidation Rights After the Conversion. As required by North Carolina conversion regulations, the Plan of Conversion provides that, upon completion of the Conversion, a memorandum account called a "Liquidation Account" will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. The amount of the Liquidation Account will be equal to the net worth of Home Savings as of the date of its latest statement of financial condition contained in the final prospectus relating to the sale of shares of Common Stock in the Conversion. Under applicable regulations, Home Savings will not be permitted to pay dividends on, or repurchase any of, its capital stock if its net worth would thereby be reduced below the aggregate amount then required for the Liquidation Account. See "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of Home Savings -- Restrictions on Dividends and Other Capital Distributions." After the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of a liquidation of Home Savings, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), before any distributions are made on Home Savings' capital stock, equal to their proportionate interests at that time in the Liquidation Account.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account held as of March 31, 1995 (the Eligibility Record Date) or as of September 30, 1996 (the Supplemental Eligibility Record Date), respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by the Qualifying Deposit (a deposit of at least $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable) of such deposit account divided by the total of all Qualifying Deposits on that date. If the amount in the deposit account on any subsequent annual closing date of Home Savings is less than the balance in such deposit account on any other annual closing date or the balance in such an account on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the deposit account is closed. The Liquidation Account will never increase and will be correspondingly reduced as the interests in the Liquidation Account are reduced or cease to exist. In the event of a liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company, as sole stockholder of Home Savings.

         A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC-insured depository institution, whether or not Home Savings is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation Account would be assumed by the surviving institution to the full extent authorized by regulations of the Administrator as then in effect.

Offering of Common Stock

         As part of the Conversion, the Holding Company is making the Subscription Offering of Common Stock in the priorities and to the persons described below under "-- Subscription Offering." In addition, any shares which remain unsubscribed for in the Subscription Offering will be offered in the Community Offering to members of the general public, with priority being given to natural persons and trusts of natural persons residing or located in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. See "-- Community Offering." If necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may be offered for sale to the general public through a syndicate of registered broker-dealers as selected dealers to be managed by Trident Securities. See "--Syndicated Community Offering." The Plan of Conversion requires that the aggregate dollar amount of the Common Stock sold equal not less than the minimum nor more than the maximum of the Valuation Range which is established in connection with the Conversion; provided, however, with the consent of the Administrator and the FDIC the aggregate dollar amount of the Common Stock sold may be increased to as much as 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel subscriptions, in order to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "-- Purchase Price of Common Stock and Number of Shares Offered." If the Syndicated Community Offering is not feasible or successful and Common Stock having an aggregate value of at least the minimum of the Valuation Range is not subscribed for in the Subscription and Community Offerings, the Holding Company will consult with the Administrator to determine an appropriate alternative method of selling all shares of Common Stock offered in the Conversion and not subscribed for in the Offerings. The same per share price ($50.00) will be paid by purchasers in the Subscription, Community and Syndicated Community Offerings.

         The Subscription Offering will expire at the Expiration Time, which is 12:00 noon, Eastern Time, on _________________, 1996, unless, with the approval of the Administrator, the offering period is extended by the Holding Company and Home Savings. The Community Offering, if any, may begin at any time after the Subscription Offering begins and will terminate at the Expiration Time or at any time thereafter, but not later than ___________________, 1996, unless extended with the approval of the Administrator. The Syndicated Community Offering, if any, or other sale of all shares not subscribed for in the Subscription and Community Offerings, will be made as soon as practicable following the Expiration Time. The sale of the Common Stock must, under the North Carolina conversion regulations, be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be given the opportunity to increase (subject to maximum purchase limitations), decrease (subject to minimum purchase limitations) or rescind their subscriptions. In such event, substantial additional printing, legal and accounting expenses may be incurred in completing the Conversion.

         The commencement and completion of any required Community or Syndicated Community Offering will be subject to market conditions and other factors beyond the Holding Company's control. Accordingly, no assurance can be given that any required Community or Syndicated Community Offering or other sale of Common Stock will be commenced at any particular time or as to the length of time that will be required to complete the sale of all shares of Common Stock offered, and significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price, the number of shares being offered, and the net proceeds realized from the sale of the Common Stock. The Plan of Conversion requires that the Conversion be completed within 24 months after the date of approval of the Plan of Conversion by Home Savings' members.

Subscription Offering

         In accordance with North Carolina conversion regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (i) Home Savings' Eligible Account Holders, who are depositors as of March 31, 1995 who had aggregate deposits at the close of business on such date of at least $50 ("Qualifying Deposits"); (ii) the ESOP; (iii) Home Savings' Supplemental Eligible Account Holders, who are depositors as of September 30, 1996 who had Qualifying Deposits on such date; (iv) Home Savings' Other Members, who are depositor and borrower members as of October 25, 1996, the voting record date for the Special Meeting, who are not Eligible Account Holders or Supplemental Eligible Account Holders; and (v) directors, officers and employees of Home Savings who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, in the priorities and subject to the limitations described herein. All subscriptions received will be subject to the availability of Common Stock after satisfaction of subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum purchase limitations and other terms and conditions set forth in the Plan of Conversion and described below.

         In order to ensure proper identification of Subscription Rights, it is the responsibility of subscribers in the Subscription Offering to provide correct account verification information on the Stock Order Form.

         Eligible Account Holders. Each Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "--Minimum and Maximum Purchase Limitations." If Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Eligible Account Holders so as to enable each subscribing Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 20 shares of Common Stock or the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Eligible Account Holders.

         ESOP. The ESOP has been granted, without payment therefor, Subscription Rights to purchase a number of shares of Common Stock up to 8% of the aggregate number of shares issued in the Conversion. The ESOP is expected to purchase 8% of the number of shares to be issued in the Conversion. If, because of an oversubscription for shares of Common Stock or for any other reason, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Holding Company intends to approve the purchase by the ESOP in the open market after the Conversion, of such shares as are necessary for the ESOP to acquire a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

         Supplemental Eligible Account Holders. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "--Minimum and Maximum Purchase Limitations." If Supplemental Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Supplemental Eligible Account Holders so as to enable each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 20 shares of Common Stock or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Supplemental Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Supplemental Eligible Account Holders.

         Other Members. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, members of Home Savings as of ___________________, 1996 (the voting record date for the Special Meeting), other than Eligible Account Holders and Supplemental Eligible Account Holders (Other Members) have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Other Members subscribe for more shares of Common Stock than remain available for purchase by Other Members, shares will be allocated among the subscribing Other Members in the proportion that the number of votes eligible to be cast by each Other Member bears to the total number of votes eligible to be cast at the Special Meeting by all Other Members whose subscriptions remain unsatisfied.

         Employees, Officers, and Directors. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, Home Savings' employees, officers and directors who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If more shares are subscribed for by such employees, officers and directors than are available for purchase by them, the available shares will be allocated among subscribing employees, officers and directors pro rata on the basis of the amount of their respective subscriptions.

Community Offering

         Any shares of Common Stock which remain unsubscribed for in the Subscription Offering may be offered by the Holding Company to members of the general public in the Community Offering, which may commence at any time after commencement of the Subscription Offering, with priority given to natural persons and trusts of natural persons residing or located in Davidson County in North Carolina (the Local Community), including IRA accounts, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of, the Local Community. The Community Offering may terminate at the Expiration Time or at any time thereafter, but no later than _______________, 1996, unless further extended with the consent of the Administrator. The opportunity to subscribe for shares of Common Stock in the Community Offering is subject to the right of Home Savings and the Holding Company, in their sole discretion, to accept or reject any such orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the termination of the Community Offering. In the event Home Savings and the Holding Company reject any such orders after receipt, subscribers will be promptly notified and all funds submitted with subscriptions will be returned with interest at Home Savings' passbook savings rate.

         In the event that subscriptions by subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then subscriptions of natural persons and trusts of natural persons residing in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community ("First Priority Community Subscribers") will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by Home Savings and the Holding Company) prior to any allocation to other subscribers in the Community Offering.

         In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Common Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by Home Savings and the Holding Company in the entire amount of such order up to a number of shares no greater than 5,000 shares, which number shall be determined by the Board of Directors of Home Savings prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by other subscribers in the Community Offering, in the event shares are available for such subscribers but there is an oversubscription by them.

         In order to ensure proper allocation of shares in the event of an oversubscription, it is the responsibility of subscribers in the Community Offering to provide correct addresses of residence on the Stock Order Form.

Syndicated Community Offering

         The Plan of Conversion provides that, if necessary, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers as selected dealers ("Selected Dealers") to be formed and managed by Trident Securities acting as agent of the Holding Company in the sale of the Common Stock. The Holding Company and Home Savings have the right to reject orders, in whole or in part, in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the purchase price of $50.00 per share which is the same price as all other shares being offered in the Conversion.

         It is estimated that the Selected Dealers will receive a negotiated commission based on the amount of Common Stock sold by the Selected Dealer, payable by the Holding Company. During the Syndicated Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if Trident Securities and the Holding Company believe that enough indications and orders have been received in the Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, Selected Dealers will remit funds to the account that the Holding Company established for each Selected Dealer. After payment has been received by the Holding Company from Selected Dealers, funds will earn interest at Home Savings' passbook savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

         The Syndicated Community Offering may close at any time after the Expiration Time at the discretion of Home Savings and the Holding Company, but in no case later than __________________, 1996.

Fractional Shares

         In making allocations in the event of oversubscriptions, all computations will be rounded down to the nearest whole share; no fractional shares will be issued. Excess and other amounts sent by subscribers which are not used to satisfy subscriptions will be refunded with interest at Home Savings' passbook savings rate, and amounts designated for withdrawal from deposit accounts will be released.

Purchase Price of Common Stock and Number of Shares Offered

         The purchase price of shares of Common Stock sold in the Subscription Offering, Community Offering and Syndicated Community Offering will be $50.00 per share. The purchase price was determined by the Boards of Directors of the Holding Company and Home Savings in consultation with Home Savings' financial advisor and sales agent, Trident Securities, and was based upon a number of factors. The North Carolina regulations governing conversions of North Carolina-chartered mutual savings banks to stock form require that the aggregate purchase price of the shares of Common Stock of the Holding Company sold in connection with the Conversion be equal to not less than the minimum, nor more than the maximum, of the Valuation Range which is established by an independent appraisal in the Conversion and is described below; provided, however, that with the consent of the Administrator and the FDIC the aggregate purchase price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

         FDIC rules with respect to appraisals require that the independent appraisal must include a complete and detailed description of the elements of the appraisal report, justification for the methodology employed and sufficient support for the conclusions reached. The appraisal report must include a full discussion of each peer group member and documented analytical evidence supporting variances from peer group statistics. The appraisal report must also include a complete analysis of the converting institution's pro forma earnings, which should include the institution's full potential once it fully deploys the capital from the conversion pursuant to its business plan.

         Home Savings has retained JMP Financial, an independent appraisal firm experienced in the valuation and appraisal of savings institutions and their holding companies, to prepare an appraisal of the pro forma market value of Home Savings and the Holding Company and to assist Home Savings in preparing a business plan. For its services in determining such valuation and assisting with the business plan, JMP Financial will receive an aggregate fee of $30,000, plus $2,500 for each written opinion or update of its appraisal, and will be reimbursed for its out-of-pocket expenses.

         JMP Financial has informed Home Savings that its appraisal has been made in reliance upon the information contained in this Prospectus, including the financial statements of Home Savings. JMP Financial has further informed Home Savings that it also considered the following factors, among others, in making the appraisal: (i) the present and projected operating results and financial condition of the Holding Company and Home Savings; (ii) the economic and demographic conditions in Home Savings' existing market area; (iii) certain historical, financial and other information relating to Home Savings; (iv) the proposed dividend policy of the Holding Company; (v) a comparative evaluation of the operating and financial statistics of Home Savings with those of other savings institutions; (vi) the aggregate size of the offering of the Common Stock; and (vii) the trading market for the securities of institutions JMP Financial believes to be comparable in relevant respects to the Holding Company and Home Savings and general conditions in the markets for such securities. In addition, JMP Financial has advised Home Savings that it has considered the effect of the Conversion on the net worth and earnings potential of the Holding Company and Home Savings.

         On the basis of its consideration of the above factors, JMP Financial has advised Home Savings that, in its opinion, at October 22, 1996, the Valuation Range of Home Savings and the Holding Company was from a minimum of $13,090,000 to a maximum of $17,710,000, with a midpoint of $15,400,000. Based upon such valuation and a purchase price for shares offered in the Conversion of $50.00 per share, the number of shares to be offered ranges from a minimum of 261,800 shares to a maximum of 354,200 shares, with a midpoint of 308,000 shares.

         The Board of Directors of Home Savings has reviewed the methodology and assumptions used by JMP Financial in preparing the appraisal and has determined that the Valuation Range, as well as the methodology and assumptions used, were reasonable and appropriate.

         Upon completion of the Offerings, JMP Financial will confirm or update its valuation of the estimated aggregate pro forma market value of Home Savings and the Holding Company. Based on the confirmed or updated appraisal, a determination will be made of the total number of shares of Common Stock which shall be offered and sold in the Conversion.

         With the consent of the Administrator and the FDIC, the aggregate price of the shares sold in the Conversion may be increased by up to 15% above the maximum of the Valuation Range, or to $20,366,500 (407,330 shares), without a resolicitation of subscribers and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

         No sale of shares of Common Stock may be consummated unless, after the expiration of the offering period, JMP Financial confirms to Home Savings, the Holding Company, the Administrator and the FDIC, that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause JMP Financial to conclude that the aggregate purchase price of the Common Stock sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of Home Savings and the Holding Company at the conclusion of the Offerings. If the aggregate pro forma market value of Home Savings and the Holding Company as of such date is within the Valuation Range (or, with the consent of the Administrator and FDIC, not more than 15% above the maximum of the Valuation Range), then such pro forma market value will determine the number of shares of Common Stock to be sold in the Conversion. If there has occurred a change in the aggregate pro forma market value of Home Savings and the Holding Company so that the aggregate pro forma market value is below the minimum of the Valuation Range or more than 15% above the maximum of the Valuation Range, a resolicitation of subscribers may be made based upon a new Valuation Range, the Plan of Conversion may be terminated or such other actions as the Administrator and the FDIC may permit may be taken.

         In the event of a resolicitation, subscribers would be given a specified time period within which to respond to the resolicitation. If a subscriber fails to respond to the resolicitation by the end of such period, the subscription of such subscriber will be cancelled, funds submitted with the subscription will be refunded promptly with interest at Home Savings' passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such resolicitation will be by means of an amended prospectus filed with the SEC. A resolicitation may delay completion of the Conversion. If the Plan of Conversion is terminated, all funds will be returned promptly with interest at Home Savings' passbook savings rate from the date payment was deemed received, and holds on funds authorized for withdrawal from deposit accounts will be released. See "-- Exercise of Subscription Rights and Purchases in the Community Offering."

         The valuation by JMP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Stock. JMP Financial did not independently verify the financial statements and other information provided by Home Savings, nor did JMP Financial value independently the assets or liabilities of Home Savings. The valuation considers Home Savings as a going concern and should not be considered as an indication of the liquidation value of Home Savings or the Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Conversion will thereafter be able to sell shares at prices in the range of the foregoing valuation of the pro forma market value thereof.

         A copy of the complete appraisal by JMP Financial is on file and available for inspection at the office of the Savings Institutions Division of the North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. A copy is also available for inspection at the Stock Information Center. A copy of the appraisal has also been filed as an exhibit to the Registration Statement filed with the SEC with respect to the Common Stock offered hereby. See "ADDITIONAL INFORMATION."

Exercise of Subscription Rights and Purchases in Community Offering

         In order for Subscription Rights to be effectively exercised in the Subscription Offering and in order to purchase in the Subscription Offering, the original signed Stock Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more Home Savings deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Home Savings by the Expiration Time, which is 12:00 noon, Eastern Time, on __________________, 1996. Subscription Rights (i) for which Home Savings does not receive original signed Stock Order Forms by the Expiration Time (unless such time is extended), or (ii) for which Stock Order Forms are executed defectively or are not accompanied by full payment (or appropriate withdrawal instructions) for subscribed shares, will expire whether or not Home Savings has been able to locate the persons entitled to such rights. Copies of the Stock Order Form, including copies sent by facsimile, will not be accepted. In order to purchase in the Community Offering, the Stock Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more Home Savings deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Home Savings prior to the time the Community Offering terminates, which could be at any time at or subsequent to the Expiration Time. No orders will be accepted from persons who do not have Subscription Rights in the Subscription Offering unless a Community Offering is commenced.

         Persons wishing to use funds in a Home Savings IRA to purchase Common Stock must visit the Stock Information Center on or before __________________, 1996 in order to complete that purchase so that the necessary forms may be forwarded for execution and returned prior to the Expiration Time.

         An executed Stock Order Form once received by Home Savings, may not be modified, amended or rescinded without the consent of Home Savings. Home Savings has the right to extend the subscription period subject to applicable regulations, unless otherwise ordered by the Administrator, or to waive or permit correction of incomplete or improperly executed Stock Order Forms, but does not represent that it will do so.

         The amount to be remitted with the Stock Order Form shall be the aggregate dollar amount that a subscriber or purchaser desires to invest in the Subscription and Community Offerings. Complete payment must accompany all completed Stock Order Forms submitted in the Subscription and Community Offerings in order for subscriptions to be valid. See "-- Purchase Price of Common Stock and Number of Shares Offered."

         Payment for shares will be permitted to be made by any of the following means: (i) in cash, if delivered in person to either office of Home Savings;
(ii) by check, bank draft, negotiable order of withdrawal or money order, provided that the foregoing will only be accepted subject to collection and payment; or (iii) by appropriate authorization of withdrawal from any deposit account in Home Savings (other than a negotiable order of withdrawal account or other demand deposit account). Stock Order Forms directing that payment for shares be made by authorization of withdrawal will be accepted only if, at the time the Stock Order Form is received, there exists sufficient funds in the account from which withdrawal is authorized to pay the full purchase price for the number of shares ordered. Payment may not be made by wire transfer. In order to ensure proper identification of Subscription Rights and proper allocations in the event of an oversubscription, it is the responsibility of subscribers to provide correct account verification information on the Stock Order Form. Stock Order Forms submitted by unauthorized purchasers or in amounts exceeding purchase limitations will not be honored.

         For purposes of determining the withdrawal balance of deposit accounts from which withdrawals have been authorized, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest will be paid by Home Savings on the amount deemed to have been withdrawn at the contractual rate of interest paid on such accounts until the date on which the Conversion is completed or terminated.

         Interest will be paid by Home Savings on payments for Common Stock made in cash or by check, bank draft, negotiable order of withdrawal or money order at Home Savings' passbook savings rate. Such interest shall be paid from the date the order is accepted for processing and payment in good funds is received by Home Savings until consummation or termination of the Conversion. Home Savings shall be entitled to invest all amounts paid on subscriptions for Common Stock for its own account until completion or termination of the Conversion. Home Savings may not knowingly lend funds or otherwise extend credit to any person to purchase Common Stock. After amounts submitted for payment are applied to the purchase price for shares sold, they will no longer earn interest, and they will not be insured by the FDIC or any other government agency or other entity.

         The Stock Order Forms contain appropriate means by which authorization of withdrawals from deposit accounts may be made to pay for subscribed shares. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be withdrawn (except by Home Savings as payment for Common Stock) until the Conversion is completed or terminated. Savings accounts will be permitted to be established for the purpose of making payment for subscribed shares of Common Stock. Funds authorized for withdrawal will continue to earn interest at the applicable contract interest rate until completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted. Notwithstanding any regulatory provision regarding penalties for early withdrawal from certificate accounts, payment for subscribed shares of Common Stock will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be cancelled and the remaining balance thereof will earn interest at Home Savings' passbook savings rate.

         Upon completion or termination of the Conversion, Home Savings will return to subscribers all amounts paid with subscriptions which are not applied to the purchase price for shares, plus interest at its passbook savings rate from the date good funds are received until the consummation or termination of the Conversion, and Home Savings will release deposit account withdrawal orders given in connection with the subscriptions to the extent funds are not withdrawn and applied toward the purchase of shares.

Delivery of Stock Certificates

         Certificates representing Common Stock issued in the Conversion will be mailed by the Holding Company's transfer agent to persons entitled thereto at the address of such persons appearing on the Stock Order Form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Holding Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

Persons in Non-Qualified or Foreign Jurisdictions

         The Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Common Stock reside. However, no shares of Common Stock or Subscription Rights under the Plan of Conversion will be offered or sold in a foreign country, or in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or (ii) if the Holding Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company, Home Savings or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

Marketing Arrangements

         Home Savings has retained Trident Securities to consult with and advise Home Savings and the Holding Company and to assist the Holding Company, on a best-efforts basis, in the marketing of shares in the Offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities is headquartered in Raleigh, North Carolina, and its telephone number is
(919) 781-8900. Trident Securities will assist Home Savings and the Holding Company in the Conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will represent the Company as placement agent on a best-efforts basis in the sale of the Common Stock in the Community Offering and Syndicated Community Offering; (ii) members of its staff will conduct training sessions to ensure that directors, officers and employees of Home Savings are knowledgeable regarding the Conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to properly record and tabulate orders for the purchase of Common Stock and to appropriately respond to customer inquiries.

         For rendering its services, Home Savings has agreed to pay Trident Securities (a) a management fee equal to 1% of the aggregate dollar amount of Common Stock sold in the Offerings; (b) a commission equal to 2.0% of the aggregate dollar amount of Common Stock sold in the Subscription Offering, excluding shares purchased by the ESOP, directors, executive officers and their "associates" (as defined in the Plan of Conversion); and (c) a commission equal to 2.0% of the aggregate dollar amount of Common Stock sold by Trident Securities in the Community Offering, excluding shares sold by other NASD member firms under Selected Dealers agreements. Home Savings has also agreed to pay to Selected Dealers, if any, negotiated commissions. Home Savings has paid Trident Securities $10,000 toward amounts due to such agent.

         Home Savings has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage, and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act. Trident has agreed that Home Savings is not required to pay its legal fees to the extent they exceed $30,000 or its other out of pocket expenses to the extent they exceed $10,000. Total fees and commissions to Trident Securities are expected to be between $347,000 and $554,000 at the minimum and 15% above the maximum, respectively, of the Valuation Range. See "PRO FORMA DATA" for the assumptions used to determine these estimates.

         Sales of Common Stock will be made primarily by registered representatives affiliated with Trident Securities or by the broker-dealers managed by Trident Securities. In addition, subject to applicable law, executive officers of the Holding Company and Home Savings may participate in the solicitation of offers to purchase Common Stock. Other employees of Home Savings may participate in the Offerings in clerical capacities, providing administrative support in effecting sales transactions and answering questions of a mechanical nature relating to the proper execution of the Stock Order Form. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. A Stock Information Center will be established in Home Savings' office, in an area separate from Home Savings' banking operations. Employees will inform prospective purchasers that their questions should be directed to the Stock Information Center and will provide such persons with the telephone number of the Stock Information Center. Stock orders will be accepted at Home Savings' office and will be promptly forwarded to the Stock Information Center for processing. Sales of Common Stock by registered representatives will be made from the Stock Information Center. In addition, Home Savings may hire one or more temporary clerical persons to assist in typing, opening mail, answering the phone, and with other clerical duties. An employee of Home Savings will also be present at the Stock Information Center to process funds and answer questions regarding payment for stock, including verification of account numbers in the case of payment by withdrawal authorization and similar matters. Subject to applicable state law, the Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers and current full and part-time Home Savings employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or Home Savings will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

         The engagement of Trident Securities and the work performed by Trident Securities pursuant to its engagement, including a due diligence investigation, should not be construed by purchasers of Common Stock as constituting an endorsement or recommendation relating to such investment or a verification of the accuracy or completeness of information contained in this Prospectus.

Minimum and Maximum Purchase Limitations

         Each person subscribing for Common Stock in the Conversion must subscribe for at least 10 shares of the Common Stock to be offered in the Conversion. In addition, the maximum number of shares of Common Stock which may be purchased in the Conversion by (i) any person or entity, (ii) persons or entities exercising Subscription Rights through a single account or (iii) group of persons or entities otherwise acting in concert, is 5,000 shares; provided, however, that the ESOP may purchase up to 8% of the number of shares offered in the Conversion (28,336 shares, assuming the issuance of 354,200 shares). In addition, no person or entity, or group of persons or entities acting in concert, together with any associates (as defined in the Plan of Conversion), may subscribe for more than 7,000 shares of Common Stock sold in the Conversion. Any shares held by the ESOP and attributed to a natural person shall not be aggregated with other shares purchased directly by or otherwise attributable to that natural person. The Board of Directors of Home Savings may in its absolute discretion (i) reduce the above-described 5,000 and 7,000 share maximum purchase limitations to an amount not less than 1% of the number of shares offered and sold in the Conversion or (ii) increase such 5,000 and 7,000 share maximum purchase limitations to an amount of up to 5% of the shares of Common Stock offered and sold. Any reduction or increase in the maximum purchase limitation by Home Savings' Board of Directors may occur at any time prior to consummation of the Conversion, either before or after the Special Meeting on _________________, 1996. In the event the 5,000 or 7,000 share maximum purchase limitation is increased, any subscriber or group of subscribers in the Subscription, Community or Syndicated Community Offering who has subscribed for the maximum amount which is increased, and certain other large subscribers in the discretion of the

Holding Company, shall be given the opportunity to increase their subscriptions up to the then applicable maximum purchase limitation.

         The Plan of Conversion further provides that for purposes of the foregoing limitations the term "associate" is used to indicate any of the following relationships with a person:

         (i) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Home Savings, the Holding Company or any subsidiary of Home Savings or of the Holding Company;

         (ii) any corporation or organization (other than Home Savings, the Holding Company or a majority-owned subsidiary of Home Savings or the Holding Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and

         (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, except for any tax-qualified employee stock benefit plan or any charitable trust which is exempt from federal taxation pursuant to Section 501(c)(3) of the Code.

         For purposes of the foregoing limitations, (i) directors and officers of Home Savings or the Holding Company shall not be deemed to be associates or a group of persons acting in concert solely as a result of their serving in such capacities, (ii) the ESOP will not be deemed to be acting in concert with any of its trustees for purposes of determining the number of shares which any such trustee, individually, may purchase and (iii) shares of Common Stock held by the ESOP and attributed to an individual will not be aggregated with other shares purchased directly by, or otherwise attributable to, that individual.

         For purposes of the foregoing limitations, persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or interdependent conscious parallel action towards a common goal (whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of Common Stock or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and Home Savings may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

Approval, Interpretation, Amendment and Termination

         Under the Plan of Conversion, the Administrator's approval thereof, and applicable North Carolina conversion regulations, consummation of the Conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan of Conversion by the affirmative vote of a majority of the votes eligible to be cast by members of Home Savings at the Special Meeting;
(ii) sale of shares of Common Stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the Valuation Range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the Administrator and FDIC, and (iii) receipt by the Holding Company and Home Savings of favorable opinions of counsel or other tax advisor as to the federal and state tax consequences of the Conversion. See "-- Income Tax Consequences."

         If all conditions for consummation of the Conversion are not satisfied, no Common Stock will be issued, Home Savings will continue to operate as a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned with interest at Home Savings' passbook savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be cancelled. In such an event, the Holding Company would not acquire control of Home Savings.

         All interpretations by Home Savings and the Holding Company of the Plan of Conversion and of the Stock Order Forms and related materials for the Subscription and Community Offerings will be final, subject to the authority of the Administrator. Home Savings and the Holding Company may reject Stock Order Forms that are not properly completed. However, the Holding Company and Home Savings retain the right, but will not be required, to waive irregularities in submitted Stock Order Forms or to require the submission of corrected Stock Order Forms or the remittance of full payment for all shares subscribed for by such dates as they may specify. In addition, the Plan of Conversion may be substantively amended by a two-thirds vote of Home Savings' Board of Directors at any time prior to the Special Meeting, and at any time thereafter by a two-thirds vote of Home Savings' Board of Directors with the concurrence of the Administrator. If Home Savings determines upon the advice of counsel and after consultation with the Administrator that any such amendment is material, subscribers would be given the opportunity to increase, decrease or cancel their subscriptions. Also, as required by the regulations of the Administrator, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by a two-thirds vote of Home Savings' Board of Directors at any time prior to the Special Meeting and may be terminated by a two-thirds vote of Home Savings' Board of Directors at any time thereafter but prior to the completion of the Conversion with the concurrence of the Administrator, notwithstanding approval of the Plan of Conversion by the Members at the Special Meeting.

Certain Restrictions on Transfer of Subscription Rights; False or Misleading Order Forms

         The Subscription Rights granted under the Plan of Conversion are non-transferable. Subscription Rights may be exercised only by the person to whom they are issued and only for his or her own account. Persons exercising Subscription Rights are required to certify that they are purchasing shares for their own accounts within the purchase limitations set forth in the Plan of Conversion and that they have no agreement or understanding for the sale or transfer of such shares.

         Home Savings reserves the right to make an independent investigation of any facts or circumstances brought to its attention that indicate or tend to indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on transferability of Subscription Rights. The nature and extent of such investigation will be at Home Savings' sole discretion and Home Savings may require a holder of Subscription Rights to provide certified affidavits and other documentation to satisfy Home Savings that its Plan of Conversion and North Carolina and federal conversion regulations regarding nontransferability are not being subverted by actions of holders of Subscription Rights. In extreme cases Home Savings reserves the right to seek legal advice from the General Counsel for the Administrator as to compliance with all regulations governing the Conversion, including the nontransferability of Subscription Rights.

         The Plan of Conversion provides that, if Home Savings' Board of Directors determines that a subscriber (i) has submitted a false or misleading information on his or her Stock Order Form or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of Common Stock in violation of provisions of the Plan of Conversion or (iii) fails to cooperate with attempts by Home Savings or the Holding Company or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber.

Income Tax Consequences

         Home Savings has received an opinion from its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., of Greensboro, North Carolina, to the effect that for federal income tax purposes: (i) the Conversion will constitute a tax free reorganization with respect to Home Savings and no gain or loss will be recognized by Home Savings either in its mutual or stock form; (ii) no gain or loss will be recognized by Home Savings upon the purchase of Home Savings' stock by the Holding Company or upon the sale by the Holding Company of its Common Stock; (iii) no gain or loss will be recognized by Home Savings' depositors with respect to their deposit accounts at Home Savings as a consequence of the Conversion; (iv) the tax basis of depositors' deposit accounts at Home Savings will not be changed as a result of the Conversion; (v) assuming the Subscription Rights have no value, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, or directors, officers and employees of Home Savings upon either the issuance to them of the Subscription Rights or the exercise or lapse thereof; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of interests in the Liquidation Account; (vii) assuming the Subscription Rights have no value, the tax basis for Common Stock purchased in the Conversion will be the amount paid therefor; and (viii) the tax basis of interests in the Liquidation Account will be zero. Home Savings has been further advised by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., that the tax effects of the Conversion under North Carolina tax laws will be consistent with the federal income tax consequences.

         Several of the foregoing legal opinions are premised on the assumption that the Subscription Rights will have no value. Home Savings has been advised by JMP Financial that, in its opinion, the Subscription Rights will not have any ascertainable value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable, are of short duration and afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion. The opinion of JMP Financial is not binding on the IRS and if the Subscription Rights were ultimately determined to have ascertainable value, recipients of Subscription Rights would have to include in gross income an amount equal to the value of the Subscription Rights received by them. The basis of the Common Stock purchased pursuant to Subscription Rights would be increased by the amount of income realized with respect to the receipt or exercise of the Subscription Rights. Moreover, recipients of Subscription Rights could then have to report the transaction to the IRS. Each Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or other recipient of Subscription Rights is encouraged to consult with his, her or its own tax advisor as to the tax consequences in the event the Subscription Rights are deemed to have ascertainable value.

         No legal opinion has been or will be received with respect to any tax consequences of the Conversion not specifically described above, including the tax consequences to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, other recipients of Subscription Rights or purchasers of Common Stock under the laws of any other state, local or foreign taxing jurisdiction to which they may be subject. Special counsel expresses no opinion regarding the value of the Subscription Rights.


                                LEGAL OPINIONS

         The validity of the issuance of the Common Stock in the Conversion has been passed upon for the Holding Company by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina, which firm has also rendered its opinion to Home Savings concerning certain federal and North Carolina income tax aspects of the Conversion as described herein under "THE CONVERSION -- Income Tax Consequences." Certain legal matters will be passed upon for Trident Securities by Thacher Proffitt & Wood, Washington, D.C.


                                    EXPERTS

         The Financial Statements of Home Savings as of June 30, 1996 and 1995 and for each of the years in the three-year period ended June 30, 1996 included herein have been included herein in reliance upon the report of Dixon, Odom & Co., L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         JMP Financial has consented to being named as an expert herein and to the summary herein of its appraisal report as to the estimated pro forma market value of Home Savings and the Holding Company and its opinion with respect to Subscription Rights.


                           REGISTRATION REQUIREMENTS

         The Holding Company will register its Common Stock with the SEC pursuant to Section 12 of the Exchange Act in connection with the Conversion and will not deregister the Common Stock for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Holding Company.


                            ADDITIONAL INFORMATION

         The Holding Company has filed a registration statement with the SEC on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the registration statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Holding Company; the address is (http://www.sec.gov.). The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         Home Savings has filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank with the Administrator. Pursuant to the North Carolina conversion regulations, this Prospectus omits certain information contained in such Application. The Application, which contains a copy of JMP Financial's appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. Copies of the Plan of Conversion, which includes a copy of Home Savings' proposed Amended Certificate of Incorporation and Stock Bylaws, and copies of the Holding Company's Articles of Incorporation and Bylaws are available for inspection at each office of Home Savings and may be obtained by writing to Home Savings at Post Office Box 989, Thomasville, North Carolina 27361-0989; Attention: James G. Hudson, Jr., President, or by telephoning Home Savings at (910) 475-4663. A copy of JMP Financial's independent appraisal is also available for inspection at the Stock Information Center.

                         Index to Financial Statements


                                                                                                               Page
                                                                                                               ----
Independent Auditors' Report                                                                                    F-1

Financial Statements:

         Statements of Financial Condition at June 30, 1996 and 1995                                            F-2

         Statements of Operations for the Years Ended June 30, 1996, 1995 and 1994                              F-3

         Statements of Retained Earnings for the Years Ended June 30, 1996, 1995 and 1994                       F-4

         Statements of Cash Flows for the Years Ended June 30, 1996, 1995 and 1994                              F-5

         Notes to Financial Statements for the Years Ended June 30, 1996, 1995 and 1994                         F-7

All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Financial Statements of Home Savings or related notes. No financial statements are provided for the Holding Company since it was not in operation for any of the periods presented.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Home Savings, SSB
Thomasville, North Carolina

We have audited the accompanying statements of financial condition of Home Savings, SSB as of June 30, 1996 and 1995 and the related statements of operations, retained earnings, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Savings, SSB at June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Note A to the financial statements, on July 1, 1994, the Bank changed its method of accounting for investment securities to adopt the provisions of Statement of Financial Accounting Standards No. 115.


/s/ Dixon, Odom & Co., L.L.P.

High Point, North Carolina
July 17, 1996

                                  ----------
                                   Page F-1

HOME SAVINGS, SSB
STATEMENTS OF FINANCIAL CONDITION
June 30, 1996 and 1995
================================================================================


ASSETS                                                                                   1996             1995
                                                                                     ------------     ------------
Cash on hand and in banks                                                            $  1,342,518     $  1,172,327
Interest-bearing balances in other banks                                                3,644,859        4,441,361
Investment securities available for sale, at fair value (amortized cost of
 $11,646,081 and $8,485,774 at June 30, 1996 and 1995,
 respectively) (Note B)                                                                11,707,105        8,664,147
Investment securities held to maturity, at amortized cost (fair value of
 $6,839,969 and $5,165,480 at June 30, 1996 and 1995,
 respectively) (Note B)                                                                 6,857,506        5,133,282
Loans receivable, net (Note C)                                                         55,192,567       54,019,888
Accrued interest receivable                                                               556,670          508,978
Premises and equipment, net (Note D)                                                      748,165          758,851
Stock in the Federal Home Loan Bank of Atlanta, at cost                                   613,700          613,700
Foreclosed real estate                                                                    332,874           71,002
Other assets                                                                              308,118          123,986
                                                                                     ------------     ------------

                                                                                     $ 81,304,082     $ 75,507,522
                                                                                     ============     ============


LIABILITIES AND RETAINED EARNINGS

LIABILITIES
  Deposit accounts (Note F)                                                          $ 69,669,236     $ 64,448,183
  Accrued interest payable                                                                116,236          103,543
  Advance payment by borrowers for property taxes and insurance                           105,870           99,976
  Deferred income taxes                                                                         -           23,132
  Accrued expenses and other liabilities                                                  167,494          192,768
                                                                                     ------------     ------------

                                                               TOTAL LIABILITIES       70,058,836       64,867,602

Commitments and contingencies (Notes C and K)

Retained earnings - substantially restricted (Notes I and J)                           11,245,246       10,639,920
                                                                                     ------------     ------------

                                                                                     $ 81,304,082     $ 75,507,522
                                                                                     ============     ============

--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-2

HOME SAVINGS, SSB
STATEMENTS OF OPERATIONS
Years Ended June 30, 1996, 1995 and 1994
================================================================================

                                                           1996               1995              1994
                                                       -------------     -------------      -------------
INTEREST INCOME
  Loans                                                $   4,584,446     $   4,409,784      $   4,485,940
  Investments and deposits in other banks                  1,284,181           961,373            851,388
                                                       -------------     -------------      -------------

                             TOTAL INTEREST INCOME         5,868,627         5,371,157          5,337,328

INTEREST EXPENSE ON DEPOSIT
 ACCOUNTS (Note F)                                         3,540,406         2,788,018          2,487,128
                                                       -------------     -------------      -------------

                               NET INTEREST INCOME         2,328,221         2,583,139          2,850,200

PROVISION FOR LOAN LOSSES (Note C)                           165,000           105,000            114,274
                                                       -------------     -------------      -------------

                         NET INTEREST INCOME AFTER
                         PROVISION FOR LOAN LOSSES         2,163,221         2,478,139          2,735,926
                                                       -------------     -------------      -------------

OTHER INCOME (EXPENSES)
  Service charges and other fees                              29,846            31,776             35,491
  Loss on sale of investments                                      -           (36,735)            (5,194)
  Gain on sale of foreclosed real estate                           -             1,656              6,948
  Other                                                        5,124            18,357              3,238
                                                       -------------     -------------      -------------
                                                              34,970            15,054             40,483
                                                       -------------     -------------      -------------

                                      TOTAL INCOME         2,198,191         2,493,193          2,776,409
                                                       -------------     -------------      -------------

GENERAL AND ADMINISTRATIVE EXPENSES
  Compensation and benefits                                  570,773           503,094            449,614
  Occupancy                                                   81,021            84,694             85,358
  Data processing expenses                                    91,444            87,400             87,540
  Federal deposit insurance premiums                         149,485           145,201            144,454
  Provision for loss on foreclosed real estate                80,000                 -                  -
  Other expenses                                             197,096           158,988            143,472
                                                       -------------     -------------      -------------

                                 TOTAL GENERAL AND
                           ADMINISTRATIVE EXPENSES         1,169,819           979,377            910,438
                                                       -------------     -------------      -------------

                        INCOME BEFORE INCOME TAXES         1,028,372         1,513,816          1,865,971

INCOME TAXES (Note I)                                        351,600           592,600            694,300
                                                       -------------     -------------      -------------

                                        NET INCOME     $     676,772     $     921,216      $   1,171,671
                                                       =============     =============      =============

--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-3

HOME SAVINGS, SSB
STATEMENTS OF RETAINED EARNINGS
Years Ended June 30, 1996, 1995 and 1994
================================================================================

                                                               1996                1995               1994
                                                          --------------      --------------     --------------
BALANCE, BEGINNING                                         $  10,639,920       $   9,610,272      $   8,438,601

  Initial effect of adoption of accounting change,
   net of deferred income tax benefit of $104,511
   (Note B)                                                            -            (202,874)                 -

  Unrealized gain (loss) on available for sale
   securities, net of deferred income tax benefit
   (charge) of $45,903 and $(174,452), respectively
   (Note B)                                                      (71,446)            311,306                  -

  Net income                                                     676,772             921,216          1,171,671
                                                          --------------      --------------     --------------

                                       BALANCE, ENDING     $  11,245,246       $  10,639,920     $    9,610,272
                                                          ==============      ==============     ==============

--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-4

HOME SAVINGS, SSB
STATEMENTS OF CASH FLOWS
Years Ended June 30, 1996, 1995 and 1994
================================================================================

                                                                            1996              1995               1994
                                                                       -------------     -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                          $     676,772     $     921,216      $   1,171,671
  Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation                                                            44,429            35,661             44,668
     Deferred income taxes                                                  (73,167)          (38,469)           (73,738)
     Deferred compensation                                                   22,000            25,000             25,000
     Amortization of discounts and premiums on securities                    (5,414)           49,382            (58,019)
     Provision for loan losses                                              165,000           105,000            114,274
     Provision for loss on foreclosed real estate                            80,000                 -                  -
     Loss on sale of investment securities                                        -            36,735              5,194
     Gain on sale of real estate acquired in foreclosure                          -            (1,656)            (6,948)
     (Gain) loss on disposal of fixed assets                                 (5,000)                -                830
     Stock dividends from Federal Home Loan Bank                                  -                 -            (23,900)
     Change in assets and liabilities
       Increase in accrued interest receivable                              (47,692)          (22,931)           (15,761)
       Increase in accrued interest on savings accounts                      12,693            31,300             23,178
       Other                                                                (95,019)          (94,107)            38,798
                                                                      -------------     -------------      -------------

                                             NET CASH PROVIDED BY
                                             OPERATING ACTIVITIES           774,602         1,047,131          1,245,247
                                                                      -------------     -------------      -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of:
     Available for sale investment securities                            (6,142,789)       (2,481,094)                 -
     Held to maturity investment securities                              (4,051,719)       (1,445,216)        (9,498,855)
  Proceeds from maturities and calls of:
     Available for sale investment securities                             2,965,391           853,295                  -
     Held to maturity investment securities                               2,350,000         3,300,000          4,092,528
  Proceeds from sales of:
     Available for sale investment securities                                     -         1,962,500                  -
     Held to maturity investment securities                                       -                 -            494,806
  Net increase in loans                                                  (1,738,848)         (348,024)          (491,978)
  Purchases of property and equipment                                       (33,743)          (23,012)           (14,462)
  Proceeds from sale of property and equipment                                5,000                 -                  -
  Proceeds from sale of real estate acquired in
   settlement of loans                                                       59,297            66,156            154,374
                                                                      -------------     -------------      -------------

                                         NET CASH PROVIDED (USED)
                                          BY INVESTING ACTIVITIES        (6,587,411)        1,884,605         (5,263,587)
                                                                      -------------     -------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits                               (281,884)       (2,868,840)           175,479
  Net increase in certificate accounts                                    5,502,937         3,379,977          1,632,126
  Increase in advances from borrowers                                         5,894            27,297              9,627
  Stock conversion costs incurred                                           (40,449)                -                  -
                                                                      -------------     -------------      -------------

                                             NET CASH PROVIDED BY
                                             FINANCING ACTIVITIES         5,186,498           538,434          1,817,232
                                                                      -------------     -------------      -------------

--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-5

HOME SAVINGS, SSB
STATEMENTS OF CASH FLOWS
Years Ended June 30, 1996, 1995 and 1994
================================================================================

                                                                           1996               1995              1994
                                                                       -------------     -------------      -------------
                                        NET INCREASE (DECREASE) IN
                                         CASH AND CASH EQUIVALENTS     $    (626,311)    $   3,470,170      $  (2,201,108)

CASH AND CASH EQUIVALENTS,
 BEGINNING                                                                 5,613,688         2,143,518          4,344,626
                                                                       -------------     -------------      -------------

                                                     CASH AND CASH
                                               EQUIVALENTS, ENDING     $   4,987,377     $   5,613,688      $   2,143,518
                                                                       =============     =============      =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
      Interest                                                         $   3,527,713     $   2,756,718      $   2,463,950
                                                                       =============     =============      =============
      Income taxes                                                     $     417,900     $     718,925      $     724,652
                                                                       =============     =============      =============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
   Loans receivable transferred to real estate acquired in
    settlement of loans                                                $     401,169     $      25,002      $     163,611
                                                                       =============     =============      =============

   Unrealized gain (loss) on investment securities
    available for sale, net of deferred income tax benefit
    (charge) of $45,903 and $(69,941), respectively                    $     (71,446)    $     108,432      $           -
                                                                       =============     =============      =============

--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-6

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Home Savings, SSB (the Bank) conform to generally accepted accounting principles and to general practice within the savings bank industry. The following is a description of the more significant accounting and reporting policies that the Bank follows in preparing its financial statements.

Organization and Operations
---------------------------

Home Savings, SSB was chartered by the State of North Carolina in 1915. The Bank maintains offices and conducts its primary business in Thomasville, Davidson County, North Carolina. The Bank primarily engages in attracting savings deposits from the general public and uses the funds to originate loans for the purchase, financing or improvement of residential real estate. The Bank also makes loans secured by deposit accounts, commercial real estate and consumer products.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities
---------------------

The Bank adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), as of July 1, 1994. Under SFAS No. 115, management determines the appropriate classification of investments and mortgage-backed securities at the time of purchase and reevaluates such designation at each reporting date. Securities are classified as held-to-maturity when the Bank has both the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of retained earnings. The Bank has no trading securities.

--------------------------------------------------------------------------------
                                                                        Page F-7

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)
---------------------------------

The amortized cost of securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Prior to the adoption of SFAS No. 115, the Bank stated its debt securities at amortized cost and its marketable equity securities (mutual funds) at the lower of aggregate cost or market. Accumulated changes in net unrealized losses on marketable equity securities were included in retained earnings.

Note B to the financial statements provides further information about the effect of adopting SFAS No. 115.

Loans Receivable
----------------

Loans receivable are stated at unpaid balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses
-------------------------

The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

--------------------------------------------------------------------------------
                                                                        Page F-8

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)
-------------------------------------

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994. The Statement addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment including residential mortgage loans and consumer installment loans.

SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreements.

In October 1994, the FASB issued SFAS No. 118, which is effective concurrent with the effective date of SFAS No. 114. This Statement amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. Also, this Statement requires disclosure about the recorded investment in certain impaired loans and how the creditor recognizes interest income related to those impaired loans.

The Bank adopted the provisions of SFAS Nos. 114 and 118 as of July 1, 1995 and the impact of the adoption of SFAS Nos. 114 and 118 was immaterial.

Premises and Equipment
----------------------

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to earnings.

--------------------------------------------------------------------------------
                                                                        Page F-9

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment in Federal Home Loan Bank Stock
------------------------------------------

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta (FHLB) in the amount of 1% of its outstanding residential loans or 5% of its outstanding advances from the FHLB, whichever is greater. At June 30, 1996, the Bank owned 6,137 shares of the FHLB's $100 par value capital stock.

Real Estate Acquired In Settlement of Loans
-------------------------------------------

Real estate acquired in settlement of loans represents real estate acquired through foreclosure or deed in lieu thereof and is initially recorded at the lower of cost (principal balance of the former mortgage loan) or estimated fair value. Management evaluates the carrying value of real estate acquired in settlement of loans periodically and carrying values are reduced when they exceed net realizable value. Costs relating to the development and improvement of property are capitalized, whereas those costs relating to holding the property are charged to expense.

Income Taxes
------------

During the year ended June 30, 1994, the Bank adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under SFAS No. 109, deferred income taxes or benefits are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities. The cumulative effect of this change in accounting principle is not significant and is included in determining net income for the year ended June 30, 1994. Financial statements for prior years have not been restated. For prior years, the provision for income taxes was based on income and expenses included in the statements of operations, with differences between taxes so computed and taxes payable under applicable statutes and regulations classified as deferred taxes arising from timing differences.

Retirement Plan
---------------

The Bank has a noncontributory defined benefit pension plan covering substantially all of its employees. The Bank's funding policy is to make the annual contribution that is required by applicable regulations.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include cash on hand and in banks and interest-bearing balances in other banks with original maturities of three months or less.

--------------------------------------------------------------------------------
                                                                       Page F-10

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements
-----------------------------

The FASB has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized. SFAS No. 121 also requires that certain long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 applies prospectively for fiscal years beginning after December 15, 1995. Management does not expect that adoption of SFAS No. 121 will have a material impact on the Bank's financial statements.

The FASB has also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FASB Statement No. 65, which provides guidance for the capitalization of originated as well as purchased mortgage servicing rights and the measurement of impairment of those rights. SFAS No. 122 requires that an entity recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. SFAS No. 122 also requires that an entity assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. It should stratify its mortgage servicing rights based on one or more predominant risk characteristics of the underlying loans, and recognize impairment through a valuation allowance for each impaired stratum. SFAS No. 122 applies prospectively for the Bank's fiscal year beginning July 1, 1996. Management has not assessed the impact that adoption of SFAS No. 122 will have on the Bank's financial statements.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control. Under the financial components approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement supersedes SFAS No. 122 and is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. Management of the Bank has not yet determined the impact of the adoption of SFAS No. 125.

--------------------------------------------------------------------------------
                                                                       Page F-11

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE B - INVESTMENT SECURITIES

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with net unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of retained earnings.

The Bank adopted SFAS No. 115 on July 1, 1994. The adoption affected only the held-to-maturity and available-for-sale classifications, with the net unrealized securities losses on the securities available-for-sale of $202,874, net of deferred tax benefits of $104,511, reported as a separate decrease in retained earnings. The adoption had no effect on previously reported net income. The Bank has no trading securities.

The following is a summary of the securities portfolios by major classification:

                                                                                 June 30, 1996
                                                    ---------------------------------------------------------------------
                                                         Gross             Gross              Gross
                                                       Amortized        Unrealized         Unrealized           Fair
                                                         Cost              Gains             Losses             Value
                                                    -------------      -------------     -------------      -------------
Securities available-for-sale:
   U. S. government securities and obligations
    of U. S. government agencies                    $   7,029,658      $           -     $      42,118      $   6,987,540
   Mortgage-backed securities                           3,977,141                  -           176,448          3,800,693
   Equity securities                                       14,452            301,043                 -            315,495
   Municipal bonds                                        624,830                  -            21,453            603,377
                                                    -------------      -------------     -------------      -------------

                                                    $  11,646,081      $     301,043     $     240,019      $  11,707,105
                                                    =============      =============     =============      =============

Securities held-to-maturity:
   U. S. government securities and obligations
    of U. S. government agencies                    $   6,476,811      $       1,949     $      40,930      $   6,437,830
   Municipal bonds                                        380,695             21,444                 -            402,139
                                                    -------------      -------------     -------------      -------------

                                                    $   6,857,506      $      23,393     $      40,930      $   6,839,969
                                                    =============      =============     =============      =============

--------------------------------------------------------------------------------
                                                                       Page F-12

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE B - INVESTMENT SECURITIES (Continued)

                                                                                 June 30, 1995
                                                    ---------------------------------------------------------------------
                                                         Gross             Gross              Gross
                                                       Amortized        Unrealized         Unrealized           Fair
                                                         Cost              Gains             Losses             Value
                                                    -------------      -------------     -------------      -------------
Securities available-for-sale:
   U. S. government securities and obligations
    of U. S. government agencies                    $   6,017,028      $       4,357     $           -      $   6,021,385
   Mortgage-backed securities                           2,454,294                314            65,534          2,389,074
   Equity securities                                       14,452            239,236                 -            253,688
                                                    -------------      -------------     -------------      -------------

                                                    $   8,485,774      $     243,907     $      65,534      $   8,664,147
                                                    =============      =============     =============      =============

Securities held-to-maturity:
   U. S. government securities and obligations
    of U. S. government agencies                    $   4,756,312      $      12,500     $      15,234      $   4,753,578
   Municipal bonds                                        376,970             34,932                 -            411,902
                                                    -------------      -------------     -------------      -------------

                                                    $   5,133,282      $      47,432     $      15,234      $   5,165,480
                                                    =============      =============     =============      =============

The amortized cost and fair values of debt securities available for sale and held to maturity at June 30, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Securities Available for Sale         Securities Held to Maturity
                                                    --------------------------------     --------------------------------
                                                       Amortized           Fair             Amortized           Fair
                                                         Cost              Value              Cost              Value
                                                    -------------      -------------     -------------      -------------
         Due within one year                        $   2,007,534      $   2,005,935     $   1,801,191      $   1,801,995
         Due after one year through five years          5,646,954          5,584,982         4,675,620          4,635,835
         Due after ten years                                    -                  -           380,695            402,139
         Mortgage-backed securities                     3,977,141          3,800,693                 -                  -
                                                    -------------      -------------     -------------      -------------

                                                    $  11,631,629      $  11,391,610     $   6,857,506      $   6,839,969
                                                    =============      =============     =============      =============

--------------------------------------------------------------------------------
                                                                       Page F-13

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE B - INVESTMENT SECURITIES (Continued)

The accounting change relating to investment securities which the Bank adopted on July 1, 1994 is discussed in Note A. The change in unrealized gain/loss on investment securities available for sale during the year ended June 30, 1995, including the related effects on deferred income taxes and retained earnings, follows:

                                                                                            Deferred          Increase
                                                                        Unrealized           Income          (Decrease)
                                                                          Holding           Tax Asset        in Retained
                                                                        Gain (Loss)        (Liability)        Earnings
                                                                       -------------     -------------      -------------
         Initial effect of adoption of accounting change               $    (307,385)    $     104,511      $    (202,874)
         Unrealized appreciation on available-for-sale
          securities during the year                                         485,758          (174,452)           311,306
                                                                       -------------     -------------      -------------

                                                                       $     178,373     $     (69,941)     $     108,432
                                                                       =============     =============      =============

Proceeds from maturities of investment securities available for sale during the year ended June 30, 1996 were $2,965,391.

Proceeds from maturities of investments securities held to maturity during the year ended June 30, 1996 were $2,350,000.

Proceeds from sales and maturities of investment securities available for sale during the year ended June 30, 1995 were $2,815,795. Gross losses of $36,735 were realized on those sales.

Proceeds from maturities of investments securities held to maturity during the year ended June 30, 1995 were $3,300,000.

During the year ended June 30, 1994, the Bank sold securities for total proceeds of $494,806, resulting in gross realized losses of $5,194.

Securities with a carrying value of $2,784,715 and $2,816,841 and a fair value of $2,785,410 and $2,813,094 at June 30, 1996 and 1995, respectively, were pledged to secure public monies on deposit as required by law.

--------------------------------------------------------------------------------
                                                                       Page F-14

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                         1996                 1995
                                                                    ---------------     ----------------
         Type of loan:
            Real estate loans:
               One-to-four family residential                           $43,573,972          $41,006,594
               Multi-family residential and commercial                    9,012,000           10,039,100
               Construction                                               3,595,650            3,110,600
               Home equity lines of credit                                1,021,508            1,135,685
                                                                        -----------          -----------

                                        Total real estate loans          57,203,130           55,291,979
                                                                        -----------          -----------

            Other loans:

               Consumer loans                                               322,204              335,052
               Loans secured by deposits                                    226,796              252,013
                                                                        -----------          -----------

                                              Total other loans             549,000              587,065
                                                                        -----------          -----------

                                                    Total loans          57,752,130           55,879,044

         Less:

            Construction loans in process                                 1,764,112            1,214,802
            Net deferred loan fees                                          262,548              243,307
            Allowance for loan losses                                       532,903              401,047
                                                                        -----------          -----------

                                                                        $55,192,567          $54,019,888
                                                                        ===========          ===========

The allowance for loan losses is summarized as follows:

                                                      1996              1995               1994
                                                 -------------     -------------      -------------
         Balance at beginning of year            $     401,047     $     294,562      $     198,362
         Provision for loan losses                     165,000           105,000            114,274
         Charge-offs                                   (34,574)                -           (104,176)
         Recoveries                                      1,430             1,485             86,102
                                                 -------------     -------------      -------------

         Balance at end of year                  $     532,903     $     401,047      $     294,562
                                                 =============     =============      =============

At June 30, 1996 and 1995, respectively, the Bank had loans totaling approximately $285,000 and $841,000 which were in a nonaccrual status.

--------------------------------------------------------------------------------
                                                                       Page F-15

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE C - LOANS RECEIVABLE (Continued)

At June 30, 1996, the Bank had mortgage loan commitments outstanding of $1,804,400 and pre-approved but unused lines of credit totaling $523,271. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

The Bank has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and also on substantially the same terms and collateral as those comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

                                                                            1996                1995
                                                                       --------------      --------------
         Balance at beginning of year                                  $      415,028      $      309,004
         Additional borrowings                                                183,000             161,232
         Loan repayments                                                     (182,771)            (55,208)
                                                                       --------------      --------------

         Balance at end of year                                        $      415,257      $      415,028
                                                                       ==============      ==============

NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                            1996                1995
                                                                       --------------      --------------
         Land                                                          $       61,203      $       61,703
         Building and improvements                                            735,416             735,416
         Office furniture, fixtures and equipment                             216,593             212,122
         Automotive equipment                                                  29,772              24,475
                                                                       --------------      --------------
                                                                            1,042,984           1,033,716
         Accumulated depreciation                                            (294,819)           (274,865)
                                                                       --------------      --------------

                                                                       $      748,165      $      758,851
                                                                       ==============      ==============

NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

--------------------------------------------------------------------------------
                                                                       Page F-16

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE F - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1996 and 1995 follows:

                                                               1996                                   1995
                                                 ---------------------------------     --------------------------------
                                                                        Weighted                              Weighted
                                                     Balance            Avg. Rate           Balance           Avg. Rate
                                                 ---------------        ---------      ---------------        ---------
      Demand deposits:
        Negotiable orders of withdrawal          $     2,718,489           2.75%       $     1,885,180            2.75%
        Passbook and statement accounts                4,983,937           3.00              5,248,439            3.00
        Money market checking                          9,829,868           4.05             10,497,681            3.68
        Non-interest-bearing checking                    116,085              -                298,963               -
                                                 ---------------                       ---------------
                                                      17,648,379           3.53             17,930,263            3.32
      Certificates of deposit                         52,020,857           5.61             46,517,920            5.69
                                                 ---------------                       ---------------

            Total deposit accounts               $    69,669,236           5.09%       $    64,448,183            5.03%
                                                 ===============                       ===============

A summary of certificate accounts by maturity as of June 30, 1996 follows:

                                                                     Less than           $100,000
                                                                     $100,000             or More              Total
                                                                 ---------------      ---------------     ---------------
        July 1, 1996 - June 30, 1997                             $    32,011,695      $    14,010,519     $    46,022,214
        July 1, 1997 - June 30, 1998                                   3,320,627              488,448           3,809,075
        July 1, 1998 - June 30, 1999                                   1,756,776              432,792           2,189,568
                                                                 ---------------      ---------------     ---------------

        Total certificate accounts                               $    37,089,098      $    14,931,759     $    52,020,857
                                                                 ===============      ===============     ===============

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                                      1996                 1995                1994
                                                                 ---------------      ---------------     ---------------
        Passbook and statement accounts                          $       155,335      $       160,155     $       175,542
        NOW accounts                                                      49,077               46,579              44,102
        Money market accounts                                            414,404              429,681             462,896
        Certificates of deposit                                        2,927,930            2,157,269           1,810,072
                                                                 ---------------      ---------------     ---------------
                                                                       3,546,746            2,793,684           2,492,612
        Penalties for early withdrawal                                     6,340                5,666               5,484
                                                                 ---------------      ---------------     ---------------

                                                                 $     3,540,406      $     2,788,018     $     2,487,128
                                                                 ===============      ===============     ===============

--------------------------------------------------------------------------------
                                                                       Page F-17

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE G - PENSION PLAN

The Bank established a pension plan for the benefit of its employees on March 1, 1973. The pension plan covers all full-time employees who have completed five months continuous service with the Bank. The plan is funded by the purchase of level premium insurance policies and an annual contribution to an auxiliary fund.

The following is a summary of the plan's funded status as of June 30, 1996 and 1995:

                                                                                            1996                1995
                                                                                       --------------      --------------
         Actuarial present value of benefit obligations:
            Vested benefits                                                            $      310,252      $      258,065
                                                                                       ==============      ==============

            Accumulated benefits                                                       $      310,877      $      258,585
                                                                                       ==============      ==============

            Projected benefits                                                         $      603,526      $      405,389
         Plan assets, at fair value                                                           360,060             164,120
                                                                                       --------------      --------------
         Projected benefit obligation in excess of plan assets                               (243,466)           (241,269)
         Unrecognized transition account                                                      183,214             191,002
         Unrecognized prior service cost                                                       75,590             (29,530)
         Unrecognized net loss                                                                 43,928              33,484
                                                                                       --------------      --------------

         Net pension asset (liability)                                                 $       59,266      $      (46,313)
                                                                                       ==============      ==============

Assumptions used in determining the funded status of the pension plan are as follows for June 30, 1996 and 1995:

                                                                                            1996                1995
                                                                                       --------------      --------------
         Discount rate                                                                            7.0%                7.0%
         Rates of increase in compensation levels                                                 6.0%                6.0%
         Expected long-term rate of return on plan assets                                         7.0%                7.0%

Net pension cost includes the following components:

                                                                                            1996                1995
                                                                                       --------------      --------------
         Service cost                                                                  $       33,149      $       25,899
         Interest cost on projected benefit obligation                                         37,072              24,825
         Actual return on assets                                                              (51,833)             (1,415)
         Other - net                                                                           44,248              (4,606)
                                                                                       --------------      --------------

         Net periodic pension cost                                                     $       62,636      $       44,703
                                                                                       ==============      ==============

--------------------------------------------------------------------------------
                                                                       Page F-18

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE H - DEFERRED COMPENSATION

The Bank has a deferred compensation plan for its chief executive officer. The plan provides benefits upon disability, death or attainment of a certain age. The Bank has made current provision for future payments under this plan, and the related liability and deferred income tax benefits are included in the accompanying financial statements. Expenses associated with this plan were $22,000, $25,000 and $25,000 for the years ended June 30, 1996, 1995 and 1994, respectively.


NOTE I - INCOME TAXES

During the year ended June 30, 1994, the Bank adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of the change in accounting principle is included in determining net income for the year ended June 30, 1994 and is not significant. Financial statements for prior years have not been restated. Prior to the year ended June 30, 1994, the provision for income taxes was based on income and expenses included in the statements of operations, with differences between taxes so computed and taxes payable under applicable statutes and regulations classified as deferred taxes arising from timing differences (the deferred method as required by the American Institute of Certified Public Accountants Accounting Principles Board Opinion No. 11). SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences, by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Temporary differences giving rise to deferred taxes relate to property and equipment, deferred loan fees and costs, FHLB of Atlanta stock dividends, deferred compensation, bad debt reserves, and unrealized gains (losses) on investment securities available for sale.

The components of income tax expense are as follows for the years ended June 30, 1996, 1995 and 1994:

                                                                           1996               1995              1994
                                                                       -------------     -------------      -------------
         Current tax expense                                           $     424,767     $     631,069      $     768,038
                                                                       -------------     -------------      -------------

         Deferred tax expense (benefit)
            Tax on temporary differences                                    (119,070)           31,472            (73,738)
            Less  (benefit)  charge on  change in  unrealized
             gain  on  investment  securities  available  for
             sale allocated directly to retained earnings                     45,903           (69,941)                 -
                                                                       -------------     -------------      -------------

            Net deferred tax benefit included in operations                  (73,167)          (38,469)           (73,738)
                                                                       -------------     -------------      -------------

                                                                       $     351,600     $     592,600      $     694,300
                                                                       =============     =============      =============

--------------------------------------------------------------------------------
                                                                       Page F-19

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE I - INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes were as follows for the years ended June 30, 1996, 1995 and 1994:

                                                                            1996              1995               1994
                                                                       -------------     -------------      -------------
         Income tax at federal statutory rate                          $     349,600     $     515,000      $     634,000
         State income tax, net of federal tax benefit                          2,000            52,000             60,300
         Other                                                                     -            25,600                  -
                                                                       -------------     -------------      -------------

                                                                       $     351,600     $     592,600      $     694,300
                                                                       =============     =============      =============

Deferred tax assets and liabilities arising from temporary differences at June 30, 1996 and 1995 are summarized as follows:

                                                                                            1996                1995
                                                                                       --------------      --------------
         Deferred tax assets relating to:

            Loan fees and costs                                                        $       43,840      $       74,013
            Deferred compensation                                                              65,322              58,000
            Bad debt reserves                                                                 159,361              38,659
                                                                                       --------------      --------------
                Gross deferred tax assets                                                     268,523             170,672
            Valuation allowance                                                                     -                   -
                                                                                       --------------      --------------
                Net deferred tax assets                                                       268,523             170,672
                                                                                       --------------      --------------

         Deferred tax liabilities relating to:
            Property and equipment                                                            (43,715)            (19,031)
            FHLB stock dividends                                                             (104,832)           (104,832)
            Net unrealized gain on securities available for sale                              (24,038)            (69,941)
                                                                                       --------------      --------------
                Total deferred tax liabilities                                               (172,585)           (193,804)
                                                                                       --------------      --------------

                Net deferred tax asset (liability)                                     $       95,938      $      (23,132)
                                                                                       ==============      ==============

Retained earnings at June 30, 1996 include approximately $1,534,000 of bad debt reserves for which no provision for income taxes has been made. If in the future this portion of retained earnings is used for any purpose other than to absorb tax bad debt losses, income taxes will be imposed at the then applicable rates. Since there is no intention to use the reserves for purposes other than to absorb tax bad debt losses, a deferred tax liability, which would otherwise be approximately $598,000, has not been provided on such reserve.

--------------------------------------------------------------------------------
                                                                       Page F-20

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE J - RETAINED EARNINGS AND CAPITAL REQUIREMENTS

The Bank is subject to a North Carolina savings bank capital requirement of at least 5% of total assets. The Bank's capital to total assets ratio is 13.8% at June 30, 1996. In addition, the Bank is subject to the capital requirements of the FDIC. The FDIC requires the Bank to maintain (i) a Tier 1 capital to risk-weighted assets ratio of 4% and (ii) a risk-based capital requirement of 8%. The FDIC also imposes a minimum leverage ratio requirement which varies from 3% to 5%, depending on the institution. At June 30, 1996, the Bank exceeded the maximum requirement.


NOTE K - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Bank generally originates single-family residential loans within its primary lending area of Davidson County. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit on mortgage loans, standby letters of credit and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1996 is as follows:


         Financial instruments whose contract amounts represent credit risk:
            Commitments to extend credit, mortgage loans                                  $ 1,804,400
            Undisbursed construction loans                                                  1,764,112
            Undisbursed lines of credit                                                       523,271

NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank has implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Bank's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash and cash equivalents, investment securities, loans, accrued interest receivable, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

--------------------------------------------------------------------------------
                                                                       Page F-21

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents
            The carrying amounts for cash and cash equivalents approximate fair value because of the short maturities of those instruments.

         Investment Securities
            Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans
            For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Accrued Interest Receivable
            The carrying amounts of accrued interest approximate fair values.

         Stock in Federal Home Loan Bank of Atlanta
            The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

         Deposit Liabilities
            The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         Financial Instruments with Off-Balance Sheet Risk
            With regard to financial instruments with off-balance sheet risk discussed in Note K, it is not practicable to estimate the fair value of future financing commitments.

--------------------------------------------------------------------------------
                                                                       Page F-22

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE L - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1996:

                                                                                        Carrying             Estimated
                                                                                         Amount             Fair Value
                                                                                     ---------------     ----------------
         Financial assets:
            Cash and cash equivalents                                                  $   4,987,377        $   4,987,377
            Investment securities                                                         18,564,611           18,547,074
            Loans                                                                         55,192,567           54,105,000
            Accrued interest receivable                                                      556,670              556,670
            Stock in Federal Home Loan Bank of Atlanta                                       613,700              613,700

         Financial liabilities:
            Deposits                                                                   $  69,669,236        $  69,274,000

NOTE M - PLAN OF CONVERSION

On May 7, 1996, the Board of Directors of the Bank unanimously adopted a Plan of Holding Company Conversion whereby the Bank will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of a holding company formed in connection with the conversion. The holding company will issue common stock to be sold in the conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. The Plan is subject to approval by regulatory authorities and the members of the Bank at a special meeting.

The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed management recognition plan at a meeting of the stockholders after the conversion. Shares issued to directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders would be diluted.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account.

--------------------------------------------------------------------------------
                                                                       Page F-23

HOME SAVINGS, SSB
NOTES TO FINANCIAL STATEMENTS
June 30, 1996, 1995 and 1994
================================================================================


NOTE M - PLAN OF CONVERSION (Continued)

The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

Conversion costs of approximately $40,000 have been incurred and are included in prepaid expenses and other assets as of June 30, 1996. If the conversion is ultimately successful, conversion costs will be accounted for as a reduction of the stock proceeds. If the conversion is unsuccessful, conversion costs will be charged to the Bank's operations.

--------------------------------------------------------------------------------
                                                                       Page F-24

================================================================================

No dealer, salesperson or any other individual or entity has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, any such other information or representation must not be relied upon as having been authorized by Century Bancorp, Inc. or Home Savings, SSB. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby, or any other securities, to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Century Bancorp, Inc. or Home Savings, SSB since any of the dates as of which information is furnished herein or since the date hereof.

                     ------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................    5
Selected Financial and Other Data of Home Savings........................   18
Recent Developments......................................................   19
Management's Discussion and Analysis of Recent Developments..............   21
Risk Factors.............................................................   22
Century Bancorp, Inc.....................................................   29
Home Savings, SSB........................................................   30
Use of Proceeds..........................................................   30
Dividend Policy..........................................................   32
Market for Common Stock..................................................   33
Capitalization...........................................................   33
Pro Forma Data...........................................................   35
Historical and Pro Forma Capital Compliance..............................   37
Stock Purchases by Directors and Executive Officers......................   40
Management's Discussion and Analysis of Financial Condition
 and Results of Operations...............................................   41
Business of the Holding Company..........................................   54
Business of Home Savings.................................................   54
Taxation.................................................................   73
Supervision and Regulation...............................................   75
Management of the Holding Company........................................   86
Management of Home Savings...............................................   86
Description of Capital Stock.............................................   95
Anti-Takeover Provisions Affecting the Holding Company
 and Home Savings........................................................   97
The Conversion...........................................................  102
Legal Opinions...........................................................  116
Experts..................................................................  116
Registration Requirements................................................  116
Additional Information...................................................  117
Index to Consolidated Financial Statements...............................  118

Until ________________, 1996, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect
================================================================================

================================================================================


                                     Up To
                                407,330 Shares




                             CENTURY BANCORP, INC.
                        (Proposed Holding Company for
                              Home Savings, SSB)





                                 Common Stock





                                  PROSPECTUS



                           Trident Securities, Inc.




                            ________________, 1996





================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         Set forth below is an estimate of the amount of fees and expenses (other than fees and commissions payable to the selling agent) to be incurred in connection with the issuance and distribution of the shares.

         Registration and Filing Fees...........................................................  $22,000
         Postage and Printing...................................................................   50,000
         Accounting Fees and Expenses...........................................................   50,000
         Fees and Expenses Payable to Appraiser and Business Plan Consultant....................   36,000
         Legal Fees.............................................................................  125,000
         Sales Agent Expenses...................................................................   40,000
         Conversion Data Processing.............................................................    8,000
         Stock Transfer Agent Fees and Costs of Stock Certificates..............................   10,000
         Miscellaneous..........................................................................   27,000
                                                                                                 --------
                                                                                                 $368,000
                                                                                                 ========

Item 14.  Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation provide that, to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Registrant or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Registrant's By-laws state that any person who at any time serves or has served as a director, officer, employee or agent of the Registrant, or any such person who serves or has served at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against liability and litigation expense arising out of such status or activities in such capacity. "Liability and litigation expense" shall include costs and expenses of litigation (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

         Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

         Sections 55-8-52 and 55-8-26 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

         In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

         The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

Item 15.  Recent Sales of Unregistered Securities.

         In July, 1996, Registrant sold one share of common stock, no par value per share, to James G. Hudson, Jr. for an aggregate purchase price of $10.00. Such sale was exempt from registration under Section 4(2) of Securities Act of 1933.

Item 16.  Exhibits.

         The following exhibits and financial statement schedules are filed herewith or will, as noted, be filed by amendment.

(a) Exhibits

 Exhibit No.
(Per Exhibit
  Tables in
 Item 601 of
Regulation S-K)                    Description
--------------                     -----------
       1.1               Engagement letter dated May 23, 1996 between Home Savings, SSB and
                         Trident Securities, Inc.*

       1.2               Revised Form of Sales Agency Agreement among Century Bancorp,
                         Inc., Home Savings, SSB and Trident Securities, Inc.

       2.1               Revised Amended and Restated Plan of Holding Company Conversion
                         of Home Savings, SSB*

       3.1               Articles of Incorporation of Century Bancorp, Inc.*

       3.2               Bylaws of Century Bancorp, Inc.*

       4.1               Forms of Stock Certificate for Century Bancorp, Inc. and Home Savings,
                         Inc., SSB*

       5.1               Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as
                         to legality of securities to be registered hereby*

       8.1               Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as
                         to federal and state tax consequences*

       8.2               Opinion of JMP Financial, Inc. as to the value of subscription rights*

       10.1              Letter Agreement dated April 10, 1996 between Home Savings, SSB and
                         JMP Financial, Inc. for appraisal services*

       10.2              Form of Employment Agreement to be entered into between Home
                         Savings, Inc., SSB and James G. Hudson, Jr.*

       10.3              Forms of Special Termination Agreements to be entered into between
                         Century Bancorp, Inc. and John E. Todd and Drema A. Michael*

       10.4              Forms of Employee Stock Ownership Plan and Trust of Home Savings,
                         Inc., SSB*


       10.5              Form of the Management Recognition Plan of Home Savings, Inc., SSB
                         if the Plan is adopted and approved by the stockholders of Century
                         Bancorp, Inc. within one year after the conversion of Home Savings,
                         SSB to stock form*

       10.6              Form of Registrant's Stock Option Plan and Trust if the Plan and Trust
                         are adopted and approved by the stockholders of Century Bancorp, Inc.
                         within one year after the conversion of Home Savings, SSB to stock form*

       10.7              Revised Form of Home Savings, SSB Severance Plan*

       10.8              Form of Capital Maintenance Agreement between Century Bancorp, Inc.
                         and Home Savings, Inc., SSB*

       24.1              Consent of Dixon, Odom & Co., L.L.P.

       24.2              Consent of JMP Financial, Inc.

       24.3              Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

       28.1              Appraisal Report of JMP Financial, Inc. as of July 18, 1996*

       28.2              Appraisal Update Report of JMP Financial, Inc. as of September 23,
                         1996*

       28.3              Appraisal Update Report #2 of JMP Financial, Inc. as of October 22,
                         1996

       28.4              Form of Stock Order Form*

*Filed previously.

         (b)  Financial Statement Schedules

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of North Carolina, on the 31 day of October, 1996.

                                       CENTURY BANCORP, INC.

                                       By:  /s/ James G. Hudson, Jr.
                                            ------------------------
                                            James G. Hudson, Jr.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:  October 31, 1996                      By:      /s/ James G. Hudson, Jr.
                                                      --------------------------------------------
                                                      James G. Hudson, Jr., President and Director
                                                      (Chief Executive Officer and Treasurer)

Date:  October 31, 1996                      By:      /s/ Drema A. Michael
                                                      -------------------------------------------
                                                      Drema A. Michael, Secretary and Assistant
                                                      Treasurer (Principal Accounting Officer and
                                                      Principal Financial Officer)

Date:  October 31, 1996                      By:      /s/ John R. Hunnicutt
                                                      ---------------------------
                                                      John R. Hunnicutt, Director

Date:  October 31, 1996                      By:      /s/ F. Stuart Kennedy
                                                      ---------------------------
                                                      F. Stuart Kennedy, Director

Date:  October 31, 1996                      By:      /s/ Milton T. Riley Jr.
                                                      ------------------------------
                                                      Milton T. Riley, Jr., Director

                                INDEX TO EXHIBITS

Exhibit No.
(Per Exhibit
   Tables in
 Item 601 of                                                                                     Sequential
Regulation S-K)            Description                                                            Page  No.
---------------            -----------                                                           ----------

         1.1               Engagement letter dated May 23, 1996 between Home
                           Savings, SSB and Trident Securities, Inc.*

         1.2               Revised Form of Sales Agency Agreement among Century Bancorp, Inc.,
                           Home Savings, SSB and Trident Securities, Inc.

         2.1               Revised Amended and Restated Plan of Holding Company Conversion of
                           Home Savings, SSB*

         3.1               Articles of Incorporation of Century Bancorp, Inc.*

         3.2               Bylaws of Century Bancorp, Inc.*

         4.1               Forms of Stock Certificate for Century Bancorp, Inc. and
                           Home Savings, Inc., SSB*

         5.1               Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard,
                           L.L.P. as to legality of securities to be registered hereby*

         8.1               Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard,
                           L.L.P. as to federal and state tax consequences*

         8.2               Opinion of JMP Financial, Inc. as to the value of subscription rights*

         10.1              Letter Agreement dated April 10, 1996 between Home
                           Savings, SSB and JMP Financial, Inc. for appraisal services*

         10.2 Form of Employment Agreement to be entered into between Home Savings, Inc., SSB and James G. Hudson, Jr.*

         10.3              Forms of Special Termination Agreements to be entered into between Century Bancorp, Inc. and John E. Todd and Drema
                           A. Michael*

         10.4              Forms of Employee Stock Ownership Plan and Trust of Home
                           Savings, Inc., SSB*

Exhibit No.
(Per Exhibit
   Tables in
 Item 601 of                                                                                     Sequential
Regulation S-K)            Description                                                            Page  No.
---------------            -----------                                                           ----------

         10.5              Form of the Management Recognition Plan of Home
                           Savings, Inc., SSB if the Plan is adopted and approved
                           by the stockholders of Century Bancorp, Inc. within one year after the conversion of Home Savings, SSB to stock form*

         10.6              Form of Registrant's Stock Option Plan and Trust if the Plan
                           and Trust are adopted and approved by the stockholders of
                           Century Bancorp, Inc. within one year after the conversion of
                           Home Savings, SSB to stock form*

         10.7              Revised Form of Home Savings, SSB Severance Plan*

         10.8              Form of Capital Maintenance Agreement between Century
                           Bancorp, Inc. and Home Savings, Inc., SSB*

         24.1              Consent of Dixon, Odom & Co., L.L.P.

         24.2              Consent of JMP Financial, Inc.

         24.3              Consent of Brooks, Pierce, McLendon, Humphrey & Leonard,
                           L.L.P.

         28.1              Appraisal Report of JMP Financial, Inc. as of July 18, 1996*

         28.2              Appraisal Update Report of JMP Financial, Inc. as of September 23, 1996*

         28.3              Appraisal Report of JMP Financial, Inc. as of October 22, 1996

         28.4              Form of Stock Order Form*

*Filed previously.